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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A (Rule 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A)
OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
PDS GAMING CORPORATION
(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.01
(2)	Aggregate number of securities to which transaction applies:
2,710,550 shares of common stock, par value $0.01 per share (does not include shares of common stock issuable upon exercise of options that are being retired in connection with the proposed transaction).

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The transaction value was based upon the sum of (a) the product of 2,710,550 common shares and the total cash merger consideration of $2.75 per share, and (b) the difference between (i) the product of $2.61 and the 155,700 common shares subject to outstanding stock options for which the exercise price per share is less than $2.61 and (ii) the product of the weighted average exercise price per share of such stock options and the number of such shares. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the amount of the filing fee was determined by multiplying $0.0001267 by the amount calculated pursuant to the preceding sentence.

	(4)	Proposed maximum aggregate value of transaction: $7,549,145
	(5)	Total fee paid: $956.48*
☒	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:
* Fee was paid in connection with the filing of the Schedule 13E-3 on June 10, 2004.
Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

PDS GAMING CORPORATION
6171 MCLEOD DRIVE
LAS VEGAS, NEVADA 89120

A MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

August 24, 2004

Dear Shareholder:

        You are cordially invited to attend a special meeting of shareholders of PDS Gaming Corporation, a Minnesota corporation ("PDS"), which will be held on September 23, 2004, beginning at 3:00 p.m. at the Alexis Park Hotel, 375 E. Harmon Avenue, Las Vegas, Nevada.

        At the meeting, you will be asked to vote upon a proposal to approve the Agreement and Plan of Merger, dated as of April 14, 2004, among PDS, PDS Holding Co., Inc., a Nevada corporation ("PDSH"), and PDS Acquisition Sub, LLC, a Nevada limited liability company of which PDSH is the sole member ("PDSA"). PDSH is owned by Johan P. Finley, our Chairman and Chief Executive Officer, and a revocable family trust of which he and Lona M. B. Finley, Mr. Finley's spouse and our Executive Vice President, Secretary and a Director, are the sole trustees and beneficiaries (the "Trust"). PDSH, Mr. and Mrs. Finley and the Trust (collectively, the "Continuing Shareholders"), as of the record date for the special meeting, owned approximately 30.48% of the issued and outstanding shares of PDS (including 60,200 shares held by Mr. and Mrs. Finley in a custodial or fiduciary capacity for their minor children (the "Custodial Shares")). Under that agreement, PDSA will be merged with PDS, with PDS as the surviving corporation. Prior to completion of the merger, the other Continuing Shareholders will transfer to PDSH all of the issued and outstanding PDS common stock owned by them. Upon completion of the merger, each issued and outstanding share of PDS common stock, other than shares held by PDSH, and by shareholders who exercise their dissenters' rights, will be entitled to receive upon consummation of the merger $1.25 in cash and a nontransferable deferred cash payment right in the aggregate amount of $1.50 (subject to present value discount in the event of prepayment), without interest and less withholding taxes, if any. This merger consideration represents (without applying a present value or any other form of discount to the deferred payments) a premium of (i) approximately 132%, 47% and 21%, respectively, above the average market prices for our common stock during the six-, 12- and 18-month periods ending on February 21, 2003, the last full trading day before this proposal was publicly announced, and (ii) approximately 28.5% above the net book value per share of our common stock as of December 31, 2002, the end of the fiscal year immediately preceding the announcement of this proposal. After the merger, PDSH will be the sole shareholder of PDS. Therefore, all other shareholders of PDS will not participate directly in any future earnings or growth of PDS.

APPROVAL OF THE MERGER AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF HOLDERS OF (A) A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK AND (B) A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK NOT OWNED BY THE CONTINUING SHAREHOLDERS (EXCLUDING FOR THIS PURPOSE THE CUSTODIAL SHARES AS SHARES OWNED BY THE CONTINUING SHAREHOLDERS). OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE YOUR SHARES IN FAVOR OF ADOPTING THE MERGER AGREEMENT. A FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER. IF WE DO NOT OBTAIN THE REQUISITE MAJORITIES, THE MERGER AGREEMENT WILL NOT BE APPROVED AND YOU WILL NOT RECEIVE $1.25 IN CASH PER SHARE AND DEFERRED PAYMENT RIGHTS IN THE AGGREGATE AMOUNT OF $1.50 PER SHARE.

        Details of the merger are discussed in the enclosed Proxy Statement, the forepart of which includes certain questions and answers relating to the proposed transaction as well as a summary of the principal terms. Please read these materials carefully. A special committee of our board of directors, consisting of the three directors who are neither employees of PDS nor affiliated with PDSH or any of its stockholders, has unanimously recommended to PDS's board of directors that the merger be approved. The special committee engaged The Seidler Companies Incorporated ("Seidler") to act as its financial advisor. Seidler rendered its opinion that the merger consideration per share is fair from a financial point of view to PDS's unaffiliated shareholders. The opinion of Seidler is attached as Annex B to the enclosed Proxy Statement.

        The special committee and the board of directors believe that the terms of the merger are fair to PDS's unaffiliated shareholders and unanimously recommend that the shareholders approve the merger.

IT IS VERY IMPORTANT TO US THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING, WHETHER OR NOT YOU PLAN TO ATTEND PERSONALLY. THEREFORE, YOU SHOULD COMPLETE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE PAID ENVELOPE OR VOTE BY TELEPHONE BY CALLING THE TOLL FREE TELEPHONE NUMBER ON YOUR PROXY CARD OR VIA THE INTERNET AT THE WEBSITE INDICATED ON YOUR PROXY CARD. ANY OF THESE ACTIONS WILL ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING. A FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER.

                      Sincerely,

                      Johan P. Finley
                      Chairman

PDS GAMING CORPORATION

 NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON SEPTEMBER 23, 2004

        A special meeting of shareholders of PDS Gaming Corporation, a Minnesota corporation ("PDS" or the "Company"), will be held at the Alexis Park Hotel, 375 E. Harmon Avenue, Las Vegas, Nevada on September 23, 2004, at 3:00 p.m., local time, for the following purposes:

  A.
  To consider and vote on a proposal to approve the Agreement and Plan of Merger by and among PDS, PDS Holding Co., Inc., a Nevada corporation ("PDSH"), and PDS Acquisition Sub, LLC, a Nevada limited liability company ("PDSA"), pursuant to which PDSA will be merged with and into PDS and each shareholder of PDS (other than PDSH and other than shareholders who are entitled to and have perfected their dissenters' rights) will become entitled to receive upon the consummation of the merger $1.25 in cash and a nontransferable deferred payment right in the aggregate amount of $1.50 (subject to present value discount in the event of prepayment) for each outstanding share of common stock, $.01 par value, of PDS owned immediately prior to the effective time of the merger. A copy of the Agreement and Plan of Merger dated as of April 14, 2004 is attached as Annex A to and is described in the accompanying Proxy Statement.

  B.
  To consider and act upon such other matters as may properly come before the special meeting or any adjournment(s) or postponement(s) thereof.

        The Board of Directors has fixed August 13, 2004 as the record date for determining the shareholders entitled to receive notice of and to vote at the meeting.

SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. IF YOU PLAN TO ATTEND, PLEASE CHECK THE BOX PROVIDED ON THE ENCLOSED PROXY CARD.

YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD, OR VOTE VIA THE INTERNET OR BY TELEPHONE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

                      By Order of the Board of Directors

                      Lona M.B. Finley
                      Secretary

August 24, 2004
LAS VEGAS, NEVADA

Please do not send your PDS common stock certificates to us at this time. If the merger is completed, you will be sent instructions regarding surrender of your certificates.

PDS GAMING CORPORATION
6171 MCLEOD DRIVE
LAS VEGAS, NEVADA 89120

PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS

SEPTEMBER 23, 2004

INTRODUCTION

        We are furnishing this Proxy Statement in connection with the solicitation by the Board of Directors of PDS Gaming Corporation, a Minnesota corporation (the "Company"), of proxies from the holders of the Company's issued and outstanding shares of common stock, $.01 par value per share, to be exercised at a Special Meeting of Shareholders to be held on September 23, 2004 at the Alexis Park Hotel, 375 E. Harmon Avenue, Las Vegas, Nevada at 3:00 p.m. local time, and any adjournment(s) or postponement(s) of such meeting, for the purposes set forth in the accompanying Notice of Special Meeting of Shareholders.

        This Proxy Statement and enclosed form of proxy are first being mailed to the shareholders of the Company on or about August 24, 2004.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

i

PDSH's And The Other Continuing Shareholders' Position As To The Fairness Of The Merger	35
Financing The Merger; Sources Of Funds	38
Risks That The Merger Will Not Be Completed	39
Considerations Relating To The Proposed Merger	40
Material Federal Income Tax Consequences Of The Merger	40
Interests Of Executive Officers And Directors In The Merger	42
Plans Or Proposals After The Merger	43
Comparative Market Price Data	44
Dividends	44
Provisions For Unaffiliated Shareholders	44
COMPANY SELECTED CONSOLIDATED FINANCIAL INFORMATION	45
PDSH FINANCIAL INFORMATION	47
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	48
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	49
THE MERGER AND THE MERGER AGREEMENT	49
Purpose And Structure Of The Merger	49
Effective Time Of The Merger	50
Consideration To Be Received By Our Shareholders	50
Payment Of Merger Consideration And Surrender Of Stock Certificates	51
Solicitation Of Proxies; Expenses Of Solicitation	52
Articles Of Incorporation And Bylaws; Directors And Officers Of The Surviving Corporation	52
Treatment Of Stock Options	52
Estimated Fees And Expenses Of The Merger	53
Accounting Treatment	53
Litigation Relating To The Merger	53
Principal Covenants Contained In The Merger Agreement	54
Indemnification	58
Representations And Warranties In The Merger Agreement	59
Conditions To The Merger	60
Termination Of The Merger Agreement	60
DISSENTERS' RIGHTS	62
REGULATORY APPROVALS	65
INDEPENDENT AUDITORS	65
WHERE YOU CAN FIND MORE INFORMATION	65
INCORPORATION BY REFERENCE	66
OTHER MATTERS	66
INFORMATION ABOUT SHAREHOLDER PROPOSALS	67
Annex A	Agreement and Plan of Merger
Annex B	Opinion of The Seidler Companies Incorporated
Annex C	Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act

ii

SUMMARY TERM SHEET

        The following summary briefly describes the principal terms of the proposed merger of PDS Gaming Corporation, a Minnesota corporation ("PDS," "we," "us," "our" or the "Company"), with PDS Acquisition Sub, LLC ("PDSA"), a Nevada limited liability company and wholly owned subsidiary of PDS Holding Co., Inc., a Nevada corporation ("PDSH"). While this summary describes the material aspects that you should consider when evaluating the merger, this proxy statement contains a more detailed description of these topics. We encourage you to read carefully this proxy statement and its annexes, as well as the other documents to which we refer you, before voting. In this summary, we have included section and page references to direct you to a more complete description of the topics described in this summary.

Time, Place, And Date Of The Special Meeting (Page 14)

        The special meeting of our shareholders will be held on September 23, 2004, at 3:00 p.m., local time, at the Alexis Park Hotel, 375 E. Harmon Avenue, Las Vegas, Nevada.

Purpose Of The Special Meeting (Page 14)

        At the special meeting you will be asked to (i) consider and vote on a proposal to approve the merger agreement, dated April 14, 2004, which is attached to this proxy statement as Annex A, and the underlying merger, and (ii) vote on such other business as may be properly presented for action at the special meeting or any adjournment(s) or postponement(s) of the special meeting. If the merger agreement and the merger are approved, and the merger is consummated, your shares will be converted into the right to receive upon consummation of the merger (i) $1.25 per share in cash, and (ii) deferred cash payment rights representing the nontransferable right to receive an additional $0.50 per share on each of the first three anniversaries of the consummation of the merger (or a specified lesser amount in the event that PDS exercises its prepayment right with respect thereto), without interest and less withholding taxes, if any.

Record Date; Voting At The Meeting; Quorum (Page 15)

        The board has fixed the close of business on August 13, 2004, as the record date for the special meeting. You will be entitled to vote at the special meeting only if you are a shareholder of record as of the close of business on August 13, 2004.

        You will be entitled to one vote per share. The presence, in person or by proxy, of the holders of shares representing at least a majority of the outstanding common stock is required for a quorum for the transaction of business at the special meeting.

Required Vote (Page 15)

        Under Minnesota law, the merger must be approved by the affirmative vote of the holders of a majority of the outstanding Common Stock, $0.01 par value per share, which is the Company's only outstanding class of capital stock. In addition, although not required by Minnesota law, the merger agreement requires that a majority of the outstanding shares of common stock not owned by PDSH, Johan P. Finley, Lona M. B. Finley or the revocable family trust described below under "Summary Term Sheet—The Parties" (collectively, the "Continuing Shareholders"), excluding for this purpose as shares owned by the Continuing Shareholders the 60,200 shares of common stock held by Mr. and Mrs. Finley in a custodial or fiduciary capacity for their minor children (the "Custodial Shares"), approve the merger. As of the record date, there were 3,812,222 shares of PDS common stock outstanding, of which 1,101,672 were held by the Continuing Shareholders (exclusive of the Custodial Shares). A total of not less than 1,355,276 shares of the 2,710,550 shares of our common stock not owned by the Continuing Shareholders (excluding for this purpose the Custodial Shares), and 1,906,112 shares of our total outstanding common stock, must be voted in favor of the merger in order for it to be approved.

        Pursuant to the merger agreement, PDSH has agreed to vote, and to cause the other Continuing Shareholders to vote, in favor of the merger. The Continuing Shareholders will, at the time of the special meeting, own and be entitled to vote a total of 1,161,872 shares of common stock (including the Custodial Shares) representing approximately 30.48% of the issued and outstanding shares of common stock. In addition, all of the Company's directors and executive officers who own shares of common stock have indicated that they intend to vote in favor of the merger. These individuals, other than Johan P. Finley and Lona M. B. Finley, who are holders of beneficial interests in PDSH, own and are entitled to vote in the aggregate 21,707 shares of common stock, which, together with the shares owned by the Continuing Shareholders at the time of the special meeting (including the Custodial Shares), represents approximately 31.0% of the issued and outstanding shares of common stock.

The Parties (Page 13)

  PDS Gaming Corporation
  6171 McLeod Drive
  Las Vegas, Nevada 89120
  Telephone: (702) 736-0700

        We were incorporated under the laws of the State of Minnesota in 1988, and are a company that finances, leases and remarkets gaming equipment to the casino industry.

  PDS Holding Co., Inc.
  6171 McLeod Drive
  Las Vegas, Nevada 89120
  Telephone: (702) 736-0700

        PDSH was formed by Johan P. Finley, the Company's Chairman and Chief Executive Officer, as a Nevada limited liability company on May 23, 2003, and was converted into a Nevada corporation on April 30, 2004. PDSH is wholly owned by Mr. Finley, and a revocable family trust of which Mr. Finley and his spouse, Lona M. B. Finley, our Executive Vice President, Secretary and a Director, are the sole trustees and beneficiaries (the "Trust"). Both Mr. and Mrs. Finley are parties to the transaction. In addition, Mr. Finley has entered into an agreement to grant to Peter D. Cleary, our President, Treasurer, Chief Financial Officer, a Director and a party to the transaction, two options, covering shares of the common stock of PDSH owned by Mr. Finley, that are exercisable into an aggregate of 20% of the issued and outstanding shares of common stock of PDSH. PDSH was formed for purposes of effectuating the merger transaction, and has conducted no business activity other than in connection with its potential acquisition of PDS. The address for Mr. and Mrs. Finley and Mr. Cleary is c/o PDS Holding Co., Inc., 6171 McLeod Drive, Las Vegas, Nevada 89120.

  PDS Acquisition Sub, LLC
  6171 McLeod Drive
  Las Vegas, Nevada 89120
  Telephone: (702) 736-0700

        PDSA, a Nevada limited liability company and wholly owned subsidiary of PDSH that was formed on May 29, 2003, was created solely for the purpose of effecting the merger. In the merger, PDSA will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of PDSH.

Certain Effects Of The Merger (Page 24)

        The merger constitutes a "going private" transaction under the U.S. federal securities laws. Prior to the merger, the other Continuing Shareholders will transfer all of their shares of PDS common stock to PDSH. Following the merger, (i) we will be the surviving corporation of the merger, and all of our capital stock will be owned directly by PDSH and indirectly by Johan P. Finley and the Trust, (ii) our common stock will no longer be publicly traded or quoted on the Nasdaq SmallCap Market, and (iii) we will no longer be required to file periodic and other reports with the United States Securities and Exchange Commission, or SEC, and will formally terminate our reporting obligations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As a result of the merger, our shareholders other than PDSH will be entitled to receive upon consummation of the merger cash in the amount of $1.25 per share owned by them and nontransferable rights to deferred cash payments in the aggregate amount of an additional $1.50 (subject to a specified present value discount in the event of prepayment) per share owned by them, and will no longer have any direct interest in us, including our future earnings or growth, if any.

Recommendation Of The Special Committee (Page 25)

        A special committee of our board of directors considered the proposed merger transaction and negotiated the definitive agreements related to the merger. The special committee unanimously recommended to our board of directors that it adopt and approve the merger agreement and the merger. Some of the factors considered by the special committee, which led the special committee to conclude that the merger is the best available alternative to bring value to our unaffiliated shareholders, include:

  •
  the low price of our common stock and the relationship of the merger consideration payable over three years (without applying a present value or any other form of discount to the deferred payments of $1.50 per share) to (i) the market price of our common stock for a substantial period of time prior to the announcement in February 2003 of the proposal for this transaction, as well as (ii) the lower values of the Company's common stock implied in transactions agreed to be conducted by PDSH, Johan P. Finley and the Trust with respect to the common stock of PDS and PDSH;

  •
  the substantial expenses and devotion of management time associated with the Company being publicly held, particularly in light of the enactment of the federal Sarbanes-Oxley Act of 2002;

  •
  the lack of significant trading volume in the Company's common stock for an extended period of time, as a result of which our shareholders would have difficulty selling any significant number of shares without adversely affecting the market price;

  •
  the results of (i) the Company's preliminary exploration of strategic alternatives during the period from May 2002 to October 2002, and the Company's more structured approach commencing in October 2002 to seeking a strategic alternative that would enhance shareholder value, which included the Company's engagement of the investment banking firm of Libra Securities, LLC ("Libra"), during the period from October 2002 to February 2003, to act as the Company's exclusive financial advisor with respect to an identified potential merger opportunity, neither of which initiatives resulted in any firm offers to purchase the Company; and (ii) the public announcement in February 2003 of the proposal for this transaction, which did not result in any indications of interest or firm offers to purchase the Company;

  •
  the provisions of the merger agreement, including the "fiduciary out" provisions contained therein that allow the Company to terminate the merger agreement, subject to the payment to PDSH of a termination fee, in the face of a superior takeover proposal from a third party, and the limited number of conditions to PDSH's obligations under the merger agreement;

  •
  the reasonable likelihood of the consummation of the transactions contemplated by the merger agreement as a result of, among other things, the financing commitment obtained by PDSH from a group of lenders led by Cochran Road, LLC (collectively, the "Lender") in the principal amount of $5,500,000; and

  •
  the opinion of The Seidler Companies Incorporated ("Seidler"), the financial advisor retained by the special committee, that the merger consideration to be received by our shareholders other than PDSH and the other Continuing Shareholders is fair, from a financial point of view, to these shareholders.

Board Of Directors' Recommendation To Shareholders (Page 25)

        In May 2002, the Company's board of directors directed Johan P. Finley, our Chairman and Chief Executive Officer, to commence the process of exploring the viability of strategic alternatives to the Company's continued existence as a stand-alone public company that would result in a liquidity event for the Company's shareholders or otherwise enhance shareholder value. In October 2002, the Company commenced a more structured approach to seeking a strategic alternative that would enhance shareholder value, which included retaining Libra to act as exclusive financial advisor to the Company in connection with an identified potential merger opportunity. The Company issued a press release on October 16, 2002 announcing its engagement of Libra and stating its interest in exploring a full range of strategic alternatives to enhance shareholder value, but the publication of this information did not result in any preliminary indications of interest or firm offers from any third parties. The Company terminated all discussions with respect to this potential merger opportunity in January 2003. The merger transaction currently being proposed is a direct result of the Company's inability, during the period from May 2002 to February 2003, to implement any such strategic alternative for its shareholders. Our board of directors, after consideration of the recommendation of the special committee, believes that the terms of the merger agreement and the merger are advisable and fair to and in the best interests of the public holders of our common stock and has concluded that the merger is the best currently available alternative to bring value to our unaffiliated shareholders. The board of directors accordingly recommends that you vote "FOR" the approval of the merger agreement.

        The three members of the special committee were the only three directors of our six-member board who have never been employees of the Company or affiliates of PDSH, and who did not have interests in the merger that are different from the interests of our shareholders generally (other than with respect to the receipt of funds from the Company in connection with the merger in consideration of the cancellation of certain Company stock options held by them). Johan P. Finley, our Chairman and Chief Executive Officer, Lona M. B. Finley, our Executive Vice President and Secretary, and Peter D. Cleary, our President, Treasurer and Chief Financial Officer, are the other three members of our board of directors, and the parties (collectively, the "Management Group") who have proposed to take PDS private.

        In reaching its conclusion to approve and recommend the merger agreement and the merger, our board of directors considered the following:

  •
  that the special committee, which consists of three directors appointed by our board of directors (who are not, and have never been, either employees of the Company or affiliates of PDSH) to represent solely the interests of our public shareholders, unanimously recommended that our board of directors approve the merger agreement and the merger;

  •
  the factors considered by our special committee; and

  •
  the more detailed analysis of these factors summarized on pages 25, 26, 27 and 28.

PDSH's And The Other Continuing Shareholders' Purpose, Reasons And Other Considerations For The Merger (Page 34)

        The Company's board has over a period of time considered various strategic alternatives for the purpose of increasing value for the Company's shareholders. In May 2002, the board charged Johan P. Finley, our Chairman and Chief Executive Officer, with the task of conducting a preliminary exploration of the strategic options available to the Company as alternatives to maintaining its status as a stand-alone public company. In October 2002, the board determined to more actively pursue a potential sale of the Company, as well as other strategic alternatives, and at that time the Company retained Libra to act as its exclusive financial advisor in connection with an identified potential merger opportunity. On October 16, 2002, the Company issued a press release announcing its engagement of Libra and stating the Company's interest in exploring a full range of strategic alternatives intended to maximize value for all shareholders. Johan P. Finley, Lona M. B. Finley and Peter D. Cleary, who are Continuing Shareholders or expect to otherwise hold an interest in PDSH and members of the Company's board as well as of our senior management, concurred with the board's determination and actively participated in this process.

        The Company's public announcement on October 16, 2002 of its engagement of Libra and its interest in exploring a full range of strategic alternatives did not result in any preliminary indications of interest or firm offers to acquire the Company. PDSH and the other Continuing Shareholders continue to believe that a sale of the Company is the best currently available method to provide liquidity for the Company's shareholders. In addition, in view of the Company's uncertain prospects for growth in profitability, they determined that at this time the merger, on the terms proposed, represents the best available method to maximize value for the Company's public shareholders. PDSH and the other Continuing Shareholders have informed us that they are engaging in the merger in order to facilitate the transfer of ownership of the Company to PDSH and the other Continuing Shareholders and to allow all other shareholders to receive the merger consideration for the following additional reasons:

  •
  the Company was unsuccessful in its attempts, during the period from May 2002 to February 2003, to create a liquidity event for all of the Company's shareholders, including the members of the Management Group;

  •
  for a substantial period of time prior to the announcement of this proposal in February 2003, PDS's common stock had been trading at a price that the Continuing Shareholders did not consider to be reflective of the fair value of the Company, whereas the $2.75 cash merger consideration payable over three years will provide our shareholders, other than PDSH and the other Continuing Shareholders, and shareholders perfecting their dissenters' rights, with a fair cash payment for their common stock;

  •
  the merger will allow the Company to eliminate the substantial legal, accounting and regulatory compliance efforts and expenses associated with being a publicly traded entity, including the enhanced requirements under the federal Sarbanes-Oxley Act of 2002; and

  •
  the Continuing Shareholders believe that, as a privately held entity, the Company will have increased flexibility in implementing various financing alternatives.

PDSH's And The Other Continuing Shareholders' Position As To The Fairness Of The Merger (Page 35)

        PDSH and the other Continuing Shareholders believe that the merger, and the consideration to be paid to the unaffiliated holders of our common stock in connection therewith, are fair to those shareholders. PDSH and the other Continuing Shareholders base their belief on, among other factors, the following:

  •
  the consideration to be paid to the unaffiliated holders of common stock in the merger represents (without applying a present value or any other form of discount to the deferred payments) a premium of approximately 132%, 47% and 21%, respectively, over the average closing price of the shares of common stock during the six-, 12- and 18-month periods ending on February 21, 2003, the last trading day preceding the announcement of the Management Group's offer;

  •
  the preliminary exploration of strategic alternatives conducted by the Company from May 2002 to October 2002, which did not result in any firm offers to purchase the Company, the more structured approach to seeking strategic alternatives followed by the Company from October 2002 to February 2003, which did not result in any preliminary indications of interest or firm offers to purchase the Company, and the public announcement in February 2003 of the proposal for this transaction, which did not produce any indications of interest from any potential purchasers; and

  •
  the more detailed factors that are summarized on pages 35, 36, 37 and 38.

Opinion Of Financial Advisor To The Special Committee (Page 29)

        Seidler, which served as financial advisor to the special committee, has delivered to the special committee a written opinion that, as of April 14, 2004, the merger consideration is fair, from a financial point of view, to our shareholders, other than PDSH and the other Continuing Shareholders. A copy of Seidler's opinion, which includes a discussion of the information reviewed, assumptions made and matters considered by Seidler, is attached to this proxy statement as Annex B. You should carefully read this opinion in its entirety, as well as the other information described under "Special Factors—Opinion of Financial Advisor to the Special Committee."

Consideration To Be Received By Our Shareholders (Page 50)

        Upon completion of the merger, our shareholders, other than PDSH and the other Continuing Shareholders and shareholders who have exercised their dissenters' rights, will be entitled to receive for each share of common stock owned by them (i) a cash payment of $1.25 and (ii) a nontransferable right to receive an additional $1.50 in aggregate deferred cash payments over the three year period commencing with the consummation of the merger, without interest. In addition, we are required to deduct withholding taxes, if any. In the event that PDS exercises its right of prepayment with respect to the deferred cash payments, the amounts to be paid will be subject to a specified present value discount.

Treatment Of Stock Options (Page 52)

        We have issued options exercisable to purchase our common stock to a number of employees under our employee stock plans. We have also issued options to our independent directors. Each such option to purchase shares of our common stock, whether or not then exercisable or vested, will become fully exercisable and vested immediately prior to the effective time of the merger. At the closing of the merger, each outstanding option to purchase shares of our common stock will be cancelled and in consideration of such cancellation, holders of the options will be entitled to receive an amount in respect of each option equal to the product of (i) the excess, if any, of $2.61 over the exercise price per share of the option, and (ii) the number of shares of common stock subject to the option (net of taxes, if any).

Security Ownership Of Certain Beneficial Owners And Management (Page 48)

        On August 13, 2004, the record date for determining the shareholders entitled to notice of, and to vote at, the special meeting and any adjournment(s) or postponement(s) thereof, the Continuing Shareholders owned and were entitled to vote 1,161,872 shares of our common stock (including the Custodial Shares), representing approximately 30.48% of the outstanding common stock on that date. On the record date, our directors and executive officers (other than the Continuing Shareholders) and their associates and affiliates owned and were entitled to vote 21,707 shares of our common stock (not including shares issuable upon the exercise of options). See "Information Concerning the Special Meeting—Required Vote" below.

        Pursuant to the merger agreement, PDSH has agreed to vote, and to cause the other Continuing Shareholders to vote, in favor of the merger. Also, all of our other directors and executive officers who are not Continuing Shareholders and who own common stock have informed us that they intend to vote in favor of the merger. Together with the Continuing Shareholders (including Mr. and Mrs. Finley in their capacity as custodians and trustees for their minor children), these shareholders represent in the aggregate approximately 31.0% of our outstanding common stock. See "Information Concerning the Special Meeting—Required Vote" below.

Financing The Merger; Sources Of Funds (Page 38)

        The aggregate consideration payable to our shareholders in the merger is approximately $7,454,013 (assuming that no shareholders perfect their dissenters' rights and that the Company does not exercise its prepayment right with respect to the deferred cash payments). PDSH has advised us that it has received a commitment letter from the Lender in the principal amount of $5,500,000, an amount in excess of the aggregate cash payment of approximately $3,388,188 to be made upon consummation of the merger to shareholders other than PDSH and the other Continuing Shareholders. In addition, the cost of cashing out existing stock options, estimated to be $95,132, and the transaction expenses of the parties unpaid to date or estimated to be incurred in the future in the aggregate amount of approximately $200,000, will be financed by the available cash of PDS or PDSH, as applicable, if the transaction is consummated. It is not a condition to PDSH's obligations under the merger agreement that the Lender advance the loan proceeds of $5,500,000 substantially on the terms of its commitment with PDSH or on other commercially reasonable terms. The advance of the loan by the Lender to PDSH is subject to the satisfaction of a number of conditions, including the execution and delivery of definitive loan documentation and the consummation of the merger. To date, PDSH has made no arrangements with any financing sources other than the Lender. See "Special Factors—Financing the Merger; Sources of Funds."

Interests Of Executive Officers And Directors In The Merger (Page 42)

        Certain of our directors and members of our management have interests in the merger that are different from, or in addition to, the interests of holders of our common stock generally. Two of our directors, Johan P. Finley and Lona M. B. Finley, who are members of the Management Group and Continuing Shareholders, have agreed to forego the amounts otherwise owing to them in connection with the cancellation of their employee stock options following the merger. They will also have an indirect continuing ownership interest in the surviving entity following completion of the merger. Peter D. Cleary, a Director and a member of the Management Group, will receive $9,420 in connection with the cancellation of his employee stock options following the merger. The parties anticipate that he will also have an indirect continuing ownership interest in the surviving entity following the merger, as the result of the options to acquire shares of PDSH common stock that Johan P. Finley has agreed to grant to him. James L. Morrell, Joel M. Koonce and Patrick R. Cruzen, the members of the special committee, will receive in connection with the cancellation of their directors' options following the merger, respectively, $15,150, $14,050, and $21,600. See "Special Factors—Interests of Executive Officers and Directors in the Merger."

Material Federal Income Tax Consequences Of The Merger (Page 40)

        The merger will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, each of our shareholders generally will realize taxable gain or loss as a result of the merger measured by the difference, if any, between the $2.75 per share total cash merger consideration and the adjusted tax basis of each share of our common stock owned by the shareholder. The full amount of the deferred cash payments, i.e., $1.50 per share, is considered for federal tax purposes to be received at the time that the merger takes place, not as and when the payments are in fact received by the shareholder, and without benefit of a market or any other form of discount. You should consult your own tax advisor about the particular tax consequences of the merger to you. For additional information regarding material U.S. federal income tax consequences of the merger to our shareholders, see "Special Factors—Material Federal Income Tax Consequences of the Merger."

Conditions To The Merger (Page 60)

        Under the terms of the merger agreement, we will complete the merger only if specific conditions are satisfied or waived, including the following:

  •
  the merger agreement and the merger shall have been approved by a majority of our outstanding shares and by a majority of our outstanding shares not owned by the Continuing Shareholders (excluding for this purpose as shares owned by the Continuing Shareholders the Custodial Shares);

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  the representations and warranties made in the merger agreement shall be true and correct on the closing date of the merger in all material respects;

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  neither we nor PDSH shall have breached in any material respect our respective obligations under the merger agreement;

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  dissenters' rights shall not have been exercised for more than 5% of the shares of PDS common stock; and

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  we shall have obtained all necessary governmental and third-party consents to the consummation of the merger.

Dissenters' Rights (Page 62)

        Under Minnesota law, you may dissent from the merger and related transactions and obtain payment for the fair value of your PDS shares as ultimately determined by a Minnesota state court. If you wish to exercise dissenters' rights, you must strictly follow the procedures set forth in Section 302A.473 of the Minnesota Business Corporation Act, including providing PDS with written notice of intent to demand fair value for your shares prior to the special meeting, and you must not vote your shares in favor of the merger and related transactions. A copy of the Minnesota law provisions describing these dissenters' rights is attached hereto as Annex C.

        It is a condition to PDSH's obligation to consummate the merger that dissenters' rights shall not have been exercised for more than 5% of the shares of PDS common stock, which condition may be waived by PDSH. Under Minnesota law, shareholders may notify the Company of their intention to exercise their dissenters' rights at any time prior to the special meeting, and therefore the number of shareholders seeking dissenters' rights will not be known until the time of the special meeting. As a result, there is a possibility that the merger will not be completed if shareholders owning more than 5% of the Company's common stock seek dissenters' rights, even if the merger agreement is approved at the special meeting by the requisite majority votes.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q:    WHEN AND WHERE WILL THE SPECIAL MEETING BE HELD?

A:    The special meeting will take place on September 23, 2004, at 3:00 p.m., local time, at the Alexis Park Hotel, 375 E. Harmon Avenue, Las Vegas, Nevada.

Q:    WHO IS ELIGIBLE TO VOTE?

A:    All shareholders of record as of the close of business on August 13, 2004.

Q:    WHAT AM I BEING ASKED TO VOTE UPON?

A:    You are being asked to vote to approve the merger agreement and the merger of PDS Acquisition Sub, LLC, a Nevada limited liability company and a wholly-owned subsidiary of PDSH Holding Co., Inc., a Nevada corporation ("PDSH"), with and into PDS Gaming Corporation, a Minnesota corporation ("PDS," "we," "us," "our" or the "Company"). Upon completion of the merger, PDS will be wholly owned by PDSH, which in turn will be wholly owned by Johan P. Finley and a revocable family trust (the "Trust") of which Mr. Finley and Lona M. B. Finley (collectively, along with Peter D. Cleary, the "Management Group") are the sole trustees and beneficiaries. (PDSH, Mr. and Mrs. Finley and the Trust are collectively referred to herein as the "Continuing Shareholders".)

Q:    HOW MANY VOTES DO I HAVE?

A:    You have one vote for each share of our common stock that you owned of record at the close of business on the record date, August 13, 2004.

Q:    WHAT VOTE IS REQUIRED TO APPROVE THE MERGER?

A:    For the merger to occur, the merger agreement and the merger must be approved by the holders of (i) a majority of the outstanding shares entitled to vote on the merger and (ii) a majority of such shares not owned by the Continuing Shareholders (excluding for this purpose as shares owned by the Continuing Shareholders the 60,200 shares owned by Mr. and Mrs. Finley in their capacity as custodians or trustees for their minor children).

Q:    WHAT WILL I RECEIVE IN THE MERGER?

A:    Each share of our common stock that you own will be converted upon consummation of the merger into (i) the right to receive $1.25 in cash, and (ii) a nontransferable right to receive deferred cash payments in the aggregate amount of $1.50 (subject to a present value discount if prepaid by PDS) over the three-year period commencing with the consummation of the merger, without interest and less withholding taxes, if any, unless you elect to exercise your dissenters' rights.

Q:    WHEN WILL I BE TAXED ON THE DEFERRED CASH PAYMENTS?

A:    You will be deemed to have received the total merger consideration of $2.75 per share, including the portion of such consideration consisting of $1.50 per share of deferred cash payments, in the year in which the merger takes place, not as and when the payments are in fact received by you, and without benefit of any form of discount. Accordingly, assuming that the merger takes place in calendar 2004, you will realize taxable gain or loss in your corresponding tax year measured by the difference, if any, between $2.75 and the adjusted tax basis of each share of common stock owned by you.

Q:    HOW DOES THE AMOUNT OF CASH PAYABLE IN THE MERGER COMPARE TO THE MARKET PRICE FOR OUR COMMON STOCK?

A:    The right to receive $1.25 in cash and deferred cash payments in the aggregate amount of $1.50 for each share represents (without applying a present value or any other form of discount to the deferred payments) a premium of approximately 132%, 47% and 21%, respectively, over the average closing price of our common stock during the six-, 12- and

18-month periods ending on February 21, 2003, the last full day of trading before the offer was announced. On that day, the closing sales price per share was $0.91. On August 23, 2004, the most recent practicable trading day prior to the date of mailing of this proxy statement, the closing sales price per share was $1.85.

Q:    DO PDSH AND PDS HAVE THE FINANCIAL RESOURCES TO PAY FOR THE COMMON STOCK?

A:    The aggregate cash consideration payable to our shareholders in the merger is approximately $7,454,013 (assuming that no shareholders perfect their dissenters' rights and PDS does not exercise its prepayment right). PDSH has advised us that it has received a commitment letter from a group of lenders led by Cochran Road, LLC (collectively, the "Lender") in the principal amount of $5,500,000, an amount in excess of the required initial cash payment to the shareholders of approximately $3,388,188. In addition, the cost of cancellation payments for existing stock options, estimated to be approximately $95,132, and the transaction expenses of the parties previously incurred and unpaid to date or estimated to be incurred in the future, in the aggregate amount of approximately $200,000, will be financed by the available cash of PDS and PDSH, as applicable, after the closing. If there is no closing, and the merger agreement is terminated, PDS will pay to PDSH the amount of the reasonable professional and advisory fees and other out-of-pocket expenses incurred by PDSH in connection with this transaction or its financing, to the extent not previously reimbursed to PDSH by PDS, subject to a maximum aggregate amount of $500,000. In addition, if the merger agreement is terminated based on specified types of transactions alternative to the merger transaction taking place, PDS's payment obligation will not be so limited and PDS will also be required to pay PDSH an additional $500,000 in termination fees. It is not a condition to PDS's obligations under the merger agreement that the Lender advance the loan proceeds of $5,500,000 to PDSH on substantially the terms of its commitment to PDSH or on other commercially reasonable terms. To date, PDS has not made financing arrangements with any source other than the Lender. PDS intends to fund payments due under the deferred payment rights, which mature on each of the first three anniversaries of the closing of the merger, through cash flows from operations. In the event that the Company does not for any reason make such payments as and when due, the holders of these rights will be general unsecured creditors of the Company with respect to the amount thereof.

Q:    WHY IS THE BOARD OF DIRECTORS RECOMMENDING THE MERGER?

A:    A special committee, consisting of the three members of our board of directors who are not, and have never been, employees of the Company or affiliated with PDSH, considered the proposed merger and the merger agreement. Following its consideration of a number of factors, the special committee unanimously recommended that our board of directors approve the merger agreement and the merger. The full board of directors also considered the various factors considered by our special committee and has determined that the merger agreement and the merger are advisable and fair to and in the best interests of our unaffiliated shareholders. A more complete description of the reasons for the merger can be found beginning on page 25.

Q:    WHY WAS THE SPECIAL COMMITTEE FORMED?

A:    Because two of the six members of our board of directors are Continuing Shareholders, and another member is expected to hold a derivative securities position in PDSH prior to the consummation of the merger, our board of directors formed a special committee of the three remaining directors to represent your interests in evaluating and negotiating the merger agreement. The members of the special committee, James L. Morrell, Joel M. Koonce and Patrick R. Cruzen, are not, and have never been, employees of ours or affiliated with PDSH. The special committee selected and retained independent legal and financial advisors to assist it in its consideration of the proposed merger and the merger agreement. You can find further details about the special committee beginning on page 14.

Q:    DID THE SPECIAL COMMITTEE SOLICIT ANY OTHER OFFERS AFTER THE MANAGEMENT GROUP MADE ITS OFFER?

A:    The letter of intent, dated February 23, 2003, among the members of the Management Group and the Company contained, and the merger agreement between the Company and PDSH contains, an exclusivity provision that prohibits the Company from soliciting offers or proposals alternative to the proposal of the Management Group. The special committee concluded that it was reasonable to accept this provision, both at the time the Company entered into the letter of intent and at the time that the Company entered into the merger agreement, in light of (i) PDS's preliminary exploration of strategic alternatives during the period from May 2002 to October 2002, (ii) PDS's more structured approach, commencing in October 2002, to seeking strategic alternatives to enhance shareholder value, which included the Company's retention of Libra Securities, LLC ("Libra") to advise it on an identified potential merger opportunity, neither of which initiatives resulted in any firm offers to purchase the Company, and (iii) the public announcement of this proposal in February 2003, including the price to be paid, which did not result in any new prospective purchasers approaching the Company or Libra.

Q:    WHAT WAS THE OPINION OF THE FINANCIAL ADVISOR?

A:    The special committee considered the opinion of its financial advisor, The Seidler Companies Incorporated ("Seidler"). Seidler presented to the special committee a written opinion to the effect that, as of April 14, 2004, the date of its opinion, based upon the assumptions made, matters considered and limitations of review described in the written opinion, the merger consideration is fair, from a financial point of view, to our shareholders other than PDSH and the other Continuing Shareholders.

Q:    HOW DO I CAST MY VOTE?

A:    You may cast your vote in any of the following four ways:

  •
  Voting by mail. By completing the accompanying proxy card and returning it in the enclosed envelope.

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  Voting by Internet. Visit the website noted on your proxy card to vote via the Internet. Internet voting is available 24 hours a day.

  •
  Voting by telephone. By using the toll free telephone number shown on the proxy card. Telephone voting is also available 24 hours a day.

  •
  Voting in person. By appearing and voting in person at the special meeting.

        If your shares are held in "street name," which means that your shares are held in the name of a bank, broker or other financial institution instead of in your own name, you must either direct the financial institution as to how to vote your shares or obtain a proxy from the financial institution to vote at the special meeting.

Q:    MAY I CHANGE MY VOTE?

A:    Yes. You may change your vote by following any of these procedures. If you are a shareholder "of record," meaning that your shares are registered in your name, then in order for you to revoke your proxy, you must:

  •
  Submit another proxy by telephone, Internet or another written proxy card;

  •
  send a letter revoking your proxy to us at the address of the Company indicated on page 13, Attention: John J. Tipton, Esq.; or

  •
  attend the special meeting, notify us in writing that you are revoking your proxy and then vote in person.

        If you are not a holder of record but you are a "beneficial holder," meaning that your shares are registered in another name (for example in "street name"), you must follow the procedures required by the holder of record, which is usually a brokerage firm or bank, to revoke a proxy. You should contact the holder of record directly for more information on these procedures.

Q:    HOW DO I CAST MY VOTE IN PERSON?

A:    If you plan to attend the special meeting and wish to cast your vote in person, we will give you a ballot when you arrive. If your shares are held in "street name" and you want to be admitted to the meeting, you must bring an account statement or letter from the brokerage firm or bank showing that you were the beneficial owner of the shares on August 13, 2004, the record date for determining which of our shareholders are entitled to notice of, and to vote at, the meeting. However, if you want to vote your shares that are held in street name, you must also obtain a "legal proxy" from the holder of record and present it at the special meeting.

Q:    SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A:    No.    If the merger is completed, you will receive written instructions for exchanging your stock certificates for the merger consideration.

Q:    WHO SHOULD I CONTACT IF I HAVE ANY QUESTIONS?

A:    If you have any questions about the special meeting or your ownership of our common stock or the merger and the related transactions, please contact:

Integrated Corporate Relations, Inc.
450 Post Road East
Westport, Connecticut 06880
Telephone: (203) 682-8200
Attention: Don Duffy
dduffy@icrinc.com

THE PARTIES

        PDS Gaming Corporation, a Minnesota corporation ("PDS", "we", "us", "our" or the "Company"), is a company that finances, leases and remarkets gaming equipment to the casino industry. A detailed description of the Company's business and financial results is contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, which is incorporated by reference in this proxy statement. The Company's principal executive offices are located at 6171 McLeod Drive, Las Vegas, Nevada 89120, and its telephone number is (702) 736-0700.

        PDS Holding Co., Inc. ("PDSH"), was formed by Johan P. Finley as a Nevada limited liability company on May 23, 2003, and was converted into a Nevada corporation on April 30, 2004. PDSH is wholly owned by Johan P. Finley, our Chairman and Chief Executive Officer, and a revocable family trust of which Mr. Finley and his spouse, Lona M. B. Finley, our Executive Vice President, Secretary and a Director, are the sole trustees and beneficiaries (the "Trust"). Mr. Finley owns 75% and the Trust owns 25% of the issued and outstanding shares of common stock of PDSH. Both Mr. and Mrs. Finley (together with PDSH and the Trust, the "Continuing Shareholders") are parties to the transaction. Prior to the consummation of the merger, (i) Mrs. Finley will transfer to the Trust 208,086 shares of the PDS common stock owned by her (representing all of the shares of PDS common stock owned by her and not held in a custodial or fiduciary capacity for her minor children); (ii) Mr. Finley will transfer to the Trust 67,332 shares of the PDS common stock owned by him; (iii) the Trust will sell all of the 275,418 shares of such common stock transferred to it by Mr. and Mrs. Finley to PDSH for a purchase price of $1.36157 per share; and (iv) Mr. Finley will sell to PDSH 826,254 additional shares of PDS common stock, representing the entire balance of such shares owned by him and not held in a custodial or fiduciary capacity for his minor children, for a purchase price of $1.36157 per share. In addition, Mr. Finley has agreed to grant to Peter D. Cleary (together with Mr. and Mrs. Finley, the "Management Group"), our President, Treasurer, Chief Financial Officer, a Director and a party to the transaction, two options, covering shares of the common stock of PDSH owned by Mr. Finley, that are exercisable into an aggregate of 20% of the issued and outstanding shares of common stock of PDSH. PDSH was formed for purposes of effectuating the merger transaction, and has conducted no business activity other than in connection with its potential acquisition of PDS. PDSH's address is 6171 McLeod Drive, Las Vegas, Nevada 89120. The address for Mr. and Mrs. Finley and Mr. Cleary is c/o PDS Holding Co., Inc., 6171 McLeod Drive, Las Vegas, Nevada 89120.

        PDS Acquisition Sub, LLC ("PDSA"), a wholly owned subsidiary of PDSH, was formed by PDSH as a Nevada limited liability company on May 29, 2003. PDSA was created solely for the purpose of effecting the merger. In the merger, PDSA will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of PDSH. PDSA's address is 6171 McLeod Drive, Las Vegas, Nevada 89120.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

        This proxy statement contains or incorporates by reference certain forward-looking statements and information relating to PDS that are based on the beliefs of management as well as assumptions made by and information currently available to PDS. When used in this document or in material incorporated by reference in this document, the words "anticipate," "believe," "estimate," "expect," "plan" and "intend" and similar expressions, as they relate to PDS or its management are intended to identify forward-looking statements. Such statements reflect the current view of PDS with respect to future events and are subject to certain risks, uncertainties and assumptions. Many factors could cause the actual results, performance or achievements of PDS to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, among others, those relating to changes in general economic and business conditions, changes in business strategy, dependence on existing management, changes in gaming regulations applicable to the Company's business, activities of competitors, the presence of new or additional competition, fluctuations and changes in demand for the Company's products and services, ability to recover investment in leased equipment, continued availability of adequate financing, changes in federal or state tax laws or the administration of such laws and various other factors, both referenced and not referenced in this proxy statement and in PDS's periodic filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this proxy statement as anticipated, believed, estimated, expected, planned or intended. PDS does not intend, or assume any obligation, to update these forward-looking statements. The safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act do not apply to forward-looking statements made in connection with a going private transaction, such as the merger. For more information regarding the Company and risks applicable to its business, please review the filings of the Company with the Securities and Exchange Commission, including the Company's reports on Forms 10-K and 10-Q and the Company's Current Reports on Form 8-K. These documents are available without charge from the Commission's website (http://www.sec.gov).

INFORMATION CONCERNING THE SPECIAL MEETING

Time, Place And Date Of The Special Meeting

        This proxy statement is furnished in connection with the solicitation by our board of directors of proxies from the holders of shares of our common stock for use at the special meeting to be held at 3:00 p.m., local time, on September 23, 2004, at the Alexis Park Hotel, 375 E. Harmon Avenue, Las Vegas, Nevada, or at any adjournment(s) or postponement(s) thereof, pursuant to the enclosed Notice of Special Meeting of Shareholders.

Purpose Of The Special Meeting

        At the special meeting, you will be asked to consider and vote upon (i) approval of the merger agreement and of the underlying merger and (ii) such other business as may properly come before the special meeting or any adjournment(s) or postponement(s) of the special meeting. A copy of the merger agreement is attached to this proxy statement as Annex A. The merger agreement provides for the merger of our company with PDSA, with PDS continuing as the surviving corporation. Pursuant to the merger agreement, each outstanding share of our common stock, other than common stock held (i) by the Continuing Shareholders (other than by Mr. and Mrs. Finley in a custodial or fiduciary capacity for their minor children), or (ii) by shareholders who perfect their rights under Minnesota law to dissent from the merger and seek the fair value of their shares as ultimately determined by a Minnesota state court, will be converted into the right to receive upon consummation of the merger (i) $1.25 in cash, and (ii) deferred cash payments in the aggregate amount of $1.50 (payable in three annual installments of $0.50 (subject to a specified present value discount in the event of prepayment) each upon the first three anniversaries of the consummation of the merger), without interest and less withholding taxes, if any.

        A special committee of our board of directors considered and negotiated on behalf of the Company the proposed merger and the merger agreement. The special committee members are not, and have never been, our employees or affiliated with PDSH and will not have any equity interest in or other relationship with PDS as the surviving corporation in the merger. Each of the members of the special committee received a cash payment from PDS of $25,000 for serving on the special committee. This compensation was authorized by our board of directors in order to compensate the members of the special committee for the significant additional time commitment that was required of them in connection with fulfilling their duties and responsibilities as members of the special committee. Each member of the special committee will also be reimbursed for his reasonable out-of-pocket expenses related to serving on the special committee. In addition, the members of the special committee, James L. Morrell, Joel M. Koonce and Patrick R. Cruzen, will receive in connection with the cancellation of their directors' stock options as a result of the merger, respectively, $15,150, $14,050 and $21,600.

        The special committee unanimously recommended to our board of directors that it approve the merger agreement and the merger. At a special meeting held on April 14, 2004, the members of the board unanimously concluded that the terms and provisions of the merger agreement and the merger are advisable and fair to and in the best interests of our unaffiliated shareholders, approved the merger agreement and the merger, and recommended that the shareholders approve the merger agreement and the merger. The special committee and our board of directors, in reaching their decision, considered a number of factors that their respective members deemed relevant. See "Special Factors—Our Position as to the Fairness of and Reasons for Recommending Approval of the Merger—Recommendation of the Special Committee."

AFTER CONSIDERATION OF THE RECOMMENDATION OF THE SPECIAL COMMITTEE, AMONG OTHER FACTORS, OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

Record Date; Voting At The Meeting; Quorum

        The board of directors has fixed the close of business on August 13, 2004, as the record date for determining the shareholders entitled to notice of, and to vote at, the special meeting or any adjournment(s) or postponement(s) thereof. Only shareholders of record as of the close of business on August 13, 2004, will be entitled to notice of and to vote at the special meeting.

        As of the close of business on the record date, we had outstanding 3,812,222 shares of our Common Stock, $0.01 par value per share, held of record by 59 holders. Our shareholders are entitled to one vote per share. The presence in person or by proxy of the holders of at least a majority of the common stock at the special meeting constitutes a quorum. Broker non-votes and shares as to which a shareholder abstains will be included in determining whether there is a quorum at the special meeting. A broker non-vote occurs when brokers are prohibited from exercising discretionary authority in voting shares for beneficial holders who have not provided voting instructions.

Required Vote

        The Company's only outstanding class of capital stock is its Common Stock, $0.01 par value per share, of which 3,812,222 shares were outstanding as of the record date. Under Minnesota law, the merger must be approved by the affirmative vote of the holders of a majority of the outstanding shares of common stock. In addition, although not required by Minnesota law, the merger agreement requires that a majority of the outstanding shares of common stock not owned by the Continuing Shareholders, excluding for this purpose as shares owned by the Continuing Shareholders the 60,200 shares of common stock owned by Mr. and Mrs. Finley in a custodial or fiduciary capacity for their minor children (the "Custodial Shares"), approve the merger. As of the record date, there were 3,812,222 shares of common stock outstanding, of which 1,101,672 were held by the Continuing Shareholders (exclusive of the Custodial Shares). A total of not less than 1,355,276 shares of the 2,710,550 shares of our common stock not owned by the Continuing Shareholders (excluding for this purpose as shares owned by the Continuing Shareholders the Custodial Shares), and 1,906,112 shares of the total outstanding common stock, must be voted in favor of the merger agreement in order for it to be approved.

        Pursuant to the merger agreement, PDSH has agreed to vote, and to cause the other Continuing Shareholders to vote, in favor of the merger and the merger agreement. At the time of the special meeting, the Continuing Shareholders will own 1,161,872 shares of common stock (including the Custodial Shares), representing approximately 30.48% of the issued and outstanding shares of common stock. In addition, each of the Company's directors and executive officers, other than the Continuing Shareholders, who own shares of common stock, has indicated that he intends to vote in favor of the merger and the merger agreement. These individuals own and are entitled to vote in the aggregate 21,707 shares of common stock which, together with the shares owned at the time of the special meeting by the Continuing Shareholders (including the Custodial Shares), represents approximately 31.0% of the issued and outstanding shares. Therefore, the affirmative vote of shareholders other than these individuals and the Continuing Shareholders (including Mr. and Mrs. Finley in their capacity as trustees or custodians for their minor children), who own and are entitled to vote an aggregate of 1,273,369 shares of common stock, will be necessary for approval of the merger.

        In order to vote for approval of the merger, you must return an executed proxy card, vote via the Internet, vote by telephone or vote in person at the meeting. Failure to return an executed proxy card, vote via the Internet, vote by telephone or vote in person at the special meeting or voting to abstain will constitute, in effect, a vote against approval of the merger agreement and the merger for purposes of Minnesota law. Similarly, broker non-votes will have the same effect as a vote against approval of the merger agreement and the merger.

Voting Your Shares

        You may cast your vote in any of the following four ways:

  •
  Voting by mail. By completing the accompanying proxy card and returning it in the enclosed envelope.

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  Voting by Internet. Visit the website noted on your proxy card to vote via the Internet. Internet voting is available 24 hours a day.

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  Voting by telephone. By using the toll free telephone number shown on the proxy card. Telephone voting is also available 24 hours a day.

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  Voting in person. By appearing and voting in person at the special meeting.

        If you vote by telephone or via the Internet, you should not return your proxy card. Instructions on how to vote by telephone or the Internet may be found on the proxy card included with this proxy statement.

        When you return your proxy card, you are giving your "proxy" to the individuals we have designated in the proxy to vote your shares as you direct at the special meeting. If you sign the proxy card but do not make specific choices, these individuals will vote your shares "FOR" the proposal as recommended by the board of directors. If any matter not specifically listed in the notice of special meeting is presented at the special meeting, these individuals will vote your shares in accordance with their best judgment. At the time we mailed this proxy statement, we knew of no matters that needed to be acted on at the meeting other than those discussed in this proxy statement. You may vote your shares by proxy even if you plan to attend the special meeting in person. You are encouraged to complete, sign and return the proxy card whether or not you plan to attend the meeting.

Revoking Your Proxy

        A proxy that is properly submitted to us may be revoked at any time before it is exercised. For a shareholder who is a "record holder" (meaning one whose shares are registered in his, her or its own name) to revoke a proxy, the shareholder may either:

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  submit another proxy by telephone, Internet or another written proxy card;

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  send a letter revoking your proxy to us at the address of the Company indicated on page 13, Attention: John J. Tipton, Esq.; or

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  attend the special meeting, notify us in writing that you are revoking your proxy and then vote in person.

        A "beneficial holder" (meaning one whose shares are held of record in another name (for example, in "street name")) must follow the procedures required by the record holder, which is usually a brokerage firm or bank, to revoke a proxy. You should contact the record holder directly for more information on these procedures.

Voting Shares Held In "Street Name"

        If you return your proxy card to your broker but fail to provide your broker with instructions on how to vote your "street name" shares, your broker will not be able to vote them on the merger. This will have the same effect as if your shares were voted against approval of the merger agreement and the merger. You should therefore instruct your broker in writing as to how to vote your shares, following the written directions provided by your broker. Please check the voting form used by your broker to see if you can give your proxy to your broker by telephone or via the Internet.

Voting In Person

        Shareholders who attend the special meeting and wish to vote in person will be given a ballot at the meeting. If your shares are held in street name and you want to attend the meeting, you must bring an account statement or letter from the brokerage firm or bank showing that you were the beneficial owner of the shares on August 13, 2004, the record date for the special meeting. However, if you want to vote your shares held in street name, you must obtain a "legal proxy" from the holder of record (that is, your broker or bank) and present it at the special meeting.

Dissenters' Rights

        Minnesota law entitles shareholders who do not vote in favor of a merger and who fulfill certain other procedural requirements to demand the fair value of their shares as ultimately determined by a Minnesota state court. If you do not vote in favor of approval of the merger agreement and if you follow the procedures set forth beginning on page 62, you may have dissenters' rights. Failure to follow the procedures precisely will result in a loss of your dissenters' rights.

Costs Of Soliciting Proxies

        We will pay all of the costs of soliciting these proxies, consisting mostly of legal, printing, mailing and proxy solicitation costs. We have retained Integrated Corporate Relations, Inc., 450 Post Road East, Westport, Connecticut 06880, telephone: (203) 682-8200, to act as our solicitation agent in connection with this proxy solicitation. In addition, our directors and employees may solicit proxies in person or by telephone, telecopier or other electronic means of communication, and these individuals will receive no additional compensation for these services, but will be reimbursed for any transaction expenses incurred by them in connection with these services.

Exchanging Stock Certificates

        Shareholders should not send in their stock certificates with the proxy cards. If the merger is completed, you will receive written instructions for exchanging your stock certificates for the merger consideration.

Effective Time

        The merger will be effective upon the filing of a certificate of merger with the Secretary of State of the State of Minnesota and the Secretary of State of the State of Nevada as soon as practicable following shareholder approval of the merger agreement at the special meeting and satisfaction or waiver of the terms and conditions set forth in the merger agreement. Each of the Company and PDSH has the right to terminate the merger agreement if the merger is not completed on or before October 31, 2004, which date, under certain circumstances, is subject to extension until January 31, 2005.

SPECIAL FACTORS

Background Of The Merger

        Historical Overview of the Company—General.    PDS was incorporated under the laws of the State of Minnesota in 1988. The shareholders approved the change of the Company's name from "PDS Financial Corporation" to "PDS Gaming Corporation" at the Annual Meeting of Shareholders held on May 11, 2001.

        The Company was originally founded as a leasing company, specializing in vehicle and general equipment leasing transactions. The Company began providing equipment financing for new Native American gaming facilities in the Upper Midwest in early 1991. Since 1992, substantially all of the Company's gross financing originations have resulted from transactions in the gaming industry. In 1996, the Company established a sales office in Las Vegas, Nevada, which became the Company's principal office in 1997.

        The gaming equipment financed by the Company consists mainly of slot machines, video gaming machines, table games and other gaming devices. In addition, the Company finances furniture, fixtures and other gaming related equipment, including restaurant and hotel furniture, vehicles, security and surveillance equipment, computers and other office equipment for casino operations. The Company generally targets established medium-sized casino operators that are opening new gaming facilities or expanding existing gaming facilities, as well as new domestic and Native American casinos that the Company believes have acceptable credit quality.

        In order to offer financing and gaming products to the gaming industry, the Company must be licensed in each jurisdiction in which it conducts business. As part of the licensing process, each gaming jurisdiction performs a thorough investigation of each applicant and certain of its directors, officers, key employees and significant shareholders. The Company currently is licensed in the states of Nevada (Manufacturer, Distributor, Slot Route Operator and Operator), New Jersey, Colorado, Illinois, Indiana, Iowa, Minnesota, Mississippi and New Mexico, and with several Native American jurisdictions. The Company is also a registered Distributor in California.

        Historical Overview of the Company—Recently Discontinued Operations.    In 1997, the Company established a sales and distribution division for gaming devices, then known as PDS Slot Source (subsequently as Casino Slot Exchange). During 2000, the Company acquired a website to better promote these activities worldwide and to expand its distribution activities beyond an outlet for its used gaming devices. As an additional distribution alternative, in June 2001, the Company acquired three retail locations that sold gaming collectibles, including home-use gaming devices, two of which were subsequently closed.

        The Company acquired the patent rights to a digital table games system and technology in 1999, and distributed these games to casinos. These activities were conducted under the Company's Table Games Division.

        At the end of the first quarter of 2002, the Company discontinued operations of its Table Games Division, with the exception of servicing games then under lease and selling or leasing games in inventory, and certain components of its Casino Slot Exchange Division. This decision was made due to unacceptable operating results from, among other things, slower than anticipated customer installations, inadequate profit margins and the continuing costs of maintaining exclusive rights to certain intellectual property. Accordingly, the Company reclassified these activities as discontinued operations in accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. As a result of these decisions and actions, the Company recognized a disposal loss of $2.4 million in 2002 primarily related to the write-off of its investment in certain intangibles and other assets of the Table Games and Casino Slot Exchange Divisions. Pre-tax operating losses for the discontinued operations were $2.5 million and $2.4 million in 2002 and 2001, respectively.

        The impact on the market price of the Company's common stock of these losses was immediate and dramatic. While the high and low bid range for the common stock in the first quarter of fiscal 2002 was $4.92-$3.00, the low bid in the second quarter of fiscal 2002 was $0.90, and the high and low bid range in the third quarter of fiscal 2002 was $1.50-$0.43. This decline in the market value of the common stock was troubling to the Company's board of directors and management, as it had taken three years for the common stock to recover from a similar plunge in market value caused by a $6 million write-off which the Company had taken in 1995.

        PDS As A Public Company.    PDS became a public reporting company in May of 1994 after the consummation of its initial public offering.

        The Company's board believed at the time of the Company's initial public offering that being a public company would materially assist the Company in expanding its business along the lines envisioned by its founder. The principal benefits that the board anticipated would flow from the Company's status as a public company included:

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  higher profile in its industry, particularly if the Company were successful in attracting analyst coverage;

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  increased access to sources of capital funding;

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  the ability to use its publicly traded shares as a form of currency in place of cash for acquiring other businesses and for other corporate purposes;

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  the existence of a deep, liquid market that would allow shareholders to monetize their investments in the Company as and when they deemed appropriate; and

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  the availability of public stock as a compensation device to attract, retain and motivate high-quality employees.

        After the precipitous decline in the market value of the common stock in the second quarter of 2002, certain members of the Company's board and management began to reconsider the wisdom of the Company maintaining its status as a stand-alone public company. The factors conducing to this reconsideration included developments of more general applicability that were then materializing, e.g., (i) the fact that at that time the marketplace generally was not hospitable to companies in the leasing and finance industries, and (ii) the enactment at about that time of the federal Sarbanes-Oxley Act of 2002, which was expected to increase substantially the legal, accounting, regulatory compliance and insurance costs of public companies. In addition, these directors and officers were coming to the conclusion that the anticipated benefits of being a public company were not likely to be enjoyed by a microcap company with a depressed stock price. In particular, these directors and officers were aware that:

  •
  with a small public float of just over 2.5 million shares, the Company was unlikely to ever attract institutional investors or significant analyst coverage (in fact, only two analysts had ever covered the Company, and not at the same time);

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  the Company's access to capital did not appear to be dependent on its status as a public company;

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  the depressed price of the Company's stock precluded its use as a currency with which to pay for acquisitions, except on unacceptably dilutive terms;

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  the Company's stock had never achieved a deep, liquid trading market, with the average daily trading volume generally hovering in the range of 5,000 to 10,000 shares;

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  the depressed price of the common stock made it useless as a vehicle for retaining key employees, most of whom had received stock options with exercise prices that were then substantially "out-of-the-money";

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  the Company's business cycle of four to twelve months did not match up well with the quarterly reporting expectations of public shareholders; and

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  with a small management team, the Company's Chief Executive Officer and President, Treasurer and Chief Financial Officer were devoting a disproportionate amount of their management time and efforts, as compared to their counterparts at larger public companies, to the administrative and compliance aspects of being a public company, as opposed to managing the Company's operations.

        Preliminary Exploration of Strategic Alternatives.    As a result of the foregoing considerations, the Company's board of directors, at a meeting held on May 10, 2002, directed Johan P. Finley, the Company's Chairman and Chief Executive Officer, to personally begin the process of exploring potential strategic alternatives to the Company's continuing to maintain its status as a stand-alone public company. Mr. Finley's charge from the Board was to focus principally on potential mergers with or sales to synergistic counterparties in transactions that would result in liquidity to the Company's shareholders in the form of cash and/or readily marketable, publicly traded securities.

        During the course of this informal exploratory process, which continued for an approximately five-month period from May 2002 to October 2002, Mr. Finley engaged in preliminary discussions with a number of parties, including:

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  two major, nationally recognized finance companies, each of which decided not to pursue an acquisition of PDS;

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  a local (Las Vegas) finance company contemplating a strategic merger, which our board elected not to pursue as it did not appear that the transaction, if consummated, would be accretive to PDS shareholder value; and

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  a leading manufacturer of gaming equipment, whose board of directors elected not to pursue an acquisition of the Company.

        None of the foregoing discussions proceeded beyond the preliminary stage. In addition, during this period the Company pursued a potential merger opportunity with a young and aggressively growing gaming equipment manufacturer that was then privately held (the "Merger Opportunity"). The parties exchanged information and draft letters of intent and conducted mutual due diligence over an approximately seven-month period beginning in June of 2002. No letter of intent was ever signed, and the other party eventually decided to merge with a much larger public company.

        Engagement of Libra Securities.    As this informal process of exploring strategic alternatives did not appear to be bearing fruit, the board determined, at a meeting held on August 2, 2002, that it would be in the best interests of the Company's shareholders if the Company were to take a more structured approach to the process of seeking strategic alternatives to enhance shareholder value. In that connection, the board authorized the Company to retain an experienced investment banking firm with a middle-market focus and gaming industry expertise to advise the Company with respect to the Merger Opportunity. After interviewing a number of candidates, the Company in October of 2002 retained Libra Securities, LLC ("Libra"), to act as its exclusive financial advisor with respect to the Merger Opportunity. On October 16, 2002, the Company issued a press release announcing its engagement of Libra and stating its interest in exploring a full range of strategic alternatives intended to maximize value for all PDS shareholders, including, but not limited to:

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  selling all or part of the Company;

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  partnering or merging with another business;

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  seeking significant investors or financing partners; and

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  other strategies designed to increase the amount of capital available to the Company for finance and lease origination.

        After approximately seven months of negotiations and exchange of information without the parties being able to agree on a nonbinding letter of intent, the Company terminated all discussions with respect to the Merger Opportunity in January 2003. During the period from May 2002 through February 18, 2003, the Company was unsuccessful in obtaining more than a preliminary indication of interest from any other potential acquiror or with respect to any other potential strategic alternative likely to create a liquidity event for PDS's shareholders. The Company terminated Libra's engagement on that date, effective February 28, 2003.

        The Proposal by the Management Group.    In response to the fact that a viable strategic alternative had not materialized in the period since May 2002, on January 31, 2003, at a regular meeting of our board, Johan P. Finley, Lona M. B. Finley and Peter D. Cleary proposed in writing to our board that an entity owned and controlled by the Management Group purchase the issued and outstanding shares of the common stock not owned by them for consideration consisting of (i) $1.25 per share in cash payable upon the consummation of the acquisition, and (ii) nontransferable deferred cash payment rights representing the right to receive per share an additional $0.50 (subject to present value discount in the event of prepayment) on each of the first three anniversaries of the closing of the acquisition, for a total cash consideration of $2.75 per share, payable over three years. The value of the proposed merger consideration was arrived at through internal discussions among the members of the Management Group, which focused on the goal of providing the Company's public shareholders with a meaningful premium over both the recent market prices per share and the current net book value per share of the common stock. The members of the Management Group also advised the board that they had already received indications of interest with respect to financing the initial tranche of the merger consideration from a Swiss group interested in developing a business in Europe similar to that conducted by PDS in North America (the "Swiss Group").

        At the January 31, 2003 meeting, our board of directors appointed the special committee, composed of James L. Morrell, Joel M. Koonce and Patrick R. Cruzen, the three directors who are not, and have never been, employees of the Company or affiliated with PDSH, to consider the proposal. Mr. Morrell was later elected by the special committee to serve as its Chairman. Our board placed no limits on the special committee's power and authority to negotiate the terms of the offer by the Management Group or to take such other steps as it believed necessary to improve the terms of the transaction for our public shareholders.

        The special committee determined at its initial meeting, on that same date, that the proposal should be considered seriously in light of the following factors, none of which was assigned any specific weight:

  •
  the premium of (without applying a present value or any other form of discount to the deferred payments) approximately 132%, 47% and 21%, respectively, above the six-, 12- and 18-month average market prices of our common stock represented by the proposal of $2.75 in total cash consideration per share;

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  the low trading volume in the common stock and consequent relative lack of liquidity to the Company's shareholders, despite the Company's efforts to obtain analyst coverage and to expand institutional investor support and to broadly disseminate information about the Company;

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  the lack of any firm offers, during the period from May 2002 to January 31, 2003, from any prospective acquiror of the Company or with respect to any strategic alternative likely to provide a liquidity event for the Company's shareholders; and

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  the general economic and market climate.

        Based on its consideration of the foregoing factors, the special committee unanimously recommended at its initial meeting that the Company enter into a generally non-binding letter of intent as proposed by the members of the Management Group. The letter of intent as proposed contained a binding exclusivity provision prohibiting the Company from soliciting any competing takeover proposals from third parties during its term. Pursuant to its terms, this letter of intent was terminable by the Company or any member of the Management Group if (i) appropriate financing commitments were not obtained by the Management Group by May 24, 2003, or (ii) the definitive agreements relating to the transaction were not executed by June 30, 2003. The letter of intent was executed by all parties on February 23, 2003, which the Company announced in a press release on February 24, 2003.

        The special committee had the authority to seek to negotiate an increase in the price offered by the Management Group in the transaction. The special committee discussed the potential for a price increase with the Management Group, but the committee was advised by Johan P. Finley that the Management Group was not amenable to offering or to negotiating a higher price. The committee, after deliberations with regard to the price offered by the Management Group, determined not to terminate the merger discussions following this indication from the Management Group, as it was the committee's view that the transaction proposed by the Management Group, including the proposed purchase price, was in the best interests of our shareholders, other than the members of the Management Group.

        Thereafter, the special committee met on February 5, 2003, and determined to retain Dorsey & Whitney LLP, from time to time through 2000 outside counsel to the Company, to act as legal counsel to the Company and the special committee in this transaction. The special committee concluded that Dorsey & Whitney's previous relationship with the Company would be a valuable asset to the special committee and the Company in connection with the transaction.

        The special committee also considered several investment banking firms to act as financial advisor to the special committee and the Company in this transaction. The special committee determined, at a meeting held on February 17, 2003, to engage The Seidler Companies Incorporated ("Seidler") after extensive consideration of various factors, none of which was specifically weighted, including the qualifications and experience of Seidler, its general reputation as an investment banking firm, and its knowledge of the Company and its financial condition and prospects.

        Immediately after the execution of the letter of intent, Bryan Cave LLP, counsel to the Management Group, began the process of drafting (i) the documentation to be used in connection with the financing proposed to be provided to the Management Group by the Swiss Group, and (ii) the merger agreement. On June 18, 2003, Bryan Cave submitted to Dorsey & Whitney a draft agreement and plan of merger. In late June 2003, Dorsey & Whitney submitted to Bryan Cave comments on this draft, including a reduction in scope of the representations and warranties to be provided by the Company and the contraction and elimination of certain covenants on the part of the Company. Over the next several weeks, negotiations between the parties' legal counsel ensued with respect to the draft merger agreement. Three additional drafts were circulated before the parties agreed, on or about August 13, 2003, that there were no further issues to be negotiated.

        Simultaneously with their negotiation of the merger agreement, the Management Group and Bryan Cave were negotiating the terms of the financing with the Swiss Group and its European and U.S. legal counsel. After a protracted series of negotiations, and numerous redrafts of the loan documentation, the Management Group determined, in early August 2003, to terminate discussions with the members of the Swiss Group. As a result, the finalization and execution of the merger agreement were placed on hold pending the securing of a replacement financing commitment in an amount sufficient to fund the initial tranche of the merger consideration in the amount of $1.25 per share. During this period, the letter of intent was amended several times to extend its term, the last such amendment extending the term to April 15, 2004.

        After considering a number of informal proposals and indications of interest from potential lenders, PDSH, the vehicle formed by the members of the Management Group to effect the acquisition of PDS, determined in January of 2004 to accept a commitment letter from a group of lenders led by Cochran Road, LLC (collectively, the "Lender") in the principal amount of $5.5 million. The parties executed the commitment letter on January 28, 2004, and the Company announced the commitment in a press release on February 6, 2004. The commitment letter was amended on April 21, 2004. Pursuant to the terms of the amended commitment letter, approximately $3.5 million of the underlying loan is to be used to pay the initial tranche of the merger consideration of $1.25 per share to the Company's public shareholders, and $1.5 million is to be used to acquire from Johan P. Finley and the Trust, at a purchase price of $1.36157 per share, all of the shares of the PDS common stock owned by them (other than the Custodial Shares), representing approximately 28.9% of the total issued and outstanding shares of such common stock (the "PDSH Stock Acquisition").

        During the period that the merger agreement was being negotiated and the financing for PDSH was being arranged, the capital structure of PDSH was being modified. Under the initial capital structure, Johan P. Finley owned 75%, and the Trust 25%, of the equity in PDSH, and there were no outstanding options, warrants or other rights exercisable or convertible into shares of PDSH common stock. Mr. Finley subsequently entered into an agreement to grant two five-year options to Peter D. Cleary, representing in each case the right to purchase shares of PDSH common stock from Mr. Finley in an amount equal to 10% of the total of all issued and outstanding shares of such common stock; the aggregate exercise price of one option is nominal, the aggregate exercise price of the other is $400,000 (the "Cleary Options").

        In addition, Mr. Finley has entered into an agreement to borrow from an affiliate of Libra $1,000,000, and to issue to the lender in that transaction an exchangeable note in the principal amount of $1,000,000, exchangeable into that number of shares of PDSH common stock owned by Mr. Finley as is equal to 25% of all of the issued and outstanding shares of such common stock, upon the lender's receipt of all requisite approvals from gaming regulatory authorities necessary to permit the lender to hold an equity interest in the parent of PDS (the "Exchangeable Note"). In the event that the lender is unable to obtain all such approvals prior to the expiration of the two year term of the Exchangeable Note, which may be extended under certain limited circumstances, Mr. Finley would be required to repay the loan without interest, whereupon all rights of the lender thereunder would be extinguished.

        Upon the execution by the parties of the amended commitment letter from the Lender, PDSH and the special committee directed their respective counsel to finalize the merger agreement. On April 14, 2004, the special committee held a telephonic meeting with Dorsey & Whitney and Seidler. Seidler reviewed with the special committee its financial analysis of the merger consideration, and informed the special committee that, based upon and subject to certain limitations, assumptions and qualifications to be set forth in its written opinion, it was of the opinion that the merger consideration proposed to be paid to our shareholders, other than PDSH and the other Continuing Shareholders, was fair to such shareholders from a financial point of view. The written opinion of Seidler, in the form attached to this proxy statement as Annex B, was delivered to the special committee later that day. Based upon the considerations set forth below in "Special Factors—Our Position as to the Fairness of and Reasons for Recommending Approval of the Merger—Recommendation of the Special Committee," the special committee unanimously recommended to the board of directors that it adopt and approve the merger and the merger agreement.

        Later in the day on April 14, 2004, a special meeting of the full board of directors of PDS was held telephonically. All of the members of the board were present. Mr. Morrell gave a report on behalf of the special committee detailing various factors considered by the special committee and advising that the special committee unanimously recommended that the board of directors adopt and approve the merger agreement and the merger. The full board of directors, acting unanimously, then approved the merger agreement and the merger, determined that the merger agreement and the merger are advisable and fair to and in the best interests of the Company and our unaffiliated shareholders, and voted to submit the merger agreement, together with the recommendation of the board of directors, to the Company's shareholders for the purpose of adopting the merger agreement and the merger. After the board meeting on April 14, 2004, the parties executed and mutually delivered the merger agreement. Promptly thereafter, on April 22, 2004, we issued a press release announcing the execution of the merger agreement.

Certain Effects Of The Merger

        As a result of the merger, the separate corporate existence of PDSA will cease and PDS will continue as the surviving corporation, wholly owned directly by PDSH and indirectly by the other Continuing Shareholders. The merger will also have the following effects:

          Effect on Holders of our Common Stock.    If the merger is completed, holders of our common stock, other than PDSH and the other Continuing Shareholders (except Mr. and Mrs. Finley in their capacity as holders of Custodial Shares) and shareholders who exercise their dissenters' rights, will, upon the consummation of the merger, receive $1.25 in cash and a nontransferable right to receive deferred cash payments over three years in an aggregate amount of $1.50 (subject to specified present value discounts in the event of prepayment), without interest and less withholding taxes, if any, for each share of common stock they own, and they will not have the opportunity to participate in our future earnings, profits and growth, if any. PDSH and the other Continuing Shareholders will continue to participate in future profits and/or losses of the surviving corporation. As a result of the merger, the interest of PDSH and the other Continuing Shareholders in the Company's net book value and net earnings (which are included in net book value) will increase from approximately 28.9% to 100.0%, representing, as of June 30, 2004, an increase from approximately $2,650,000 to $9,169,000. In addition, after the consummation of the merger, the benefit of the Company's existing alternative minimum tax net operating loss carryforwards will accrue solely to PDSH and the other Continuing Shareholders, resulting in aggregate potential tax savings estimated by the Company to be less than $30,000.

          Effect on Holders of Options.    If the merger is completed, all options to purchase PDS shares of common stock will be cancelled and each holder of options will be entitled to receive, without interest and subject to applicable tax withholdings, if any, a cash amount equal to (i) the excess, if any, of $2.61 over the exercise price of the option, multiplied by (ii) the number of shares subject to the option.

          Exchange Act Requirements.    If the merger is completed, the registration of our shares under the Exchange Act will be terminated and the shares will not be eligible for listing or trading on any exchange or automated quotation system. Termination of registration of our common stock under the Exchange Act will substantially reduce the information required to be furnished by us to our shareholders and would make certain provisions of the Exchange Act no longer applicable to us. These provisions include the short-swing profit recovery provisions of Section 16(b), the requirement under Section 14 to furnish proxy statements in connection with shareholders' meetings and the related requirement under Section 14 to furnish an annual report to shareholders, and the requirement under Section 13 to file with the Securities and Exchange Commission annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. The Company anticipates that it will realize annual out-of-pocket cost savings in the range of $250,000 to $350,000 as the result of no longer being registered under the Exchange Act or publicly traded.

          De-listing of our Shares on the Nasdaq SmallCap Market.    Our common stock is currently listed on the Nasdaq SmallCap Market. If the merger is completed, the shares will be de-listed therefrom.

Our Position As To The Fairness Of And Reasons For Recommending Approval Of The Merger

        Board of Directors' Recommendation to Shareholders.    In May 2002, the board of directors directed Johan P. Finley, our Chairman and Chief Executive Officer, to explore preliminarily the potential sale of the Company, as well as other forms of strategic alternatives designed to enhance shareholder value. In October 2002, the Company shifted to a more structured approach to the process of seeking strategic alternatives intended to enhance shareholder value and, in that connection, retained Libra to act as its exclusive financial advisor with respect to the Merger Opportunity. Neither of these initiatives resulted in any firm offers to purchase the Company or to otherwise engage in any such strategic alternative. The merger transaction currently being proposed by the Management Group is the direct result of the failure of these initiatives to bear fruit.

        Our board of directors consists of six directors, three of whom served on the special committee which was formed to represent solely the interests of our shareholders other than PDSH and the other Continuing Shareholders. At the meeting of the board of directors on April 14, 2004, the special committee reported to the full board of directors on the special committee's consideration of the merger agreement, including the financial terms of the proposed merger and the factors taken into account by the special committee in reaching its determination to recommend that the board of directors approve the merger agreement and the merger. The material information and factors considered by the board of directors in its consideration of the merger were the same factors considered by the special committee, including those factors that support the merger as well as those that may weigh against it. Based on these factors, and without performing any additional analyses, the board, acting unanimously, adopted the analysis of the special committee and concluded that the terms of the merger are fair to and in the best interests of the Company and its unaffiliated shareholders. In addition, the board of directors considered the recommendation of the special committee and believes that the factors cited by the special committee supported the board of directors' determination to approve, and to recommend that the shareholders approve, the merger agreement and the merger.

        Recommendation of the Special Committee.    The special committee unanimously recommended that our board of directors approve the merger agreement and the merger. The special committee also unanimously recommended that our board of directors recommend the approval by our shareholders of the merger agreement and the merger. In reaching its decision, the special committee consulted with management, as well as the special committee's independent legal counsel and financial advisor, and considered a number of positive and negative factors. The positive factors included the following:

  •
  the low price of our common stock prior to the announcement of this proposal and the relationship of the merger consideration per share to the market price and recent trading activity of our common stock prior to such announcement. Specifically, the special committee considered that the total cash consideration of $2.75 per share payable over three years represents (without applying a present value or any other form of discount to the amount of the deferred payments) a premium of approximately 132%, 47% and 21%, respectively, over the average closing price of the common stock during the six-, 12- and 18-month periods ending on February 21, 2003, the last full day of trading before the day this proposal was announced;

  •
  the substantial legal, accounting, regulatory compliance and other expenses and efforts associated with the Company being publicly held, particularly in light of the enactment of the federal Sarbanes-Oxley Act of 2002;

  •
  the lack of significant trading volume in the Company's common stock for an extended period of time, as a result of which our shareholders would have difficulty selling any significant number of shares without adversely affecting the market price;

  •
  the preliminary exploration of strategic alternatives conducted by the Company from May 2002 to October 2002, and the Company's adoption of a more structured approach to this process during the period from October 2002 to February 2003, which included the Company's retention of Libra to act as its exclusive financial advisor with respect to the Merger Opportunity, neither of which initiatives resulted in any firm offers to purchase the Company or to enter into any other transaction creating a liquidity event for the Company's shareholders, and the public announcement in February 2003 of the proposal for this transaction, which did not result in any new prospective purchasers approaching the Company or Libra;

  •
  the inclusion in the merger agreement of a neutralized voting provision, pursuant to which the merger must be approved not only by a majority of the outstanding shares of common stock entitled to vote, but also by a majority of such shares not owned by the Continuing Shareholders (excluding for this purpose as shares owned by the Continuing Shareholders the Custodial Shares);

  •
  the provisions of the merger agreement, including the right of PDS to terminate the merger agreement and accept a superior takeover proposal under specified conditions (subject to the payment of a termination fee to PDSH), and the limited number of conditions to PDSH's obligations under the merger agreement, which do not include, e.g., the obtaining of financing in any amount by PDSH. The special committee placed particular emphasis on the "fiduciary out" provisions under the merger agreement that would apply if we receive, prior to the special meeting of shareholders, an unsolicited proposal by a third party relating to the possible acquisition of the Company or any material portion of our voting securities or assets. Under those circumstances, if the special committee determines in good faith that the proposal is more favorable to our shareholders than the terms of the merger, and provided that the board of directors, acting upon the recommendation of the special committee, determines in good faith that its fiduciary duties require it to do so, the board of directors may withdraw or modify its recommendation that our shareholders vote for the merger agreement or cause us to terminate the merger agreement, in which case we would pay PDSH a "break-up" fee in the amount of the sum of (x) $500,000 and (y) the amount of previously unreimbursed professional and advisory fees and other out-of-pocket expenses reasonably incurred by PDSH in connection with the merger transaction or its financing;

  •
  the reasonable likelihood of the consummation of the transactions contemplated by the merger agreement as a result of, among other things, the financing commitment obtained by PDSH from the Lender in the principal amount of $5.5 million;

  •
  the dissenters' rights to which our shareholders are entitled under Minnesota law;

  •
  the lower implied values imputed to the Company's common stock by PDSH and Mr. Finley in connection with the PDSH Stock Acquisition, the Cleary Options and the Exchangeable Note; and

  •
  the opinion of Seidler that, as of April 14, 2004, the date of its opinion, and based upon the assumptions made, matters considered and limitations of review described in the written opinion, the merger consideration to be received by our shareholders, other than PDSH and the other Continuing Shareholders and shareholders who perfect their dissenters' rights, upon consummation of the merger is fair, from a financial point of view, to these shareholders.

        The special committee also considered the potential adverse factors relating to the proposed merger, including:

  •
  following the consummation of the merger, our shareholders, other than PDSH and the other Continuing Shareholders, will cease to participate in our future earnings or growth, if any, or benefit from increases, if any, in our value. However, the special committee also considered the risks and uncertainties associated with our future prospects, including the highly concentrated and highly leveraged nature of our lease portfolio, and the fact that our success in realizing at lease-end residual value from the specialized gaming equipment that we lease is largely dependent on the efforts of Johan P. Finley, our Chairman and Chief Executive Officer;

  •
  under the terms of the merger agreement, we are unable to solicit other acquisition proposals;

  •
  even if the merger is not completed, we will be required to pay our legal, accounting and investment banking fees;

  •
  even if the merger is not completed, under the terms of the merger agreement, we are required to pay PDSH's reasonable professional and advisory fees and other out-of-pocket expenses in connection with the merger and its financing, without limit or up to a maximum of $500,000, depending upon the reasons that the merger is not completed, and, in certain circumstances, a termination fee of $500,000 to PDSH;

  •
  the merger is a taxable transaction for shareholders; and

  •
  PDSH has the right to terminate the merger agreement if holders of more than 5% of the shares of our common stock elect to exercise their dissenters' rights.

        In determining the consideration to be paid in the merger, the special committee considered $2.75 payable over three years to be fair to the Company's unaffiliated shareholders in view of the six-, 12-and 18-month average market prices of the common stock prior to the public announcement of the proposal for this transaction, and the fact that it represents (without applying a present value or any other form of discount to the deferred payments) a premium over those average market prices. In determining the fairness of the merger to our unaffiliated shareholders, the special committee did not consider and did not request from Seidler that it attempt to determine the estimated liquidation value of the Company. The special committee did not believe that this measure of value is relevant to the Company's business, as PDSH and the other Continuing Shareholders intend to operate the business of PDS as a going concern after the consummation of the merger, and such value would likely be less than the merger consideration proposed to be paid to our unaffiliated shareholders in the merger in light of the substantial difficulties inherent in attempting to sell off the specialized lease portfolio that constitutes the Company's core asset at any reasonable approximation to its intrinsic value. The special committee believed that the Company's going concern value was more relevant than liquidation value to its determination of the fairness of the merger to our unaffiliated shareholders. The special committee noted that the total cash merger consideration of $2.75 per share payable over three years exceeds (without applying a present value or any other form of discount to the deferred payments) the estimated going concern value of the Company, as reflected in the discounted cash flow analysis performed by Seidler and summarized below under "Special Factors—Opinion of Financial Advisor to the Special Committee—Discounted Cash Flow Analysis," of $0.00 to $2.59 per share. In determining the fairness of the merger to our unaffiliated shareholders, the special committee considered, but did not accord significant weight to, the current market price for our common stock, as reflected in the high and low bid prices for a share of our common stock on the Nasdaq SmallCap Market during the quarter ended March 31, 2004, which were $2.38 and $1.70, respectively. While noting that the total cash merger consideration of $2.75 per share payable over three years represents (without applying a present value or any other form of discount to the deferred payments) a premium to such high bid price, the special committee believed that the current market price for the common stock is artificially elevated as a result of the pendency of this proposal. Although the special committee also considered our net book value in determining the fairness of the merger to our unaffiliated shareholders, the special committee noted that our net book value, which is an accounting concept, generally has little or no correlation to the fair value of our shares in the context of a sale of the Company and, in any event, the total cash merger consideration of $2.75 per share payable over three years represents (without applying a present value or any other form of discount to the deferred payments) a premium to the Company's net book value per share as of March 31, 2004, which was $2.36. In addition, the special committee was not able to compare the merger consideration proposed to be paid with any prior firm offers for the Company's shares by unaffiliated persons since the Company did not receive any other firm offers as a result of the preliminary exploration of strategic alternatives conducted by the Company from May 2002 to October 2002 or in connection with the more structured approach to this process that the Company followed from October 2002 through February 2003, or thereafter.

        This discussion of factors considered by the special committee is not necessarily complete, but it is believed to include all material factors considered. While the special committee considered the foregoing factors, it did not quantify or otherwise attach any particular weights to such factors in reaching its determination of the fairness of the merger to our unaffiliated shareholders. In making its recommendation to our board of directors, the special committee determined that the positive factors set forth above outweighed the negative factors set forth above.

        Procedure for Determination.    Our board of directors, including the members of the special committee, believes that the merger is procedurally fair to our unaffiliated shareholders because, among other things:

  •
  the special committee consisted of three directors who are not, and have never been, employed by the Company or affiliated with PDSH or the other Continuing Shareholders and who were appointed by the board of directors to represent solely the interests of holders of our common stock other than PDSH and the other Continuing Shareholders;

  •
  the merger agreement contains a neutralized voting provision pursuant to which the merger must be approved not only by a majority of the outstanding shares of common stock entitled to vote, but also by a majority, i.e., at least 1,355,276, of the 2,710,550 such shares not owned by the Continuing Shareholders (excluding for this purpose as shares owned by the Continuing Shareholders the Custodial Shares); as a result of this provision, the merger must be approved by at least 1,273,369, or 48.4%, of the total of 2,628,643 shares of common stock not owned by the Continuing Shareholders (including Mr. and Mrs. Finley in their capacities as custodians or trustees for their minor children) or any other person who is a director or executive officer of PDS;

  •
  our shareholders have dissenters' rights under Minnesota law; and

  •
  although the special committee retained a law firm that through 2000 had acted from time to time as the Company's outside counsel to negotiate solely on behalf of the Company's shareholders, other than PDSH and the other Continuing Shareholders, the special committee believes that all negotiations were conducted at arm's length by such counsel on behalf of the shareholders, other than PDSH and the other Continuing Shareholders. Moreover, the special committee devoted substantial time and effort in evaluating the terms and conditions of the merger agreement and the merger consideration.

        In light of the factors set forth above, and the fact that the use of a special committee of independent directors is a mechanism well recognized as tending to ensure fairness in transactions of this type, our board of directors believes that it was not necessary to the fairness of this transaction to our unaffiliated shareholders that a majority of our directors who are not employees of PDS retain an additional unaffiliated representative, other than the special committee, to act solely on behalf of PDS's unaffiliated shareholders in connection with this transaction, or to condition the approval of the merger on the approval of at least a majority of the shares of our common stock owned by our unaffiliated shareholders.

Opinion Of Financial Advisor To The Special Committee

        The special committee engaged Seidler to assist it in evaluating the proposal from the Management Group. Seidler is an investment banking firm and a member of the New York Stock Exchange, which has been in business in assisting companies, including rendering opinions as to the fairness of business combinations, since 1969. The special committee selected Seidler based on Seidler's experience and reputation as well as its familiarity with our business.

        In connection with Seidler's engagement, the special committee requested Seidler to evaluate the fairness, from a financial point of view, of the merger consideration under the merger agreement to the shareholders of PDS. No limitations were imposed on Seidler with respect to the investigation made or procedures followed by it in rendering its opinion. On April 14, 2004, Seidler delivered its written opinion to the special committee to the effect that as of that date and, based upon and subject to the factors and assumptions set forth in its opinion, the merger consideration was fair, from a financial point of view, to the shareholders of PDS. This opinion will be made available for inspection and copying at the principal executive offices of the Company during its regular business hours by any interested equity security holder of the Company or representative who has been so designated in writing.

        The full text of the Seidler written opinion, which sets forth, among other things, the procedures followed, assumptions made, matters considered, and limitations on the review undertaken, is attached to this proxy statement as Annex B and is incorporated in this proxy statement by reference. PDS' shareholders are encouraged to and should read this opinion carefully and in its entirety. Seidler's opinion is addressed to the special committee and relates only to the fairness of the merger consideration, from a financial point of view, to PDS's shareholders, does not address any other aspect of the merger or any related transaction, and does not constitute a recommendation to any PDS shareholder as to any other matter relating to the merger. The summary of the Seidler opinion in this proxy statement is qualified in its entirety to the full text of the opinion.

        In arriving at its opinion, Seidler reviewed certain publicly available business and financial information relating to us as well as the merger agreement and certain related documents. Seidler also reviewed certain other information, including financial projections and guidance, provided to or discussed with it by us, and met with our management to discuss our business and prospects. Seidler also considered certain financial and stock market data regarding us and compared that data with similar data for other publicly held companies in businesses similar to our business. Seidler also considered such other information, financial studies, analyses, and investigations, and financial, economic, and market data that it deemed relevant. Seidler also relied upon the views of our management concerning the business, operational, and strategic benefits of the merger.

        In connection with its review, Seidler relied on the accuracy and completeness of the financial and other information reviewed by it, other than the financial projections prepared by our management, and did not assume any responsibility for independent verification of any such information. Seidler also relied upon the assurances of our management that the members of our management were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections prepared by our management and delivered to Seidler, Seidler did not in any way rely upon these projections in preparing its opinion, but used such projections only as guidance for understanding the nature of our business and as initial data points in constructing its own analyses of the Company.

        In connection with its engagement, Seidler was not requested to conduct, and did not conduct, a physical inspection of our assets or properties and was not requested to make, and did not make, an independent evaluation or appraisal of our assets or properties. In addition, Seidler was not requested to, and did not, solicit third-party indications of interest in the possible acquisition of all or a part of our company. Seidler's opinion also does not address the relative merits of the merger as compared to other business strategies that might be available to us, nor does it address the underlying business decision to engage in the merger. Seidler's opinion is necessarily based upon information available to it and financial, economic, market, and other conditions as they existed, and could be evaluated, as of April 12, 2004. Seidler did not express any opinion as to the actual value of our common stock or the prices at which our common stock will trade at any time.

        In preparing its opinion, Seidler performed a variety of financial and comparative analyses, including those described below. The summary of Seidler's analyses described below is not a complete description of the analyses underlying Seidler's opinion. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. As a result, a fairness opinion is not readily susceptible to partial analyses or summary description. In arriving at its opinion, Seidler made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. As a result, Seidler's analyses should be considered as a whole, and selecting portions of its analyses and factors or the narrative description of the analyses could create a misleading or incomplete view of the processes underlying its analyses and opinion.

        In arriving at its opinion, Seidler did not consider certain effects on our shareholders of that portion of the merger consideration consisting of the nontransferable deferred cash payments of $1.50 per share, particularly the tax effect thereof or the likelihood that the payments would be made as scheduled, in advance of the scheduled payments, or at all. Seidler's analysis of the Company was made at the time of rendering its opinion and does not address the Company's future operating performance or financial condition. In addition, the shareholders of the Company differ in terms of tax status, with certain shareholders being individuals, trusts, partnerships, limited liability companies, business corporations, financial institutions, broker-dealers, tax-exempt organizations, insurance companies and other entities, and have widely varying cost bases in and holding periods for their stock in the Company. Accordingly, shareholders should consider the tax and other effects of the deferred payments with their own tax and other advisors.

        In its analyses, Seidler considered industry performance, regulatory, general business, economic, market and financial conditions, and other matters, many of which are beyond our control. No company, transaction, or business used in Seidler's analyses as a comparison is identical to our company or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involved complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading, or other values of the companies, businesses, or transactions being analyzed. The estimates contained in Seidler's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Seidler's analyses and estimates are inherently subject to substantial uncertainty.

        Seidler's opinion and financial analyses were only some of the many factors considered by the special committee in its evaluation of the merger and should not be viewed as determinative of the views of the special committee, the full board of directors or our management with respect to the merger or the merger consideration.

        The following is a summary of the material financial analyses performed by Seidler in connection with the preparation of its opinion.

        Offer Range.    In evaluating the merger consideration, Seidler applied a 10% to 30% discount range (to take into account the time value of money and risk associated with our high level of debt) to the residual cash payments of $0.50 per year on each of the first three anniversaries of the effective date of the merger. Seidler added the present value of the residual cash payment stream to the initial cash payment of $1.25 per share. Utilizing this methodology, Seidler calculated a range of implied equity values per share of $2.16 to $2.49.

        Transaction Premium Paid Analysis.    Seidler reviewed the acquisition premiums paid on more than 60 completed public acquisitions with a transaction value of $20 to $200 million during the prior 12 months. These premiums were derived from the ratio of the transaction value paid to the company's stock price both 30 days prior and one day prior to the announcement of the transaction. Seidler determined that, while the actual range of premiums paid was very wide, a range of premiums from 10% to 50%, which included approximately 60% of the total number of transactions in the sample universe, was representative of the typical premium paid in an acquisition. Seidler applied this acquisition premium to our average stock price for the 30 trading days prior and the last trading day prior to the announcement of the Management Group's proposal on February 24, 2003 and determined a range of equity values per share of our common stock of $1.08 to $1.48.

Transaction Premium Paid Analysis
	PDS Stock Price(a)	Implied Value	Weight
Closing Price on 2/21/03	$0.91	$1.00 to $1.37	50%
30 Day Average - 1/21/03 to 2/21/03	$1.06	$1.17 to $1.59	50%
Estimated Value per Share		$1.08 to $1.48

(a)
The premium analysis is based upon the pre-announcement stock prices.

        Comparable Transactions Analysis.    Seidler reviewed certain publicly available information regarding the terms and financial characteristics of seven selected transactions involving gaming companies that took place from September 1999 through April 2004, which Seidler believed to be relevant to the merger. Seidler evaluated the transactions based on the following multiplies: (i) transaction value to trailing 12 month sales, (ii) transaction value to trailing 12 month EBIT (i.e., earnings before interest and taxes), (iii) transaction value, less net debt, to net income, and (iv) transaction value, less net debt, to book value (i.e., assets less liabilities). Based on the resulting median values for the transaction value to sales and EBIT (applied to our trailing 12 month sales and EBIT respectively) and transaction value, less net debt (applied to our trailing 12 month net income and most recent quarter's book value), Seidler calculated a range of implied equity values per share of our common stock of $2.73 to $3.73.

Comparable M&A Transactions
Closing Date	Target	Acquiror	Deal Size
			($ in millions)
9/1/99	Sodak Gaming Inc.	International Gaming Tech.	$228
9/6/00	Scientific Gaming Hldgs.	Autotote Corp.	324
6/29/01	Casino Data Systems Inc.	Aristocrat Leisure Ltd.	162
12/30/01	Anchor Gaming Inc.	International Game Tech.	1,300
1/17/03	MDI Entertainment, Inc.	Scientific Games Corp.	17
9/18/03	Interlott Technologies	GTECH Holdings Corp.	60
10/27/03	Acres Gaming Inc.	International Game Tech.	107

        Discounted Cash Flow Analysis.    Seidler performed discounted cash flow analyses for PDS using, in part, financial projections and guidance provided by our management. Seidler estimated annual revenue growth of between 8% to 10% and based operating expenses on most recent historical performance. In performing its discounted cash flow analysis, Seidler made various assumptions and applied valuation parameters that it deemed appropriate. Utilizing these projections, Seidler calculated the theoretical range of discounted present values per share for our common stock by (i) adding together (a) the projected future stream of unlevered free cash flow through the fiscal year ending December 31, 2008, and (b) the projected continuing value of PDS as a stand-alone entity, at the end of the fiscal year ending December 31, 2008 defined as the terminal value, and (ii) subtracting the current net debt. The terminal value was calculated based on EBIT multiples of 9.5x to 11.5x (as derived from the comparable M&A transactions analysis which showed a 10.5 median EBIT multiple). The cash flow streams and the terminal values were then discounted to present values using a range of discount rates from 15% to 25%. Utilizing the discounted cash flow analysis, Seidler calculated a range of equity values per share of our common stock of $0.00 to $2.59.

Discounted Cash Flow Analysis
Model Assumptions(a)
FY '04-'08
Annual Revenue Growth	8%-10%
Tax Rate	36.0%
Terminal Value(b)	9.5x to 11.5x EBIT in '08
Discount Rate	15% to 25%

Estimated Equity Value Range	$0.0 to $10.4M
Estimated Value per Share	$0.00 to $2.59

(a) Assumptions are based upon guidance by management and historical financials.
(b) EBIT multiples are derived from the comparable M&A transactions analysis which showed a 10.5 median EBIT multiple.

        Comparable Public Company Analysis.    Using publicly available information, Seidler reviewed and compared actual financial, operating and stock market information pertaining to five publicly traded gaming companies in the applicable market cap range (under $100 million), namely GameTech International, Global Payment Technologies, Mikohn Gaming Corp., Paul-Son Gaming Corp., and Wells-Gardner Electronics. Seidler evaluated the comparable universe based on the following multiples: (i) enterprise value (i.e., market capitalization, plus total debt, less cash) to trailing twelve month sales and (ii) equity value to book value, as of the latest quarter. Due to the low to negative operating cash flow characteristics of our comparable universe, EBIT and net income multiplies are less applicable. Based on the resulting median enterprise value to sales multiple (applied to our trailing twelve month sales) and the median book value multiple (applied to our previous quarter's book value), and applying an appropriate control premium, Seidler calculated a range of implied equity values per share of our common stock of $2.43 to $3.13.

Comparable Public Companies
Company	Ticker	Market Cap
		($ in millions)
GameTech International, Inc.	GMTC	47.8
Global Payment Technologies, Inc.	GPTX	22.4
Mikohn Gaming Corp.	MIKN	84.4
Paul-Son Gaming Corp.	PSON	32.1
Wells-Gardner Electronics, Inc.	WGA	26.3

        Weighting of Analysis.    Seidler applied an equal weight to each of the analyses, which resulted in a mathematical range of $1.56 to $2.73 per share of our common stock.

        Compensation to Seidler.    Pursuant to a letter agreement with Seidler dated February 25, 2003 and subsequent amendment dated October 13, 2003, we paid Seidler a fairness opinion fee equal to $125,000 and an advisory fee equal to $127,500. The letter agreement with Seidler also provides that we will reimburse Seidler for its reasonable out-of-pocket expenses incurred in connection with the merger and indemnify Seidler and certain related persons and entities against certain liabilities, including liabilities under securities laws, incurred in connection with its services thereunder. No portion of this fee is conditioned upon Seidler's opinion or upon the completion of the merger. In the ordinary course of business, Seidler may trade PDS common stock for its own account and for the accounts of its customers and, accordingly, at any time hold a long or short position in such securities.

Our Financial Projections

        We do not, as a matter of course, publicly disclose financial forecasts. However, in connection with Seidler's analysis of the Company, we provided to Seidler and the special committee in June 2003 the following financial projections prepared by our management. These projections were pre-existing internal projections that were not prepared in contemplation of, or for use specifically in connection with, the merger or Seidler's engagement by the special committee. These projections were not prepared with a view towards public disclosure or compliance with published guidelines of the Securities and Exchange Commission, the guidelines established by the American Institute of Certified Public Accountants for Prospective Financial Information or generally accepted accounting principles. Our certified public accountants have not examined or compiled any of these projections or expressed any conclusion or provided any form of assurance with respect to the projections and, accordingly, assume no responsibility for them. These projections are not fact and should not be relied upon as being indicative of future results. You are cautioned not to place undue reliance on these projections.

        The projections set forth below constitute forward-looking statements and involve numerous risks and uncertainties. While presented with numerical specificity, these projections reflect numerous assumptions made by our management, many of which are inherently uncertain and subject to change. In addition, factors such as industry performance and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict, may cause these projections or the underlying assumptions to be inaccurate. Accordingly, it is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. In particular, the Company's reported income before income taxes and net income for its 2003 fiscal year, i.e., $1,063,000 and $659,000, respectively, and for the first six months of its 2004 fiscal year, as annualized on a straight-line basis, i.e., $1,146,000 and $688,000, respectively, are substantially lower than the corresponding amounts thereof projected by the Company for its 2003 and 2004 fiscal years as reflected in these projections. Neither the Company nor any of its affiliates, advisors or representatives has made or makes any representation to any person regarding the Company's ultimate performance compared to the information contained in these projections. Except to the extent required under applicable securities laws, we do not intend to update or otherwise revise these projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event any or all of the assumptions underlying these projections are shown to be in error.

        The Company has been advised by Seidler that Seidler did not in any way rely upon these projections in preparing its opinion, but used such projections only as guidance for understanding the nature of the Company's business and as initial data points in constructing its own analyses of the Company. Seidler has further advised the Company that its decision not to place any weight on these projections was based on a number of factors, primarily (i) the fact that the projections were not prepared by our management in contemplation of, or for use specifically in connection with, the merger or Seidler's engagement by the special committee, and (ii) Seidler's comparison during the course of its engagement of the Company's actual results of operations for certain completed periods with the substantially higher corresponding amounts reflected in these projections.

	Year Ending December 31,
	2003		2004		2005	2006	2007
REVENUES
Equipment sales and sales type leases	7,436,787		2,596,178		3,846,179	10,949,536	15,000,000
Operating lease rentals	30,928,586		48,623,521		56,853,537	56,069,929	56,718,745
Finance income	6,004,931		8,234,057		11,473,258	13,415,689	14,404,055
Fee income	2,252,076		2,690,197		3,642,823	4,275,611	4,375,220
Casino	1,343,533		0		0	0	0
Retail	559,482		600,000		624,000	648,000	672,000

	48,525,395		62,743,953		76,439,797	85,358,765	91,170,020

COSTS AND EXPENSES
Equipment sales and sales type leases	6,585,557		2,896,177		3,949,844	9,737,078	12,836,000
Depreciation on leased equipment	22,797,462		35,784,932		44,061,145	44,108,310	44,315,415
Interest	11,398,397		13,774,874		15,471,788	16,933,426	17,665,697
Casino	1,485,325		0		0	0	0
Selling, general and administrative	3,567,770		3,700,904		3,912,797	4,133,322	4,362,833
Depreciation and amortization on other property	786,535		372,000		372,000	372,000	372,000

	46,621,046		56,528,887		67,767,574	75,284,136	79,551,945

INCOME BEFORE INCOME TAXES	1,904,349	(1)	6,215,066	(2)	8,672,223	10,074,629	11,618,075
Income Taxes	685,566		2,237,424		3,122,000	3,626,867	4,182,507

NET INCOME	1,218,783	(1)	3,977,642	(2)	5,550,223	6,447,762	7,435,568

(1)
The Company's actual income before income taxes and net income for its 2003 fiscal year, as reported in its Annual Report on Form 10-K for the fiscal year ended December 31, 2003, were $1,063,000 and $659,000, respectively.

(2)
The Company's actual income before income taxes and net income for the first two quarters of its 2004 fiscal year, as reported in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, were $573,000 and $344,000, respectively. Annualizing these numbers on a straight-line basis by multiplying by two would result in income before income taxes and net income for the Company's 2004 fiscal year of $1,146,000 and $688,000, respectively.

PDSH's And The Other Continuing Shareholders' Purpose, Reasons And Other Considerations For The Merger

        The Company's board has since May 2002 considered various strategic alternatives for the purpose of increasing value for the Company's shareholders. In October 2002, the board determined to pursue in a more structured manner a potential sale of the Company, as well as other strategic alternatives, and at that time the Company retained Libra to act as its exclusive financial advisor with respect to the Merger Opportunity. Johan P. Finley, Lona M. B. Finley and Peter D. Cleary, as members of the Company's board as well as of senior management, and members of the Management Group who made the proposal for this transaction, concurred with the board's determination and actively participated in these initiatives.

        These initiatives did not result in any firm offers to purchase the Company or to engage in any other form of transaction that would create a liquidity event for our shareholders. PDSH and the other Continuing Shareholders continue to believe that a sale of the Company is the best method to provide liquidity for the Company's shareholders. In addition, in view of the Company's uncertain prospects for growth in profitability, they determined that at this time the merger, on the terms proposed, represents the best method to maximize value for the Company's shareholders. PDSH and the other Continuing Shareholders have informed us that they are engaging in the merger in order to facilitate the transfer of ownership of the Company to PDSH and the other Continuing Shareholders and to allow all other shareholders to receive the merger consideration for the following reasons:

  •
  the Company was unsuccessful in its attempts, since May 2002, to create a liquidity event for all of the Company's shareholders;

  •
  PDS's common stock had been trading, for a substantial period of time prior to the announcement of the Management Group's proposal, at a price that the Continuing Shareholders did not consider to be reflective of the fair value of the Company, whereas the $2.75 total cash merger consideration proposed to be paid over three years would provide our shareholders, other than PDSH and the other Continuing Shareholders, and shareholders perfecting their dissenters' rights, with a fair cash payment for their common stock;

  •
  the consummation of the merger would eliminate the substantial legal, accounting and regulatory compliance efforts and expenses associated with being a publicly traded entity, including those arising under the enhanced requirements of the federal Sarbanes-Oxley Act of 2002, efforts and expenses that no longer seem justifiable at a time when the putative benefits of being a public company do not appear to be accruing to the Company; and

  •
  the consummation of the merger would afford the Company greater flexibility in implementing various financing alternatives.

        PDSH and the other Continuing Shareholders have advised us that, except as otherwise described in this proxy statement, neither PDSH nor any of the other Continuing Shareholders has any current plans or proposals or is party to any negotiations which relate to or would result in (i) an extraordinary corporate transaction, such as a merger (other than the merger), reorganization or liquidation involving the Company or its subsidiaries; (ii) any purchase, sale or transfer of a material amount of our assets; (iii) any material change in our present dividend policy, indebtedness or capitalization; (iv) any change in our management or any change in any material term of the employment contract of any of our executive officers; or (v) any other material change in our business or structure.

PDSH's And The Other Continuing Shareholders' Position As To The Fairness Of The Merger

        PDSH and the other Continuing Shareholders have informed us that they believe that the merger and the merger consideration to be paid to our unaffiliated shareholders are fair to those shareholders. PDSH and the other Continuing Shareholders have informed us that they base their belief on the following factors:

  •
  the total cash consideration of $2.75 proposed to be paid to the public holders of our common stock in the merger represents (without the application of a present value or any other form of discount to the amount of the deferred cash payments) a premium of approximately 132%, 47% and 21%, respectively, over the average closing price of the shares of our common stock during the six-, 12-and 18-month periods ending on February 21, 2003, the last trading day preceding the announcement of the Management Group's proposal. PDSH and the other Continuing Shareholders believe that these time periods most accurately reflect the true market conditions currently affecting the Company and that a longer period would include market factors that are not currently relevant;

  •
  the preliminary exploration of strategic alternatives conducted by the Company from May 2002 to October 2002 and the more structured approach to this process taken by the Company during the period from October 2002 to February 2003 did not result in any firm offers to acquire the Company or to otherwise engage in a transaction likely to enhance shareholder value, and the public announcement in February 2003 of the proposal for this transaction did not result in any new prospective purchasers approaching the Company or Libra;

  •
  after a thorough review with its independent financial and legal advisors, the special committee, which consisted of directors who are not, and have never been, our employees or affiliated with PDSH, unanimously recommended that the board of directors approve the merger agreement and the merger;

  •
  based upon the recommendation of the special committee and other considerations, our board of directors determined that the merger is advisable and fair to and in the best interests of our unaffiliated shareholders, and approved the merger agreement and the merger;

  •
  the special committee received a written fairness opinion, dated April 14, 2004, from Seidler stating that, subject to the various assumptions and limitations set forth in that opinion, as of the date thereof, the merger consideration to be received by the holders of our common stock other than PDSH and the other Continuing Shareholders in the merger is fair to such shareholders from a financial point of view, as further described under "Special Factors—Opinion of Financial Advisor to the Special Committee";

  •
  the merger agreement contains a neutralized voting provision which requires that the merger be approved not only by a majority of the outstanding shares of common stock entitled to vote, but also by a majority of such shares not owned by the other Continuing Shareholders (excluding for this purpose the Custodial Shares as shares owned by the Continuing Shareholders);

  •
  the implied values of the Company's common stock reflected in the pending transactions of PDSH and Johan P. Finley with respect to the PDSH Stock Acquisition, the Cleary Options and the Exchangeable Note are less than the merger consideration per share proposed to be paid to the Company's unaffiliated shareholders in the merger;

  •
  the merger agreement was negotiated at arm's length with the special committee, which acted independently, with the assistance of separately retained financial and legal advisors and on behalf of the holders of our common stock other than PDSH and the other Continuing Shareholders; and

  •
  the merger agreement contained a number of procedural safeguards, including a "fiduciary out" provision that would apply if we receive, prior to the special meeting of shareholders, an unsolicited proposal by a third party relating to the possible acquisition of the Company or any material portion of our voting securities or assets. Under those circumstances, if the special committee determines in good faith that the proposal is more favorable to our shareholders than the terms of the merger, and provided that the board of directors, acting upon the recommendation of the special committee, determines in good faith that its fiduciary duties require it to do so, the board of directors may withdraw or modify its recommendation that our shareholders vote for the agreement or cause us to terminate the merger agreement, in which case we would pay PDSH a "break-up" fee equal to the sum of (x) $500,000 and (y) the amount of the previously unreimbursed reasonable professional and advisory fees and other out-of-pocket expenses incurred by PDSH in connection with the merger and its financing.

        PDSH and the other Continuing Shareholders believe that the above factors, taken as a whole, support their conclusion that the merger is fair to our unaffiliated shareholders.

        In determining the consideration to be paid in the merger, PDSH and the other Continuing Shareholders considered $2.75 payable over three years to be fair to the Company's unaffiliated shareholders in view of the six-, 12- and 18-month average market prices of the common stock prior to the public announcement of the proposal for this transaction, and the fact that it represents (without applying a present value or any other form of discount to the deferred payments) a premium over those average market prices. PDSH and the other Continuing Shareholders also considered the total cash merger consideration to be fair to the Company's unaffiliated shareholders in that it represents (without applying a present value or any other form of discount to the deferred payments) a premium to the then current net book value per share of the common stock, which was $2.14 as of December 31, 2002. In addition, they took into consideration the amount required to finance the transaction, PDSH's financing commitment from the Lender and PDS's future ability to timely make payments under the deferred payment rights constituting a portion of the merger consideration payable to the Company's unaffiliated shareholders. In connection with their determination of the fairness of the merger agreement and the merger to our unaffiliated shareholders, PDSH and the other Continuing Shareholders adopted the conclusions as to fairness set forth under "Special Factors—Our Position as to the Fairness of and the Reasons for Recommending Approval of the Merger," and the analyses underlying such conclusions of the special committee, based on their views as to the reasonableness of such analyses. They also reviewed the procedures followed by the special committee and the board of directors in their respective consideration of the terms of the proposed merger, and determined them to be reasonable grounds on which to decide that the merger was fair to the unaffiliated holders of our common stock.

        Procedure for Determination.    PDSH and the other Continuing Shareholders believe that the merger is procedurally fair to our unaffiliated shareholders because, among other things:

  •
  the special committee consisted of three directors who are not, and have never been, employed by the Company or affiliated with PDSH or the other Continuing Shareholders and who were appointed by the board of directors to represent solely the interests of holders of our common stock other than PDSH and the other Continuing Shareholders;

  •
  the merger agreement contains a neutralized voting provision pursuant to which the merger must be approved not only by a majority of the outstanding shares of common stock entitled to vote, but also by a majority, i.e., at least 1,355,276, of the 2,710,550 such shares not owned by the Continuing Shareholders (excluding for this purpose as shares owned by the Continuing Shareholders the Custodial Shares); as a result of this provision, the merger must be approved by at least 1,273,369, or 48.4%, of the total of 2,628,643 shares of common stock not owned by the Continuing Shareholders (including Mr. and Mrs. Finley in their capacities as custodians or trustees for their minor children) or any other person who is a director or executive officer of PDS;

  •
  our shareholders have dissenters' rights under Minnesota law; and

  •
  although the special committee retained a law firm that through 2000 had acted from time to time as the Company's outside counsel to negotiate solely on behalf of the Company's shareholders, other than PDSH and the other Continuing Shareholders, PDSH and the other Continuing Shareholders believe that all negotiations were conducted at arm's length by such counsel on behalf of the shareholders, other than PDSH and the other Continuing Shareholders. Moreover, PDSH and the other Continuing Shareholders believe that the special committee devoted substantial time and effort in evaluating the terms and conditions of the merger agreement and the merger consideration.

        In light of the factors set forth above, and the fact that the use of a special committee of independent directors is a mechanism well recognized as tending to ensure fairness in transactions of this type, PDSH and the other Continuing Shareholders believe that it was not necessary to the fairness of this transaction to our unaffiliated shareholders that a majority of our directors who are not employees of PDS retain an additional unaffiliated representative, other than the special committee, to act solely on behalf of PDS's unaffiliated shareholders in connection with this transaction, or to condition the approval of the merger on the approval of at least a majority of the shares of our common stock owned by our unaffiliated shareholders.

        In view of the variety of factors considered in reaching their respective determinations, PDSH and the other Continuing Shareholders did not quantify or otherwise assign relative weights to the specific factors considered in reaching their belief as to the fairness of the merger to our unaffiliated shareholders. Neither PDSH nor any of the other Continuing Shareholders (in their capacity as such) are making any recommendation as to how the holders of our common stock should vote on the merger agreement and the merger.

        Johan P. Finley and Lona M. B. Finley, who hold direct or indirect equity interests in PDSH, and Peter D. Clearly, who is expected to hold a derivative securities position in PDSH, are also officers and directors of the Company and have interests that are in addition to, or different from, the interests of the other holders of our common stock. See "Special Factors—Interests of Executive Officers and Directors in the Merger."

        The merger will terminate all equity interests in the Company of our shareholders other than PDSH and the other Continuing Shareholders. The merger consideration to be received by holders of our common stock was the result of arm's-length negotiations between representatives of PDSH and the special committee and their respective advisors.

        Our common stock is currently registered under the Exchange Act and is listed for trading on the Nasdaq SmallCap Market under the symbol "PDSG." Upon consummation of the merger, our common stock will be de-listed from Nasdaq and registration of the common stock under the Exchange Act will be terminated. The merger will allow PDS, as the surviving corporation, to gain certain efficiencies by eliminating the time devoted by its management and certain other employees to complying with the periodic and current reporting and shareholder communication requirements of the Exchange Act, and our directors, officers and beneficial owners of more than 10% of the shares of our common stock will be relieved of the reporting requirements and restrictions on trading under Section 16 of the Exchange Act. In addition, we will be relieved of Nasdaq listing and reporting requirements.

        Approval of the merger requires the vote of at least a majority of the outstanding shares of our common stock entitled to vote thereon, and, although not required under the Minnesota merger statute, the separate approval of a majority of such shares held by shareholders other than PDSH and the other Continuing Shareholders (excluding for this purpose the Custodial Shares as shares owned by the Continuing Shareholders).

Financing The Merger; Sources Of Funds

        The aggregate consideration payable to our shareholders in the merger is approximately $7,454,013 (assuming that no shareholders perfect their dissenters' rights and that PDS does not exercise its prepayment rights with respect to the deferred cash payments), consisting of an initial cash payment of $3,388,188 and deferred cash payments in the aggregate amount of $4,065,825, payable in three equal annual installments on the first three anniversaries of the closing of the merger. PDSH has advised us that it has received a commitment letter from the Lender in the principal amount of $5.5 million, approximately $3.5 million of which is to be set aside to pay the initial cash merger consideration in the amount of $1.25 per share. PDS intends to pay the amounts due under the deferred payment rights through cash flows from operations. In addition, the cost of cashing out existing stock options, estimated to be $95,132, and the previously incurred transaction expenses of the parties unpaid to date and the estimated future transaction expenses of the parties, in an estimated aggregate amount of $200,000, will be financed by PDSH's and PDS's available cash if the transaction is consummated. If there is no closing, and the merger agreement is terminated, PDS will pay to PDSH the amount of the previously unreimbursed reasonable professional and advisory fees and other out-of-pocket expenses incurred by PDSH in connection with this transaction or its financing, in the maximum aggregate amount of $500,000, unless the agreement is terminated based on specified types of transactions alternative to the merger transaction taking place, in which event there will be no such limitation and PDS will be required to pay an additional $500,000 in termination fees to PDSH.

        Pursuant to the terms of the commitment letter, the consummation of the merger is a condition to the funding of the underlying loan to PDSH. The loan is for a term of five years, bears an annual interest rate of 12%, and is subject to a number of additional fees and charges: a one-time commitment fee of 1%, a one-time origination fee of 2%, a 2.5% per annum financial advisory fee, a 3% per annum anniversary fee and a one-time 3% placement fee. The commitment letter contains an exclusivity provision that prohibits PDSH, until the earlier of April 29, 2005 and the date, if any, that the Lender notifies PDSH that it has determined not to advance the underlying loan, from discussing or negotiating with any third party any financing alternative to that contemplated by the commitment letter.

        The underlying loan will be secured by a secured guaranty from the Company to be entered into upon the effective termination of the registration of the common stock under the Exchange Act.

        If the merger is completed, PDSH expects to repay the debt incurred in connection with the merger primarily through dividends received by it from PDS and/or through refinancing. When and if PDSH receives distributions from PDS, it must utilize such amounts to prepay the loan.

        The definitive loan documentation is expected to contain customary representations and warranties by PDSH, including representations and warranties relating to organization, authority, enforceability, financial statements, compliance with law and other instruments, absence of material adverse changes, absence of material litigation, absence of defaults, absence of conflicts with material agreements, payment of taxes and certain business-specific matters.

        The documentation will also contain numerous restrictive covenants of the Company, including usual and customary financial covenants and covenants related to capital expenditures, mergers and asset sales or purchases, incurrence of debt obligations, key man life insurance, liens and contingent obligations, transactions with affiliates, distributions and dividends and use of proceeds.

        The documentation will also contain standard events of default, including, among other events, defaults based on failure to pay interest, principal or other amounts when due, failure to comply with covenants, inaccurate or false representations or warranties, cross defaults, change of control, judgment defaults, bankruptcy and insolvency.

        Advance of the loan by the Lender to PDSH will be subject to a number of conditions, including:

  •
  consummation of the merger;

  •
  execution and delivery of definitive loan documentation;

  •
  the absence of specified material adverse changes; and

  •
  satisfactory conclusion of the lender's legal due diligence of PDS's affairs.

        The Lender's commitment letter expires on October 31, 2004 if the definitive loan documentation shall not have been entered into and the conditions to closing thereunder shall not have been satisfied prior thereto, unless extended by the Lender and PDSH. No alternative financing arrangements or alternative financing plans have been made in the event that the financing arrangements with the Lender are not completed, and the entering into any such arrangement or the making of any such plan by PDSH would constitute a violation by PDSH of the terms of the commitment letter. The documentation governing the loan has not yet been finalized and, accordingly, remains subject to change.

        The obtaining of the loan from the Lender, or any other financing, is not a condition to the closing of the merger under the terms of the merger agreement.

Risks That The Merger Will Not Be Completed

        Completion of the merger is subject to certain risks, including, but not limited to, the following:

  •
  that the merger agreement will not be adopted and approved at the special meeting by (i) a majority of the outstanding shares of common stock entitled to vote at the special meeting or (ii) a majority of such shares not owned by the Continuing Shareholders (excluding for this purpose the Custodial Shares as shares owned by the Continuing Shareholders);

  •
  that the holders of more than 5% of the outstanding shares of common stock elect to exercise their dissenters' rights;

  •
  that PDSH is unable to obtain on acceptable terms the financing necessary to pay the initial merger consideration of $1.25 per share from the Lender or any other financing source on or prior to October 31, 2004;

  •
  that PDS is unable to secure all of the requisite approvals from gaming regulatory authorities on or prior to January 31, 2005;

  •
  that the Company or PDSH will not have performed, in all material respects, its obligations contained in the merger agreement prior to the closing date of the merger;

  •
  that the representations and warranties made by the Company or PDSH in the merger agreement will not be true and correct to the extent provided in the merger agreement at the closing date of the merger;

  •
  that PDS may experience a circumstance, event, occurrence or effect that individually or in the aggregate has, or would reasonably be expected to have, a material adverse effect on PDS and, as a result, PDSH could terminate the merger agreement; and

  •
  that there may be litigation that could prevent the merger.

        As a result of the various risks to the completion of the merger, there can be no assurance that the merger will be completed even if the requisite shareholder approvals are obtained. It is expected that, if our shareholders do not adopt and approve the merger agreement or if the merger is not completed for any other reason, the current management of PDS, under the direction of our existing board of directors, will continue to manage PDS as an ongoing business.

Considerations Relating To The Proposed Merger

        Set forth below are various risks related to the proposed merger. The following is not intended to be an exhaustive list of the risks related to the merger and should be read in conjunction with the other information in this proxy statement. In addition, you should refer to the section entitled "Cautionary Statements" in PDS's Annual Report on Form 10-K, for the year ended December 31, 2003, which Annual Report is incorporated in this proxy statement by reference, for risks related to our business.

        If the merger is not completed for any reason, we will be subject to a number of material risks, including:

  •
  the market price of our common stock may decline to the extent that the current market price of our shares reflects a market assumption that the merger will be completed; and

  •
  benefits that we expect to realize from the merger would not be realized.

        If the merger is terminated and our board of directors seeks another merger or business combination, shareholders cannot be certain that we will be able to find a partner willing to pay an equivalent or better price than the price to be paid in the merger. Further, if the merger is terminated, we will have incurred, without the realization of a corresponding benefit to the Company, substantial transaction expenses, including our legal and accounting fees and our investment banking fees, certain of the fees and expenses of PDSH incurred in connection with the merger and its financing, and, in specified circumstances, additional amounts in the form of termination fees payable to PDSH, in an aggregate amount likely to exceed the amount of the net income earned by the Company in its 2003 fiscal year (as adjusted by adding back to net income the amount of the merger transaction expenses deducted in calculating our net income for our 2003 fiscal year).

Material Federal Income Tax Consequences Of The Merger

        The following discussion sets forth the material U.S. federal income tax consequences of the merger. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the regulations promulgated under the Code, Internal Revenue Service rulings, and judicial and administrative rulings in effect as of the date of this proxy statement, all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of our common stock in light of that holder's particular circumstances, or to those holders of our common stock subject to special rules, such as shareholders that are financial institutions, broker-dealers, tax-exempt organizations, insurance companies, dealers in securities, shareholders who acquired their common stock through the exercise of options, warrants or similar derivative securities or shareholders who hold their common stock as part of a straddle or conversion transaction. This discussion also does not address the U.S. federal income tax consequences to holders of options (or similar derivative instruments) exercisable to acquire shares of our common stock. This discussion assumes that holders of our common stock hold their respective shares as capital assets within the meaning of Section 1221 of the Code. No ruling from the Internal Revenue Service will be sought with respect to the U.S. federal income tax consequences discussed herein, and accordingly there can be no assurance that the Internal Revenue Service will agree with this discussion. The Company also does not intend to seek an opinion of counsel with respect to any of the matters addressed in this discussion.

        We do not intend this discussion to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. We also do not address the non-income tax or foreign, state or local tax consequences of the merger. Accordingly, we strongly urge you to consult your tax advisor to determine your particular U.S. federal, state, local or foreign income or other tax consequences resulting from the merger, with respect to your individual circumstances. Further, the following discussion is applicable to U.S. citizens and residents, or other United States persons, and federal tax consequences to nonresident aliens, foreign corporations not doing business in the United States and other persons and entities not considered United States persons for federal income tax purposes are not addressed except as noted below with respect to withholding.

        The receipt of cash for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes under Revenue Ruling 78-250. In general, a shareholder who receives cash and the right to receive deferred cash payments in exchange for shares of our common stock pursuant to the merger will recognize, at the time of the merger, gain or loss for U.S. federal income tax purposes equal to the difference, if any, between $2.75 and the shareholder's adjusted tax basis for the common stock surrendered in such exchange. Gain or loss will be determined separately for each block of shares of our common stock (i.e., shares of our common stock acquired at the same cost in a single transaction) that is surrendered for cash and the right to receive deferred cash payments pursuant to the merger.

        Section 453 of the Code does not allow the sale of a publicly traded security to be reported on the installment method. Therefore, this method will not be available to shareholders with respect to the deferred payment component of the merger consideration. The Company intends to take the position for reporting purposes that under applicable Code provisions the portion of the merger consideration consisting of deferred cash payments is taxable in the year in which the merger is consummated, not as and when received by the shareholder. In addition, the full amount of the cash deferred payments of $1.50 per share is considered received at the time the merger takes place, i.e., there is no reduction in the amount realized to reflect any discount element in the three deferred payments that the market may recognize. All required tax reporting by the Company will be based on this position. If the Internal Revenue Service were to take the position that any such discount were to be recognized for tax purposes, thereby reducing the amount realized on the sale, the amount of any such discount would have to be taken into income as ordinary income (original issue discount) over the term of the deferred payments.

        Consistently with the Company's reporting position, if the deferred payment obligation is fully satisfied for less than $1.50 per share owned (pursuant to the Company's exercise of its right of prepayment), or to the extent that it is not fully satisfied for any reason, the difference between the shareholder's basis in the deferred payment obligation (initially $1.50, multiplied by the number of shares cancelled in the merger and reduced as scheduled payments occur), and the amounts actually paid with respect thereto will constitute a capital loss. For example, if the $1.50 per share deferred payment obligation is fully satisfied six months after the consummation of the merger for $1.36 per share (pursuant to the Company's exercise of its right of prepayment), a capital loss of $0.14 per share should be recognized; on the other hand, if the Company were for any reason not to make any payments on the $1.50 per share deferred payment obligation, a capital loss of $1.50 per share should be recognized.

        Net capital gain recognized by non-corporate taxpayers from the sale or exchange of a capital asset held more than one year will generally be taxed at a rate not to exceed 15% for U.S. federal income tax purposes. Net capital gain from a sale or exchange of a capital asset held for one year or less will be subject to tax at ordinary income tax rates. Capital gains recognized by a corporate taxpayer will be subject to tax at the ordinary income tax rates applicable to corporations. In general, capital losses are deductible only against capital gains and are not available to offset ordinary income. However, individual taxpayers are allowed to offset a limited amount of net capital losses against ordinary income.

        The receipt of cash, if any, pursuant to the exercise by a holder of shares of our common stock of dissenters' rights under the Minnesota Business Corporation Act will be taxable. We encourage any holder of shares of our common stock considering the exercise of any dissenters' rights to consult a tax advisor to determine the tax consequences of exercising such dissenters' rights.

        Certain non-corporate holders of shares of our common stock may be subject to backup withholding on cash payments received pursuant to the merger. Backup withholding will not apply, however, to a holder of shares of our common stock who furnishes a taxpayer identification number ("TIN") and certifies that he or she is not subject to backup withholding on a substitute Form W-9, who provides a certificate of foreign status on Form W-8BEN or W-8ECI, or who is otherwise exempt from backup withholding. A holder of shares of common stock who fails to provide the correct TIN on Form W-9 may be subject to a $50.00 penalty imposed by the Internal Revenue Service.

        Shareholders are urged to consult with their own tax advisors as to the particular tax consequences to them of the merger, including the applicability and effect of any state, local, foreign or other tax laws, and changes in tax laws.

Interests Of Executive Officers And Directors In The Merger

        In considering the recommendation of our board of directors with respect to the merger agreement and the merger, our shareholders should be aware that certain of our directors and members of our management, as well as PDSH and the other Continuing Shareholders, have interests in the merger that are different from, or in addition to, the interests of holders of our common stock generally. Particularly, a number of these individuals, including members of the special committee, have received options that may not have been made available to other individuals.

        The names and titles of the individuals who are our directors and/or executive officers and who are known to have these interests are listed below. The special committee and our board of directors were aware of these interests and considered them, among other matters, in approving the merger.

Name and Title	Number of Shares Underlying Options Exercisable at <$2.61	Amount to be Received in Connection with Cancellation of Options Exercisable at <$2.61
Johan P. Finley Chairman and Chief Executive Officer	50,000	$0
Lona M. B. Finley Executive Vice President, Secretary and Director	7,500	$0
Peter D. Cleary President, Treasurer, Chief Financial Officer and Director	54,000	$9,420
James L. Morrell Director and Chairman of Special Committee	25,000	$15,150
Joel M. Koonce Director and Member of Special Committee	15,000	$14,050
Patrick R. Cruzen Director and Member of Special Committee	20,000	$21,600

        Johan P. Finley, our Chairman and Chief Executive Officer, and Lona M. B. Finley, a Director and our Executive Vice President and Secretary, will not receive the merger consideration, except in connection with the Custodial Shares. In addition, they have agreed to forego the cash consideration for the cancellation of their options that they would otherwise be entitled to under the merger agreement. Mr. and Mrs. Finley have sole voting power over the Custodial Shares and the shares of common stock held by the Trust, and have indicated that they intend to vote all such securities in favor of the merger and the merger agreement.

        Following the consummation of the merger, the Company, as the surviving entity, will be owned directly by PDSH and indirectly by the other Continuing Shareholders. None of the Company's employees, including the Continuing Shareholders, will receive any change of control or severance payments in connection with the merger. PDSH and the other Continuing Shareholders expect that the Company's senior management will remain with the Company after completion of the merger on substantially the same employment terms as are currently in place. The three members of the special committee will cease to be members of the board upon completion of the merger.

Plans Or Proposals After The Merger

        Assuming consummation of the merger, PDSH has informed us that, following the consummation of the merger, and assuming that conditions prevailing in the casino equipment financing, leasing and remarketing industry from time to time allow, and subject to the financial condition and prospects of PDS, it may cause PDS to take one or more actions, including, without limitation, the following:

  •
  conducting a public or private financing depending on market conditions;

  •
  seeking to acquire other companies in the same or related businesses;

  •
  marketing the Company for sale; or

  •
  redeeming shares of stock from or paying dividends to PDSH.

        PDSH and the other Continuing Shareholders have advised us that neither PDSH nor any of the other Continuing Shareholders has formulated any plans or proposals, or is party to any negotiations, concerning any of the foregoing actions.

Comparative Market Price Data

        Our common stock, par value $.01 per share, is listed for trading on the Nasdaq SmallCap Market under the symbol "PDSG." As of the record date, 3,812,222 shares of our common stock were issued and outstanding and we had 59 shareholders of record and approximately 950 beneficial shareholders. The following table sets forth the high and low bid information for the common stock as reported by Nasdaq for the periods indicated. These prices reflect inter-dealer prices, without retail mark-up or mark-down or commissions, and do not necessarily represent actual transactions.

	Closing Prices
	High	Low
Fiscal 2004
First Quarter Ended March 31	$2.38	$1.70
Second Quarter Ended June 30	2.03	1.67
Fiscal 2003
First Quarter Ended March 31	2.08	0.82
Second Quarter Ended June 30	1.58	1.17
Third Quarter Ended September 30	1.64	1.26
Fourth Quarter Ended December 31	2.30	1.45
Fiscal 2002
First Quarter Ended March 31	4.92	3.00
Second Quarter Ended June 30	4.15	0.90
Third Quarter Ended September 30	1.50	0.43
Fourth Quarter Ended December 31	1.77	0.81

        On February 21, 2003, the last full trading day before the day on which the proposed merger was announced by PDS, the closing sales price per share was $0.91. On August 23, 2004, the most recent practicable trading day prior to the date of mailing of this proxy statement, the closing sales price per share was $1.85. You should obtain current market price quotations for the common stock in connection with voting your shares.

Dividends

        We have never declared a dividend. Under the merger agreement, we have agreed not to declare or pay any dividends on our common stock prior to the closing of the merger or the earlier termination of the merger agreement. We do not expect to pay any cash dividends or distributions on our common stock for the foreseeable future.

Provisions For Unaffiliated Shareholders

        In connection with the execution of the merger agreement, we did not make any provisions to either grant shareholders unaffiliated with PDSH access to our corporate files or to retain counsel or appraisal services for our unaffiliated shareholders at our expense or the expense of any other party to the merger agreement.

COMPANY SELECTED CONSOLIDATED FINANCIAL INFORMATION

        The following table summarizes certain selected consolidated financial data, which should be read in conjunction with our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, each of which is incorporated by reference in this proxy statement. The selected consolidated financial data set forth below for each of the years in the five-year period ended December 31, 2003, and as of the end of each of such periods, have been derived from our consolidated financial statements which have been audited by Piercy, Bowler, Taylor & Kern, Certified Public Accountants & Business Advisors, a professional corporation, who were our independent accountants for those periods. The selected consolidated financial data set forth below as of and for the six months ended June 30, 2004 and 2003 have been derived from our unaudited consolidated financial statements, which appear in our Form 10-Q for the quarter ended June 30, 2004. The unaudited consolidated financial statements have been prepared on a basis consistent in all material respects with the audited consolidated financial statements appearing elsewhere herein and, in the opinion of our management, include all adjustments necessary for a fair presentation of such data. The consolidated financial statements as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, and our independent accountants' report thereon, are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

        We have not provided any pro forma data giving effect to the merger as we do not believe that such information is material to our shareholders in evaluating the merger and the merger agreement. The merger consideration consists solely of cash and, if the merger is consummated, our common stock will cease to be publicly traded. As a result, we do not believe that the changes to our financial condition resulting from the merger would provide meaningful or relevant information in evaluating the merger and the merger agreement since our shareholders (other than PDSH and the other Continuing

Shareholders) will not be shareholders of, and will have no direct interest in, the Company following the merger.

	Six Months Ended June 30,		Year Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
	(unaudited)
	(in thousands, except per share and number of shares data)
Income Statement Data
Revenues:
Equipment sales and sales-type leases	$17,997	$3,499	$6,825	$18,907	$10,978	$31,288	$4,015
Operating lease rentals	17,397	11,542	28,193	13,691	11,142	10,497	12,426
Finance income	1,793	2,202	4,938	4,911	10,912	7,509	5,511
Fee income	294	1,643	4,383	1,104	4,750	2,107	3,697
Casino	25	389	896	1,714	1,356

	37,506	19,275	45,235	40,327	39,138	51,401	25,649

Costs and expenses:
Equipment sales and sales-type leases	15,576	2,994	6,339	17,310	9,764	26,102	3,875
Depreciation on operating leases	11,529	8,165	19,631	9,388	7,642	8,217	8,773
Interest	6,999	4,637	10,658	7,832	9,704	8,358	8,133
Casino	285	642	1,483	2,555	1,270
Selling, general and administrative	2,399	1,766	5,118	3,985	5,619	4,337	4,424
Depreciation and amortization on other property	145	379	725	754	868	726	386
Provision for doubtful accounts			218	141	147	212	1,395

	36,933	18,583	44,172	41,965	35,014	47,952	26,986

Income (loss) from continuing operations before income taxes and extraordinary item	573	692	1,063	(1,638)	4,124	3,449	(1,337)
Income taxes (benefit)	229	249	404	(528)	1,872	1,391	(349)
Income (loss) from continuing operation before extraordinary item			659	(1,110)	2,252	2,058	(988)
Income (loss) from discontinued operations, net of income taxes				(3,269)	(1,297)	(1,330)	254
Extraordinary gain on early extinguishment of debt, net of income tax					475

Net Income (loss)	$344	$443	$659	$(4,379)	$1,430	$728	$(734)

Net Income (loss) per common share:
Basic	$0.09	$0.12	$0.17	$(1.15)	$0.38	$0.20	$(0.20)
Diluted	0.09	0.12	0.17	(1.15)	0.37	0.20	(0.20)
Weighted average shares outstanding
Basic	3,810,000	3,803,000	3,804,000	3,794,000	3,730,000	3,711,000	3,684,000
Diluted	3,819,000	3,804,000	3,808,000	3,794,000	3,880,000	3,730,000	3,684,000

Balance Sheet Data
(in thousands, except per share data)
Total assets	$145,398	$117,584	$123,833	$97,838	$85,387	$84,301	$108,033
Notes payable and subordinated debt	120,885	86,732	83,205	69,031	64,806	60,378	79,872
Net book value per share	2.41	2.26	2.32	2.14	3.32	2.92	2.74

        The Company's ratio of earnings to fixed charges for the year ended December 31, 2003 was 1.1 to 1, and for the year ended December 31, 2002 was 0.8 to 1. The Company's ratio of earnings to fixed charges for the six months ended June 30, 2004 was 1.1 to 1, and for the six months ended June 30, 2003 was 1.1 to 1.

PDSH FINANCIAL INFORMATION

        The following sets forth the balance sheet for PDSH as of June 30, 2004 and its income statement for the period from inception on May 23, 2003 through June 30, 2004. The financial statements set forth below are prepared on an accrual basis and are unaudited. In the opinion of PDSH, the financial statements fairly present the financial position of PDSH as of June 30, 2004, and its results of operations for the period from inception until the indicated date. PDSH has conducted no business activity other than in connection with transactions relating to the acquisition of the Company.

BALANCE SHEET
As of June 30, 2004
Unaudited

ASSETS:
Cash	$1,000

$1,000

LIABILITIES AND SHAREHOLDERS' EQUITY:
LIABILITIES:
$—

Total liabilities	—

SHAREHOLDERS' EQUITY:
Common stock	1,000

Total shareholders' equity	1,000

$1,000

INCOME STATEMENT
For the period from inception (May 23, 2003) through June 30, 2004
Unaudited

REVENUE:	$350,365
EXPENSES:	350,365

NET INCOME:	$0

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The Company's only outstanding class of voting securities is common stock, $0.01 par value, of which 3,812,222 shares were outstanding as of the close of business on August 16, 2004. Each share of common stock is entitled to one vote on all matters put to a vote of shareholders. There has been no transaction involving shares of our common stock which was effected during the last 60 days by the Company, PDSH or, to the best of our knowledge, by any director or executive officer of the Company or PDSH. The following table sets forth certain information regarding the beneficial ownership of the common stock as of August 16, 2004 by: (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of common stock; (ii) each director of the Company; (iii) each executive officer of the Company; and (iv) all executive officers and directors as a group.

        Unless otherwise indicated, each of the following persons has sole voting and investment power with respect to the shares of common stock set forth opposite their respective names:

Name	Number(4)	Percent of Class
Johan P. Finley(1)(2)	954,786	24.7%
Peter D. Cleary(1)	166,207	4.2%
Lona M.B. Finley(1)(3)	278,786	7.3%
Joel M. Koonce(1)	22,500	*
James L. Morrell(1)	29,000	*
Patrick R. Cruzen(1)	14,000	*
All executive officers and directors as a group (6 persons)	1,454,079	35.6%
Johan P. Finley, Peter D. Cleary and Lona M.B. Finley(1)	1,388,579	34.5%

*
Less than 1%

(1)
The address of such person is 6171 McLeod Drive, Las Vegas, NV 89120-4048.

(2)
Includes 11,200 shares held as co-trustee for minor child also claimed by spouse as co-trustee. Mr. Finley disclaims beneficial ownership of the shares held by Lona M.B. Finley, his spouse.

(3)
Includes 49,000 shares held by Ms. Finley as custodian for her minor children and 11,200 shares held as co-trustee for minor child also claimed by spouse as co-trustee. Ms. Finley disclaims beneficial ownership of the shares held by Johan P. Finley, her spouse.

(4)
Includes shares of common stock issuable to the following persons upon exercise of options that are currently exercisable or that will become exercisable within 60 days of July 23, 2004: Johan P. Finley, 50,000 shares; Peter D. Cleary, 148,000 shares; Lona M.B. Finley, 10,500 shares; Joel M. Koonce, 19,000 shares; James L. Morrell, 29,000 shares; Patrick R. Cruzen, 14,000 shares; all executive officers and directors as a group, 270,500 shares.

        During the period from January 1, 2002 through August 16, 2004, no member of the Management Group purchased any shares of our common stock, other than Peter D. Cleary, who effected all of his purchases through the Company's previously approved employee stock purchase plan. During the period commencing with the first quarter of 2002 and ending with the third quarter of 2003, Mr. Cleary purchased through this plan an aggregate of 8,743.92 shares, at prices per share ranging from a high of

$2.95 to a low of $0.85. The average purchase price per share paid by Mr. Cleary with respect to these purchases for each quarter within this period is as follows:

Quarter	Average Purchase Price Per Share
First Quarter 2002	$2.95
Second Quarter 2002	2.17
Third Quarter 2002	0.85
Fourth Quarter 2002	0.89
First Quarter 2003	0.99
Second Quarter 2003	1.11
Third Quarter 2003	1.25

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        On February 24, 2004, the Company issued a promissory note in the original principal amount of $7,691,796 in favor of First State Bank of Thermopolis, the lender. The promissory note was issued in the ordinary course of business as part of the Company's plan of financing. In connection with this promissory note, Johan P. Finley provided, at the request of the lender, a personal guaranty in favor of the lender. In exchange for the guaranty, the Company agreed to provide Mr. Finley with a guaranty fee equal to two percent of the outstanding principal on the promissory note in March of each year the promissory note is outstanding. The promissory note has a stated term of three years. The Company has also agreed to indemnify Mr. Finley for any and all losses, claims, damages, liabilities and expenses arising out of, or in connection with, the guaranty. The terms of the Company's arrangement with Mr. Finley were approved by the Audit Committee of the Company's board of directors.

THE MERGER AND THE MERGER AGREEMENT

        The following is a summary of the material terms of the merger and the merger agreement. The following description may not contain all the information about it that is important to you. We encourage you to read the merger agreement itself, which is attached as Annex A to and incorporated by reference in this proxy statement.

        The merger agreement provides that upon satisfaction or waiver of all of the conditions thereto contained in the merger agreement, PDSA will be merged with and into PDS, which will be the surviving corporation in the merger. The merger will become effective at the time a certificate of merger is filed with the Secretary of State of the State of Minnesota and the Secretary of State of the State of Nevada.

        Our board of directors has determined, based on the recommendation of the special committee, that the merger is advisable and in the best interests of us and our shareholders and that the merger is fair, from a financial point of view, to our shareholders other than PDSH and the other Continuing Shareholders. Accordingly, our board of directors has approved the merger agreement and the merger and recommends that you vote "FOR" adoption of the merger agreement and approval of the transactions it contemplates. See "Special Factors—Our Position as to the Fairness of and the Reasons for Recommending Approval of the Merger."

Purpose And Structure Of The Merger

        The purpose of the merger is to permit our shareholders to realize a premium over the average market prices for their shares in the six-, 12- and 18-month periods preceding the public announcement of the proposal by the Management Group for this transaction, and to enable PDSH and the other Continuing Shareholders to obtain control of the Company in an orderly fashion so that PDSH may pursue its business objectives for the Company. These objectives may include refinancing our operations, acquiring additional operations, combining our operations with those of other entities involved in the gaming equipment financing, leasing and remarketing industry or contiguous industries, conducting a public or private financing depending on market conditions and/or entering into a transaction to sell its ownership interest in us, or substantially all of our assets. For further background on PDSH's and the other Continuing Shareholders' reasons for the merger, see "Special Factors—Background of the Merger," "Special Factors—PDSH's and the Other Continuing Shareholders' Position as to the Fairness of the Merger," and "Special Factors—PDSH's and the Other Continuing Shareholders' Purpose, Reasons and Other Considerations for the Merger." The reason the acquisition has been structured as a merger is to effect a prompt and orderly transfer of ownership of our company from our current shareholders to PDSH and the other Continuing Shareholders and to provide our other shareholders with cash for their shares. PDSH believes that undertaking the proposed transaction in the form of a merger represents the most efficient way of accomplishing the transfer of ownership.

Effective Time Of The Merger

        If the merger agreement and the merger are approved by the requisite majority votes of our shareholders and the other conditions to the merger are satisfied or, to the extent permitted, waived, the merger will be consummated and become effective at the time a certificate of merger is filed with the Secretary of State of the State of Minnesota and the Secretary of State of the State of Nevada, or such later time as is otherwise agreed to by us and PDSH and provided in the certificate of merger. If the merger agreement and the merger are approved by the requisite majority votes of our shareholders, we expect to complete the merger as soon as practicable after the special meeting.

Consideration To Be Received By Our Shareholders

        As of the effective time of the merger, by virtue of the merger and without any further action on the part of PDSH, us or any holder of any of our respective equity securities:

  •
  Each share of our common stock issued and outstanding immediately prior to the effective time of the merger, except for those shares owned by PDSH and by shareholders who exercise their dissenters' rights, shall be converted upon the consummation of the merger into the right to receive $1.25 in cash, and a nontransferable deferred payment right representing the right to receive from the Company the payment of an additional $0.50 on each of the first three anniversaries of the closing of the merger, in each case without interest and less withholding taxes, if any. In addition, PDS shall have the right, in its sole discretion, to prepay all, but not less than all, of the amounts then outstanding under all such nontransferable deferred cash payment rights, net of a present value discount, as follows: if said prepayment is made anytime (A) on or prior to the first anniversary of the consummation of the merger, PDS shall pay in cash with respect to each such right the amount of $1.36; (B) after the first such anniversary, but on or prior to the second such anniversary, PDS shall pay in cash with respect to each such right, in addition to the $0.50 payable on the first such anniversary, the amount of $0.93; and (C) after the second such anniversary, but prior to the third such anniversary, PDS shall pay in cash with respect to each such right, in addition to the $0.50 payable on each of the first and second such anniversaries, the amount of $0.50. The obligation of the Company to make payments due under the deferred payment rights is a general unsecured obligation of the Company; accordingly, in the event that the Company's operations do not generate sufficient cash to make such payments as and when due, and the Company is unable to borrow the necessary funds on acceptable terms, or the Company for any other reason does not make such payments as and when due, the holders of these rights will be general unsecured creditors of the Company, whose claims for payment will be subordinate to the claims of the Company's secured creditors.

  •
  Each share of PDS common stock issued and outstanding immediately prior to the effective time of the merger and owned by PDSH shall continue to exist from and after the effective time of the merger as an issued and outstanding share of the common stock of PDS, as the surviving corporation.

  •
  All units of limited liability company membership interest in PDSA issued and outstanding immediately prior to the effective time of the merger will at the effective time of the merger be converted into the right to receive an aggregate of 100 newly issued shares of common stock, $0.01 par value per share, of PDS, as the surviving corporation.

        All of our common stock issued and outstanding immediately prior to the effective time of the merger, other than that owned by PDSH, by virtue of the merger and without any action on the part of the holders of our common stock, shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each holder (other than PDSH) of a stock certificate for such common stock shall thereafter cease to have any rights with respect to the shares of common stock represented thereby, except the right to receive the merger consideration (without interest and less withholding taxes, if any) for each such share of our common stock upon the surrender of such stock certificate in accordance with the terms of the merger agreement or, as applicable, the "fair value" of such shares as determined under the Minnesota dissenters' rights statute.

Payment Of Merger Consideration And Surrender Of Stock Certificates

        Wells Fargo Bank, N.A. has been selected to act as disbursing agent with respect to the merger. Contemporaneously with the closing of the merger, PDSH shall cause to be deposited with the disbursing agent cash sufficient to make the initial cash payments to our shareholders as provided in the merger agreement, in the amount of $1.25 per share of common stock not owned by PDSH. The cash amount so deposited with the disbursing agent is referred to herein as the exchange fund.

        As soon as practicable after the effective time of the merger, the disbursing agent will mail to the record holders of our common stock (other than PDSH and holders who have exercised dissenters' rights): (i) a letter of transmittal in customary form and containing such provisions as PDS may reasonably specify (including a provision confirming that delivery of certificates for our common stock shall be effected, and risk of loss and title to the stock certificates shall pass, only upon delivery of such stock certificates to the disbursing agent), and (ii) instructions for use in effecting the surrender of stock certificates in exchange for the merger consideration as contemplated by the merger agreement. Upon surrender of a stock certificate to the disbursing agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the disbursing agent or the Company, (i) the holder of such stock certificate shall be entitled to receive in exchange therefor the initial cash consideration of $1.25 per share of our common stock (without interest and less withholding taxes, if any), and a certificate of deferred payment right evidencing the holder's right to receive a payment of an additional $0.50 (subject to present value discount in the event of prepayment) per share on each of the first three anniversaries of the closing date of the merger, and (ii) the stock certificate so surrendered shall be cancelled. Each such deferred cash payment to a former shareholder of the Company will be sent to the address specified by the former shareholder in the letter of transmittal returned by the former shareholder to the Company or, in the absence of such specification, to the former shareholder's address reflected on the books of the Company as of the effective time of the merger. Until surrendered as contemplated by the merger agreement, each of our stock certificates (other than those held by PDSH) shall be deemed, from and after the effective time of the merger, to represent only the right to receive the merger consideration with respect to the underlying shares as contemplated by the merger agreement (or, as applicable, the "fair value" of such shares as determined under the Minnesota dissenters' rights statute). If any stock certificate shall have been lost, stolen or destroyed, the Company may, in its discretion and as a condition precedent to the payment of the merger consideration per underlying share of our common stock, require the owner of such lost, stolen or destroyed stock certificate to provide an appropriate written indemnity agreement and to deliver a bond (in such sum as the surviving corporation may reasonably direct) as indemnity against any claim that may be made against the disbursing agent, PDSH or PDS as the surviving corporation with respect to such stock certificate.

        YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE DISBURSING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

        Any portion of the exchange fund that remains undistributed as of the date that is one year after the date the merger becomes effective shall be delivered to the Company upon demand, and, if so delivered, any holders of our stock certificates who have not theretofore surrendered their stock certificates in accordance with the merger agreement shall thereafter look only to the Company for satisfaction of their claims for the merger consideration.

        Each of the disbursing agent and PDS as the surviving corporation shall be entitled to deduct and withhold from any consideration payable pursuant to the merger agreement to any holder or former holder of our common stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable law. To the extent such amounts are deducted or withheld, such amounts will be treated for all purposes as having been paid to the person to whom such amounts would otherwise have been paid.

        Neither PDSH nor PDS as the surviving corporation shall be liable to any holder or former holder of our common stock or to any other person with respect to any cash amounts delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar law.

Solicitation Of Proxies; Expenses Of Solicitation

        We will bear the expenses in connection with the solicitation of proxies. Upon request, we will reimburse brokers, dealers and banks, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material to the beneficial owners of shares which those persons hold of record. Solicitation of proxies will be made principally by mail. We have retained Integrated Corporate Relations, Inc., 450 Post Road East, Westport, Connecticut, 06880, telephone: (203) 682-8200, to act as our solicitation agent in connection with this proxy solicitation. Proxies also may be solicited in person or by telephone, facsimile or other means by our directors, officers and regular employees. These individuals will receive no additional compensation for these services, but will be reimbursed for any transaction expenses incurred by them in connection with these services.

Articles Of Incorporation And Bylaws; Directors And Officers Of The Surviving Corporation

        From and after the effective time the merger, our articles of incorporation and bylaws will be the articles of incorporation and bylaws of the surviving entity. PDSH has advised us that, as of the effective time of the merger, Johan P. Finley, Lona M. B. Finley and Peter D. Cleary will remain as directors of the surviving entity, the members of the special committee will resign as members of the board of the surviving entity and our officers will remain the officers of PDS as the surviving entity.

Treatment Of Stock Options

        We have previously issued options exercisable to purchase our common stock to a number of employees, including the members of the Management Group, in the normal course of business. We have also issued options to our directors, including the members of the special committee. Each option to purchase shares of our common stock, whether or not then exercisable or vested, will become fully exercisable and vested immediately prior to the effective time of the merger. At the closing of the merger, each option to purchase shares of our common stock will be cancelled and in consideration of such cancellation, holders of options will be entitled to receive an amount in respect of each option equal to the product of (i) the excess, if any, of $2.61 over the exercise price of the option, and (ii) the number of shares of common stock subject to the option (net of taxes, if any). Johan P. Finley and Lona M. B. Finley have voluntarily elected to forego the cash consideration for the cancellation of their PDS options that they would otherwise be entitled to under the merger agreement.

Estimated Fees And Expenses Of The Merger

        Whether or not the merger is completed, PDS is responsible under the merger agreement for paying both the fees and expenses incurred by it in connection with the merger, as well as the reasonable professional and advisory fees and other out-of-pocket expenses incurred by PDSH in the merger transaction and its financing, up to a maximum of $500,000. Each party to the merger agreement is otherwise responsible for bearing all costs and expenses incurred by it in connection with the merger agreement and the merger. If the merger agreement is terminated, PDS will, in certain circumstances, be liable to PDSH for certain additional amounts in the form of termination fees. See "The Merger and the Merger Agreement—Termination of the Merger Agreement." Pursuant to the merger agreement, the foregoing provisions survive the termination of the merger agreement. The amounts of the fees and expenses previously incurred and estimated at this time to be incurred in the future by PDS, PDSH and PDSA in connection with the merger are as follows:

Description	Amount
(in thousands)
Legal fees and expenses	$450
Gaming Regulators	75
Accounting expenses	10
Financial advisory fees and expenses	320
Special committee fees and expenses	75
Printing, proxy solicitation and mailing costs	70
Filing Fees	1
Miscellaneous	10

Total	$1,011

        These expenses will not reduce the merger consideration to be received by our shareholders other than PDSH.

Accounting Treatment

        Upon completion of the merger, PDS, as the surviving corporation, expects to account for the merger under the purchase method of accounting, pursuant to which the total consideration paid in the merger will be allocated among the Company's consolidated assets and liabilities based on the fair value of the assets and liabilities assumed.

Litigation Relating To The Merger

        Following the February 24, 2003, announcement of the Management Group's proposal to purchase all of the outstanding shares of our common stock not owned by its members at a price per share consisting of $1.25 in cash upon consummation of the merger and nontransferable deferred payment rights in the aggregate amount of $1.50 payable over three years, three substantially similar putative class action lawsuits were filed by individual shareholders of the Company against the Company and our directors in the District Court of Clark County, Nevada. The complaints in these actions, which purported to be brought on behalf of all of our shareholders excluding the defendants and their affiliates, generally alleged (i) breaches of fiduciary duty by PDS and our directors and (ii) that the consideration offered by the Management Group was inadequate and constituted unfair dealing. The complaints sought to enjoin the proposal or, in the alternative, damages in an unspecified amount and rescission in the event a merger occurred pursuant to the proposal. In each of these three cases, the suits were voluntarily dismissed without prejudice by the plaintiff.

Principal Covenants Contained In The Merger Agreement

        Access.    Subject to confidentiality restrictions, we have agreed to provide PDSH and its authorized representatives with such access at reasonable times upon prior notice to the properties, books, records, tax returns, contracts, information, documents and personnel of us and our subsidiaries as they relate to our business as PDSH may reasonably request.

        Confidentiality.    Except as required by law, PDSH has agreed to hold, and to cause its lenders and other investors and their respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, as confidential any non-public information of PDS received by PDSH as a result of the access to PDS afforded to PDSH under the merger agreement. Pursuant to the merger agreement, this covenant of PDSH will survive the termination of the merger agreement.

        Conduct of our Business Pending the Closing of the Merger.    We have agreed, pending the completion of the merger, to use reasonable commercial efforts to carry on our business in the usual, regular and ordinary course, consistent with past practice and in compliance in all material respects with all applicable laws and regulations and to preserve current relationships with our customers, vendors and lenders. In addition, we have agreed not to, and to cause our subsidiaries not to, without the prior consent of PDSH (which consent PDSH agrees will not be unreasonably withheld or delayed):

  •
  amend our articles of incorporation or bylaws;

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  authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver any stock of any class or any other securities or equity equivalents, except for the issuance and sale of shares of our common stock pursuant to options previously granted;

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  split, combine or reclassify any shares of our capital stock, declare, set aside or pay any dividend or other distribution in respect of our capital stock, make any other actual, constructive or deemed distribution in respect of our capital stock or otherwise make any payments to shareholders in their capacity as such, or redeem or otherwise acquire any of our securities or any securities of any of our subsidiaries;

  •
  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization involving PDS or any of its subsidiaries (other than with respect to the merger);

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  alter, through merger, liquidation, reorganization, restructuring or any other fashion, the corporate structure of ownership of any of our subsidiaries;

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  (A) incur or assume any long-term or short-term debt or issue any debt securities, except in the ordinary course of business consistent with past practice; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practice and except for obligations of our subsidiaries incurred in the ordinary course of business consistent with past practice; (C) other than in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to or investments in any other person; (D) pledge or otherwise encumber shares of our capital stock or that of our subsidiaries; (E) mortgage or pledge any of our material assets, tangible or intangible, or create any material lien thereupon; or (F) forgive any material debts owing to us or our subsidiaries;

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  enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date of the merger agreement; provided, however, that this shall not prevent us or our subsidiaries from entering into or terminating and settling employment agreements, severance agreements or other compensation arrangements with employees in the ordinary course of business and consistent with past practice;

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  acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions, other than in the ordinary course of business consistent with past practice;

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  except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by us;

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  (A) acquire or agree to acquire any corporation, partnership or other business organization or division thereof or any equity interest therein; (B) enter into any contract or agreement, other than in the ordinary course of business consistent with past practice, that would be material to us and our subsidiaries, taken as a whole; (C) authorize any new capital expenditure or expenditures, other than in the ordinary course of business consistent with past practice, provided that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;

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  settle or compromise any pending or threatened suit, action or claim that (A) relates to the transactions contemplated hereby or (B) the settlement or compromise of which would result in payments by us in the aggregate of $1,000,000 or more;

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  adopt a shareholder rights plan or any similar plan or instrument or take any other action which would have the effect of impairing or delaying the consummation of the merger;

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  pay, discharge, or satisfy any material claim, liabilities, or obligations, other than in the ordinary course of business consistent with past practice, or fail to pay or otherwise satisfy any material accounts payable, liabilities, or obligations when due and payable; or

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  pay or incur any obligation to pay any fee relating to the merger to a broker, finder or investment banker, other than Seidler.

        Indemnification of Officers and Directors.    PDSH has agreed that:

  •
  the articles of incorporation and bylaws of the Company, as the surviving corporation in the merger, shall contain the same provisions with respect to indemnification and exculpation from liability of present and former directors and officers as are set forth in our current articles of incorporation and bylaws, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of individuals who on or prior to the completion of the merger were directors or officers of PDS, for a period of four years following the effective time of the merger, unless such modification is required by law; and

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  after the effective time, the Company, as the surviving corporation in the merger, shall indemnify each person who is currently or who becomes prior to the effective time of the merger an officer or director of PDS or any of its subsidiaries against (a) all losses (including, without limitation, counsel fees and expenses), arising out of the fact that such person is or was an officer or director of PDS or any of its subsidiaries, whether or not pertaining to any matter existing or occurring at or prior to the effective time of the merger and whether or not asserted or claimed prior to or at or after the effective time of the merger and (b) all losses based on the transactions contemplated under the merger agreement, but not in excess of that permitted by applicable law. To the extent not prohibited by applicable law, the indemnification obligation shall apply without limitation to negligent acts or omissions.

        In addition, we have agreed to procure, prior to the completion of the merger, appropriate "tail insurance coverage" to cover our current officers and directors for claims based on conduct occurring prior to the completion of the merger, which coverage shall be substantially similar to our current officer and director liability coverage. PDSH has agreed that the surviving corporation will maintain that insurance coverage for a period of not less than four years following the completion of the merger or, in the event coverage is not available for a four-year period, such lesser period as is available but not less than three years; provided that, in no event shall the Company be required to pay annual premiums for such insurance in an amount that exceeds 175% of the amount of the annual premium under the Company's officers and directors insurance policy as of the date of the merger agreement. The surviving corporation shall take no action that would lead to the termination or modification of this insurance coverage prior to the expiration of that period.

        Reasonable Efforts to Complete Transactions.    We and PDSH have agreed to use reasonable efforts to take all actions to consummate the transactions contemplated by the merger agreement, including:

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  the making of all necessary applications, registrations and filings with governmental authorities;

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  the obtaining of all necessary actions or nonactions, licenses, consents, approvals or waivers from third parties;

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  the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by the merger agreement; and

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  the defending of any lawsuits or other legal proceedings challenging the merger agreement.

        In addition, PDSH has agreed to use its commercially reasonable best efforts to complete the financing contemplated by, and on substantially the terms set forth in, the commitment letter from the Lender. If the financing contemplated by the commitment letter is or becomes unavailable, PDSH has agreed to exert reasonable efforts to obtain alternative financing on substantially the same terms set forth in the commitment letter or on other commercially reasonable terms.

        Notice of Breach; Disclosure.    PDS and PDSH have agreed promptly to notify the other of (i) any of its representations or warranties contained in the merger agreement becoming untrue or inaccurate, (ii) its failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the merger agreement, (iii) the occurrence of events which, individually or in the aggregate, are reasonably likely to have a materially adverse effect on it, or (iv) in the case of PDS, the commencement of, or to the extent we have knowledge thereof, the threat of, any litigation involving or affecting us or any subsidiary which would have been required to have been disclosed in or pursuant to the merger agreement. The parties represented to each other that, other than as previously disclosed to each other, they do not have any actual knowledge of a breach of the representations and warranties being made by such other party pursuant to the merger agreement.

        Other Potential Acquirors.    Subject to our board of directors' duty to comply with its fiduciary obligations to our shareholders, we have agreed not to directly or indirectly, and to not authorize or permit any of our subsidiaries or any representative of us or any of our subsidiaries, directly or indirectly, to:

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  solicit, initiate, or encourage the submission of any Takeover Proposal (as defined below), or any inquiries with respect thereto, or take any other action to facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal;

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  engage in negotiations or discussions with, or furnish any information or data to, or afford access to our (or our subsidiaries') properties, books or records to, any third party relating to a Takeover Proposal; or

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  enter into any agreement with respect to any Takeover Proposal or recommend any Takeover Proposal.

        Nevertheless, so long as we do not otherwise violate the foregoing prohibitions, if our board or the special committee prior to the special meeting of shareholders determines in good faith after discussions with its counsel that an unsolicited Takeover Proposal may result in a Superior Proposal (as defined below), and our board of directors or the special committee determines in good faith that the failure to participate in discussions or negotiations with or to furnish information to the third party making the unsolicited Takeover Proposal would be inconsistent with our board of directors' fiduciary duties under applicable law, then we:

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  may participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with and furnish information to any third party making such unsolicited Takeover Proposal; and

  •
  may take and disclose to our shareholders a position with respect to any tender or exchange offer by a third party in connection with such Takeover Proposal, or amend or withdraw such position, pursuant to the requirements of the Exchange Act.

        Our board of directors or the special committee may not approve or recommend, as the case may be, or propose to approve or recommend, as the case may be, or enter into any agreement with respect to, any Takeover Proposal unless the board and the special committee determine in good faith, after receiving advice from their financial advisor(s), that such Takeover Proposal would, if completed in accordance with its terms, result in a Superior Proposal.

        Except as described above, neither our board of directors nor the special committee may:

  •
  withdraw or modify, or propose to withdraw or modify, in a manner adverse to PDSH, its approval or recommendation of the merger or the merger agreement;

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  approve any letter of intent, agreement in principle, acquisition agreement or similar agreement (other than a confidentiality agreement in connection with a potential Superior Proposal) relating to any Takeover Proposal; or

  •
  approve or recommend, or propose to approve or recommend, any Takeover Proposal.

        Notwithstanding the foregoing or anything else to the contrary contained in the merger agreement, we may terminate the merger agreement, subject to the termination fee provisions contained therein, in response to a Superior Proposal which was not solicited by us or our representatives on or after the date of the merger agreement or otherwise in violation of the merger agreement. Our board of directors or the special committee may only terminate the merger agreement under these circumstances if it determines, after consultation with its counsel, that failure to terminate the merger agreement and accept the Superior Proposal would be inconsistent with its fiduciary duties to our shareholders. Termination may not take place until the third business day after the board has delivered to PDSH written notice of its intent to terminate the merger agreement.

        We have agreed to promptly, and in any event within 48 hours, advise PDSH orally and in writing of the submission of any Takeover Proposal, the identity of the person making the Takeover Proposal and the material terms of any such Takeover Proposal. However, PDSH does not have the right to interfere with us with respect to the Takeover Proposal. We have agreed to keep PDSH fully informed of the status and material terms of any such Takeover Proposal.

        For purposes of the merger agreement, "Takeover Proposal" is defined as any written proposal or offer for a merger, consolidation, recapitalization, liquidation, dissolution or similar transaction, purchase of substantial assets, tender offer or other business combination involving PDS or any of its subsidiaries, other than the transactions contemplated by the merger agreement, or any proposal or offer to acquire in any manner, directly or indirectly, a substantial equity interest in, or a substantial portion of the assets or business of, PDS or any of its subsidiaries, other than the transactions contemplated by the merger agreement.

        For purposes of the merger agreement, "Superior Proposal" means a written Takeover Proposal made by a third party with respect to which (i) our board of directors and the special committee determine, based on such matters that they reasonably deem pertinent, including, without limitation, the likelihood of consummation, the relevant trading markets, and the liquidity of any securities offered in connection with the Takeover Proposal, that the Takeover Proposal is superior as compared with the merger from a financial point of view, and (ii) if the Takeover Proposal (x) is subject to a financing condition or (y) involves consideration that is not entirely cash or does not permit our shareholders to receive the payment of the offered consideration in respect of all shares at the same time (unless there is a cash payment at closing of at least $2.61 per share), our board of directors and the special committee have been furnished with the written opinion of the financial advisor to the special committee that (in the case of a financing condition), the Takeover Proposal is readily financeable and (in the case of (y) above) that the Takeover Proposal provides a higher value per share, from a financial point of view, than the consideration per share to be paid to our shareholders pursuant to the merger that is the subject of this proxy statement. Notwithstanding anything to the contrary in the foregoing definition, no Takeover Proposal otherwise satisfying the criteria of a Superior Proposal shall be deemed to be a Superior Proposal if the third party making the proposal or, in the case of an entity, any of its owners or key executives (collectively, "Unlicensed Persons"), does not possess, at the time said Takeover Proposal is made to the Company, all required regulatory licenses and approvals, including, without limitation, gaming industry licenses and approvals from all gaming regulators in all jurisdictions in which the Company and/or its affiliates then conduct business, necessary in order for said third party to lawfully conduct a business similar to that then conducted by the Company in each such jurisdiction, unless the special committee affirmatively determines, prior to the Company's entering into any agreement (other than an appropriate confidentiality agreement) with the third party with respect to said Takeover Proposal, that it is significantly more probable than not that all such applicable licenses and approvals will be obtained by all of the Unlicensed Persons prior to September 1, 2004.

        Disclosure.    We and PDSH have agreed not to issue any press release or other public statements with respect to the merger, without first obtaining the prior consent of the other party. However, in the event of any press release that may be required by applicable law, court process, or by obligations pursuant to any listing agreement with any national securities exchange or Nasdaq, we will use reasonable best efforts to consult with each other before issuing, and to provide each other the opportunity to review and comment upon, any such press release or other public statement.

Indemnification

        We have agreed to indemnify PDSH and each of its current and former officers, directors, employees, agents and representatives, to the fullest extent permitted by applicable law, but only with respect to any actual out-of-pocket defense costs or expenses, including judgment awards and amounts paid in settlement, incurred by any of these persons directly in connection with the defense of any claim asserted against that person which is directly based on an allegation that that person has induced or acted in concert with us or any of our directors to act contrary to or in violation of any duty under applicable law, to which we and any of our directors are subject, to the extent such allegation directly relates to the negotiation, execution or delivery of the merger agreement. Pursuant to the merger agreement, these indemnification obligations will survive the termination of the merger agreement.

Representations And Warranties In The Merger Agreement

        Our Representations and Warranties.    We have made representations and warranties in the merger agreement to PDSH relating to:

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  our corporate existence and good standing;

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  our capital structure and other similar corporate matters;

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  our power and authority to enter into the merger agreement and consummate the merger and the validity, binding effect and enforceability of the merger agreement;

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  the absence of conflict between the merger agreement and our governing documents, agreements and obligations and applicable laws, judgments and orders;

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  our reports filed with the SEC and the information contained in this proxy statement;

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  consents and approvals required for the completion of the merger;

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  the absence of material adverse changes since the date of our most recent audited financial statements;

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  the absence of material litigation;

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  our payment of taxes;

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  our compliance with applicable law;

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  the absence of a broker or financial advisor retained by our board of directors or the special committee in connection with the transactions contemplated by the merger agreement (other than Seidler); and

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  the absence of any pending discussions relating to a Takeover Proposal.

        PDSH's Representations and Warranties.    PDSH has made representations and warranties in the merger agreement to us relating to:

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  PDSH's corporate existence and good standing;

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  PDSH's capital structure and other similar corporate matters;

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  PDSH's power and authority to enter into the merger agreement and consummate the merger and the validity, binding effect and enforceability of the merger agreement;

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  the absence of conflict between the merger agreement and PDSH's governing documents, agreements and obligations and applicable laws, judgments and orders;

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  the accuracy of the information provided by PDSH to us to be included in this proxy statement;

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  requirement of consents and approvals of governmental authorities and other persons;

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  the commitment of the Lender to make available the funds with which to pay the initial merger consideration of $1.25 per share;

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  the absence of activities by PDSA other than in connection with the proposed merger;

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  the absence of material litigation; and

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  the absence of a broker or financial advisor retained by PDSH in connection with the transactions contemplated by the merger agreement (other than Libra).

Conditions To The Merger

        Conditions Applicable to Both Parties.    The obligations of the Company and PDSH to complete the merger are conditioned upon the satisfaction or waiver in writing, at or before the effective time of the merger, of the following conditions:

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  the merger agreement and the transactions it contemplates must have been approved by the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote on the merger, and by a majority of such shares not owned by the Continuing Shareholders (excluding for this purpose as shares owned by the Continuing Shareholders the Custodial Shares);

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  no litigation brought by a governmental entity shall be pending, and no litigation shall be threatened by any governmental entity, which seeks to enjoin or prohibit the consummation of the merger, and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger shall be in effect; and

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  all licenses, permits, consents, approvals, waivers, findings of suitability, authorizations, qualifications and orders of, and all declarations, registrations and filings with, all governmental entities and other third parties as are required in connection with the merger must have been obtained or made, as applicable, by the parties and be in full force and effect.

        Conditions to Our Obligation to Complete the Merger.    Our obligation to complete the merger is conditioned upon the satisfaction or waiver in writing by us, at or before the effective time of the merger, of the following conditions:

  •
  the representations and warranties of PDSH contained in the merger agreement must be accurate in all material respects as of the effective time of the merger as if made at and as of the effective date of the merger; and

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  PDSH must have performed and complied in all material respects with all of the agreements, covenants and conditions required by the merger agreement to be performed and complied with by PDSH prior to or at the effective time of the merger.

        Conditions to PDSH's Obligation to Complete the Merger.    PDSH's obligation to complete the merger is conditioned upon the satisfaction or waiver in writing by PDSH, at or before the effective time of the merger, of the following conditions:

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  our representations and warranties contained in the merger agreement must be accurate in all material respects as of the effective time of the merger as if made at and as of the effective date of the merger;

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  we must have performed and complied in all material respects with all of the agreements, covenants and conditions required by the merger agreement to be performed and complied with by us prior to or at the effective time of the merger;

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  no event shall have occurred since April 14, 2004 that has a material adverse effect on our affairs; and

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  demands for dissenters' rights under Minnesota law shall not have been made for more than 5% of our common stock.

Termination Of The Merger Agreement

        Termination.    The merger agreement may be terminated prior to the effectiveness of the merger:

  •
  by mutual written consent of PDSH and us;

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  by PDSH (provided it is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement), upon a material breach of any representation, warranty, covenant or agreement on our part, or if any of our representations or warranties shall have become untrue or misleading, in either case (except for our violation of the prohibition to solicit takeover proposals from third parties, for which no cure period shall be permitted) continuing 30 days following notice to us of such breach or untruth;

  •
  by us (provided that we are not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement), upon a material breach of any representation, warranty, covenant or agreement on the part of PDSH, or if any representation or warranty of PDSH shall have become untrue or misleading, in either case (except for PDSH's representations, warranties and covenants relating to the availability of the Lender's financing commitment, for which no cure period shall be permitted) continuing 30 days following notice to PDSH of such breach or untruth;

  •
  by either us or PDSH if any governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the merger and such order, decree or ruling or other action shall have become final and nonappealable;

  •
  by either us or PDSH if the merger shall not have occurred by October 31, 2004 (herein referred to as the "Outside Date"), unless the failure to consummate the merger is the result of a breach of covenant set forth in the merger agreement or a material breach of any representation or warranty set forth in the merger agreement by the party seeking to terminate. However, either we or PDSH may extend the Outside Date, but no more than three times in the aggregate, and each time by no more than one month, but in no event beyond January 31, 2005, by providing written notice thereof to the other party between three and five business days prior to the next scheduled Outside Date if (i) the merger shall not have been consummated by that date because the requisite governmental approvals have not been obtained and are still being pursued and (ii) the party requesting such extension has satisfied all the conditions required to be satisfied by it and has not violated any of its obligations under the merger agreement in a manner that was the cause of or resulted in the failure of the merger to occur on or before the Outside Date;

  •
  by PDSH if our board (i) withdraws or modifies adversely its recommendation of the merger in the exercise of its fiduciary obligations following the receipt by us of a Takeover Proposal from a third party, or (ii) recommends a Takeover Proposal to our shareholders;

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  by us if, as a result of a Superior Proposal from a third party, our board determines in its good faith judgment and in the exercise of its fiduciary duties that the failure to terminate the merger agreement and accept that Superior Proposal would be inconsistent with its fiduciary duties; and

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  by PDSH, if, prior to the special meeting of shareholders, any other person acquires more than 20% of the issued and outstanding shares of the common stock at an average price per share in excess of $2.61 (together with each of the actions described in the two preceding paragraphs, "Alternative Transactions").

        Effect of Termination.    If the merger agreement is terminated in accordance with its terms by either the Company or PDSH, neither party will have any further obligations under the agreement, except for such obligations as are expressly characterized pursuant to the terms of the merger agreement as surviving its termination. In particular, we will be required to pay PDSH a termination fee:

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  in an amount equal to the sum of (x) $500,000 and (y) the amount of PDSH's previously unreimbursed reasonable professional and advisory fees and other out-of-pocket expenses incurred in connection with the merger transaction and its financing, in the event of termination of the merger agreement by us or PDSH based on the occurrence of an Alternative Transaction; and

  •
  in an amount equal to such previously unreimbursed reasonable professional and advisory fees and other out-of-pocket expenses, up to a maximum amount (including the amounts previously reimbursed) of $500,000, in the event of any termination of the merger agreement by either us or PDSH for any reason other than the occurrence of an Alternative Transaction.

DISSENTERS' RIGHTS

        Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act provide to each of our shareholders the right to dissent from the merger and related transactions, and obtain payment in cash for the "fair value" of such shareholder's shares following the consummation of the merger and related transactions. The following summary of the applicable provisions of Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to such sections, the full texts of which are attached as Annex C to this proxy statement. These sections should be reviewed carefully by any shareholder who wishes to exercise dissenters' rights or who wishes to preserve the right to do so, since failure to comply fully with the procedures set forth herein or therein will result in the loss of dissenters' rights.

        Under the Minnesota Business Corporation Act, holders of common stock will have the right, by fully complying with the applicable provisions of Sections 302A.471 and 302A.473, to dissent with respect to the merger and related transactions and to receive from PDS, the surviving entity, payment in cash of the "fair value" of their shares of common stock after the merger and related transactions are completed. The term "fair value" means the value of the shares of common stock immediately before completion of the merger and related transactions.

        All references in Sections 302A.471 and 302A.473 and in this summary to a "shareholder" are to a record holder of the shares of common stock as to which dissenters' rights are asserted. Except as provided in the next sentence, a person having beneficial ownership of shares of common stock that are held of record in the name of another person, such as a broker, nominee, trustee or custodian, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner in order to perfect whatever dissenters' rights such beneficial owner may have.

        Shareholders who desire to exercise their dissenters' rights must satisfy all of the following conditions:

        Shareholders electing to exercise dissenters' rights must send a written notice of intent to demand fair value, before the taking of the vote on the merger at the special meeting, to PDS Gaming Corporation, 6171 McLeod Drive, Las Vegas, Nevada 89120, Attention: John J. Tipton, Esq., General Counsel. The written demand should specify the shareholder's name and mailing address, the number of shares owned and that the shareholder intends to demand the fair value of his, her or its shares. This written demand must be in addition to and separate from any proxy or vote against the merger and related transactions. Voting against, abstaining from voting or failing to vote on the merger and related transactions does not by itself constitute a notice of intent to demand fair value within the meaning of the Minnesota Business Corporation Act.

        Shareholders electing to exercise their dissenters' rights under the Minnesota Business Corporation Act must not vote for approval and adoption of the merger and related transactions. A shareholder's failure to vote against the merger and related transactions will not constitute a waiver of dissenters' rights. However, if a shareholder returns a signed proxy but does not specify a vote against adoption of the merger and related transactions or direction to abstain, the proxy will be voted for approval and adoption of the merger and related transactions, which will have the effect of waiving that shareholder's dissenters' rights.

        A Company shareholder may not assert dissenters' rights as to less than all of the shares registered in such shareholder's name except where certain shares are beneficially owned by another person but registered in such holder's name. If a record owner, such as a broker, nominee, trustee or custodian, wishes to dissent with respect to shares beneficially owned by another person, such shareholder must dissent with respect to all of such shares and must disclose the name and address of the beneficial owner on whose behalf the dissent is made. A beneficial owner of shares of common stock who is not the record owner of such shares may assert dissenters' rights as to shares held on such person's behalf, provided that such beneficial owner submits a written consent of the record owner to the Company at or before the time such rights are asserted.

        If the merger and related transactions are approved and adopted by the PDS shareholders at the special meeting of shareholders, PDS will send a written notice to each shareholder who filed a written notice of intent to demand fair value for such shareholder's shares and did not vote for approval and adoption of the merger and related transactions. The notice will contain the address to which the shareholder shall send a demand for payment and the stock certificates representing the dissenting shares in order to obtain payment and the date by which they must be received, a form to be used in connection therewith and other related information.

        In order to receive fair value for the shareholder's shares, a dissenting shareholder must, within 30 days after the date such notice was given (for which purpose notice by PDS is deemed to have been given under Minnesota law when deposited in the U.S. mail), demand the payment of fair value for his, her or its shares, and deposit his, her or its stock certificates with PDS at the address specified in such notice. A dissenting shareholder will retain all rights as a shareholder until the effective time of the merger. After a valid demand by a dissenting shareholder for payment and the related stock certificates are received, or after the effective time of the merger, whichever is later, PDS will remit to each dissenting shareholder who has complied with the statutory requirements the amount that PDS estimates to be the fair value of such shareholder's shares, with interest commencing five days after the effective time of the merger at a rate prescribed by statute. Remittance will be accompanied by PDS's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective time of the merger, together with PDS's latest available interim financial statements, an estimate of the fair value of the shareholder's shares and a brief description of the method used to reach the estimate, a brief description of the procedure to be followed if such holder determines to demand supplemental payment and copies of Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act.

        If the dissenting shareholder believes that the amount remitted by PDS is less than the fair value of such shareholder's shares, plus interest, the shareholder may give written notice to the surviving entity of such holder's own estimate of the fair value of the shares, plus interest, within 30 days after the mailing date of the remittance and demand payment of the difference. Such notice must be given to the corporation at the address set forth above. A shareholder who fails to give such written notice within this time period is entitled only to the amount remitted by the surviving entity.

        Within 60 days after receipt of a demand for supplemental payment, the surviving entity must either pay the shareholder the amount demanded or agreed to by such shareholder after discussion with PDS or petition a court in Hennepin County, Minnesota for the determination of the fair value of the shares, plus interest. The petition shall name as parties all shareholders who have demanded supplemental payment and have not reached an agreement with PDS. The court, after determining that the shareholder or shareholders in question have complied with all statutory requirements, may use any valuation method or combination of methods it deems appropriate to use, whether or not used by PDS or the dissenting shareholder, and may appoint appraisers to recommend the amount of the fair value of the shares. The court's determination will be binding on all shareholders who properly exercised dissenters' rights and did not agree with PDS as to the fair value of the shares. Dissenting shareholders are entitled to judgment in cash for the amount by which the court-determined fair value per share, plus interest, exceeds the amount per share, plus interest, remitted to the shareholders by PDS. The shareholders shall not be liable to PDS for any amounts paid by PDS which exceed the fair value of the shares as determined by the court, plus interest. The costs and expenses of such a proceeding, including the expenses and compensation of any appraisers, will be determined by the court and assessed against PDS, except that the court may, in its discretion, assess part or all of those costs and expenses against any shareholder whose action in demanding supplemental payment is found to be arbitrary, vexatious or not in good faith. The court may award fees and expenses to an attorney for the dissenting shareholders out of the amount, if any, awarded to such shareholders. If the court finds that the Company has failed to comply substantially with Section 302A.473, the court may assess against PDS such fees or expenses of experts or attorneys as the court deems equitable. Fees and expenses of experts or attorneys may also be assessed against any person who acted arbitrarily, vexatiously or not in good faith in bringing the proceeding.

        PDS may withhold the remittance of the estimated fair value, plus interest, for any shares owned by any person who was not a shareholder, or who is dissenting on behalf of a person who was not a beneficial owner, on April 22, 2004, the date on which the merger and related transactions were first announced to the public. PDS will forward to any such dissenting shareholder who has complied with all requirements in exercising dissenters' rights the notice and all other materials sent after shareholder approval and adoption of the merger and related transactions to all shareholders who have properly exercised dissenters' rights, together with a statement of the reason for withholding the remittance and an offer to pay the dissenting shareholder the amount listed in the materials if the shareholder agrees to accept that amount in full satisfaction. The shareholder may decline this offer and demand payment by following the same procedure as that described for demand of supplemental payment by shareholders who owned their shares as of the date the merger and related transactions were first announced to the public.

        Any shareholder who did not own shares on the date the merger and related transactions were first announced to the public and who fails properly to demand payment will be entitled only to the amount offered by PDS. Upon proper demand by any such shareholder, rules and procedures applicable in connection with receipt by PDS of the demand for supplemental payment given by a dissenting shareholder who owned shares on such date will also apply to any shareholder properly giving a demand but who did not own shares of record or beneficially on such date, except that any such shareholder is not entitled to receive any remittance from PDS until the fair value of the shares, plus interest, has been determined pursuant to such rules and procedures.

        Shareholders considering exercising dissenters' rights should bear in mind that the fair value of their shares determined under Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act could be more than, the same as or, in certain circumstances, less than the consideration they would have received pursuant to the merger and related transactions if they had not exercised dissenters' rights with respect to their shares, and that the opinion of any investment banking firm as to fairness, from a financial point of view, is not an opinion as to fair value under Sections 302A.471 and 302A.473. Under Section 302A.471 of the Minnesota Business Corporation Act, a shareholder has no right at law or equity to set aside the adoption or the consummation of the merger, except if such adoption or consummation is fraudulent with respect to such shareholder. IF YOU FAIL TO COMPLY FULLY WITH THE STATUTORY PROCEDURE SUMMARIZED ABOVE YOU WILL FORFEIT YOUR RIGHT OF DISSENT AND WILL RECEIVE THE MERGER CONSIDERATION FOR YOUR SHARES IN THE EVENT THAT THE MERGER IS CONSUMMATED.

REGULATORY APPROVALS

        The Company has filed in the normal course an application with the Mississippi Gaming Commission ("MGC") to renew the Manufacturer/Distributor License held by PDS Gaming Corporation-Mississippi, a wholly-owned subsidiary of PDS, which expires on November 20, 2004 unless renewed. That application has been supplemented with an application for approval of the transactions contemplated by the merger agreement. The MGC's approval of such transactions is required before such transactions can be consummated.

        The Company has filed an application with the Nevada State Gaming Control Board for approval of the transactions contemplated by the merger agreement. Approval by the Nevada gaming authorities is required before the transactions contemplated by the merger agreement can be consummated.

        The Company has filed in the normal course an application with the New Jersey Casino Control Commission to renew its Casino Service Industry License. That filing effectively continues the license until the renewal has been determined. If the renewal application had not been filed, the license would have expired on October 31, 2003. The substance of the transactions contemplated by the merger agreement will be reviewed as part of the license renewal process.

        We do not believe that any other material, prior regulatory approvals are required from state gaming regulatory authorities or federal regulatory authorities, including the SEC and the Federal Trade Commission, to permit completion of the merger as described in this proxy statement. However certain filings and re-registrations with gaming regulatory authorities will be required in several jurisdictions after the merger is completed.

INDEPENDENT AUDITORS

        Our consolidated financial statements as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003, which are included in our Annual Report on Form 10-K for the year ended December 31, 2003, which Annual Report is incorporated by reference in this proxy statement, have been audited by Piercy, Bowler, Taylor & Kern, Certified Public Accountants & Business Advisors, a professional corporation, our independent accountants.

        We do not anticipate that a representative of Piercy, Bowler, Taylor & Kern will attend the special meeting.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational reporting requirements of the Exchange Act and, in accordance with the Exchange Act, file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information can be inspected and copies made at the public reference room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of these materials can also be obtained from the public reference room of the SEC at its Washington, D.C. address at prescribed rates. Information regarding the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. These documents are also available without charge from the SEC's website (http://www.sec.gov). Our common stock is listed on Nasdaq under the symbol "PDSG."

        We, PDSH, PDSA and the members of the Management Group have filed a Schedule 13E-3 with the SEC with respect to the merger.

        As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, including the amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection or copying as set forth above. Statements contained in this proxy statement or in any document incorporated in this proxy statement by reference regarding the contents of any contract or other document are not necessarily complete and each of these statements is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC.

        If you would like to request documents from us, please do so at least 10 business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.

        You should rely only on the information contained in this proxy statement to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement.

        This proxy statement is dated August 24, 2004. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

INCORPORATION BY REFERENCE

        We are permitted to "incorporate by reference" certain documents and information in this proxy statement, which means that we are referring you to other documents we have filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. The documents incorporated by reference in this proxy statement contain important information about us that you should read.

        The following documents and information, which we have filed with the SEC, are incorporated by reference in this proxy statement:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2003;

  •
  our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004; and

  •
  our Current Reports on Form 8-K filed with the SEC on March 7, 2003, February 6, 2004 and April 23, 2004.

OTHER MATTERS

        As of the date of this proxy statement, we are not aware of any matters to be presented at the special meeting other than those described in this proxy statement. However, if other matters should properly come before the special meeting, it is intended that the holders of proxies solicited hereby will vote on such matters in accordance with their best judgment.

INFORMATION ABOUT SHAREHOLDER PROPOSALS

        If the merger is completed, we will no longer be a publicly held company and there will be no public participation in any future meetings of our shareholders. However, if the merger is not completed, our shareholders will continue to be entitled to attend and participate in our shareholders' meetings. If the merger is not completed, we will inform our shareholders, by press release or other means determined reasonable, of the date by which shareholder proposals must be received by us for inclusion in the proxy materials relating to our 2004 annual meeting, which proposals must comply with the rules and regulations of the SEC as then in effect.

                      By Order of the Board of Directors,

                      Lona M. B. Finley
                      Secretary

August 24, 2004

ANNEX A

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER, dated as of April 14, 2004 (this "Agreement"), is entered into by and among PDS Gaming Corporation, a Minnesota corporation (the "Company"), PDS Holding Co., LLC, a Nevada limited liability company ("Parent"), and PDS Acquisition Sub, LLC, a Nevada limited liability company of which Parent is the sole member ("Merger Sub").

RECITALS

          A.    The Board of Directors of the Company, and the respective Managers and Members of each of Parent and Merger Sub, have approved, adopted and, together with the currently constituted Special Committee of the Board of Directors of the Company (the "Special Committee"), deem it advisable to consummate, the merger of Merger Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Minnesota Business Corporation Act ("MBCA") and Chapter 92A of the Nevada Revised Statutes ("NRS"), whereby, inter alia, each issued and outstanding share of the common stock of the Company, $0.01 par value per share (the "Company Common Stock"), other than the Excluded Shares (as defined in Section 1.5(a) hereof and employed consistently throughout this Agreement) and the Dissenting Shares (as defined in Section 1.6(a) hereof and employed consistently throughout this Agreement), will be converted into the right to receive the Merger Consideration (as defined in Section 1.5(a) hereof and employed consistently throughout this Agreement).

          B.    Pursuant to Section 92A.150 of the NRS, the Merger must be approved by those members of Merger Sub owning a majority of the interests in the current profits of Merger Sub owned by all of the members of Merger Sub. Pursuant to subdivision 2 of Section 302A.613 of the MBCA, the Merger must be approved by the holders of a majority of the issued and outstanding shares of Company Common Stock. The parties hereto have agreed to consummate the Merger only if it receives the approval of (i) the holders of a majority of the issued and outstanding shares of Company Common Stock and (ii) the holders of a majority of the issued and outstanding shares of Company Common Stock other than the Excluded Shares (collectively, the "Two-Tiered Shareholder Approval").

          C.    Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the consummation of the Merger.

        In consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, the parties hereby agree as follows:

ARTICLE 1
THE MERGER

        Section 1.1    The Merger.    At the Effective Time (as defined in Section 1.2 hereof and employed consistently throughout this Agreement), and in accordance with, and subject to, the terms and conditions of this Agreement and the applicable provisions of the MBCA and Chapter 92A of the NRS, Merger Sub will be merged with and into the Company, the separate legal existence of Merger Sub will thereupon cease, and the Company shall be the surviving organization in the Merger (as such, sometimes hereinafter referred to as the "Surviving Corporation"). At the Effective Time, the Merger will have the other effects provided for in the applicable provisions of the MBCA and Chapter 92A of the NRS. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, powers, immunities and franchises of the Company and Merger Sub will vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Sub will become the debts, liabilities, obligations and duties of the Surviving Corporation.

        Section 1.2    Effective Time of the Merger.    Promptly following the receipt of the Two-Tiered Shareholder Approval of the Merger and the satisfaction or waiver of all other conditions precedent to the consummation of the Merger set forth in Article 6 of this Agreement, the Company and Merger Sub shall execute in the manner required by the MBCA and deliver for filing to the Secretary of State of the State of Minnesota, and shall execute in the manner required by Chapter 92A of the NRS and deliver for filing to the Secretary of State of the State of Nevada, articles of merger with respect to the Merger (the "Articles of Merger"). The Merger will become effective upon the filing of (i) the Articles of Merger with the Minnesota Secretary of State, in accordance with Section 302A.641 of the MBCA, and (ii) the filing of the Articles of Merger with the Nevada Secretary of State, in accordance with Section 92A.240 of the NRS. The term "Effective Time "shall mean the date and time when the Merger becomes effective.

        Section 1.3    Articles of Incorporation and Bylaws of the Surviving Corporation.    The Articles of Incorporation and Bylaws of the Company as in effect immediately prior to the Effective Time will be the Articles of Incorporation and Bylaws of the Surviving Corporation, until amended in accordance with the laws of the State of Minnesota and the applicable provisions of such Articles of Incorporation and Bylaws, respectively.

        Section 1.4    Board of Directors and Officers of the Surviving Corporation.    At the Effective Time, the Board of Directors of the Surviving Corporation shall consist of the following three persons: Johan P. Finley, Lona M. B. Finley and Peter D. Cleary, each of such directors to hold office, subject to the applicable provisions of the Articles of Incorporation and Bylaws of the Surviving Corporation, until the expiration of the term for which such director was elected and until his or her successor is elected and has qualified or as otherwise provided in the Articles of Incorporation or Bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation until their respective successors are chosen and have qualified or as otherwise provided in the Bylaws of the Surviving Corporation.

        Section 1.5    Conversion of Ownership Interests.    The manner and basis of converting the issued and outstanding shares of Company Common Stock and the issued and outstanding units of limited liability company membership interest in Merger Sub shall be as follows:

          (a)   At the Effective Time, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time, other than (i) Dissenting Shares and (ii) shares of Company Common Stock ("Excluded Shares") held of record by Parent or Merger Sub immediately prior to the Effective Time, will, by virtue of the Merger and without any action on the part of the Company, the holder thereof or any other person, be converted entirely into and represent solely the right to receive, as provided in Section 1.8 hereof, (i) as of the Effective Time, an amount in cash equal to $1.25 (the "Initial Merger Consideration"), and (ii) a nontransferable, deferred payment right consisting of the right to receive, without interest thereon, an amount in cash equal to $0.50 on each of the first three anniversaries of the date when the Merger becomes effective, subject to the right of the Surviving Corporation, in its sole discretion, to prepay all, but not less than all, of the amounts then outstanding under all such nontransferable, deferred payment rights, net of a present value discount, as follows: if said prepayment is made anytime (A) on or prior to the first such anniversary, the Surviving Corporation shall pay in cash with respect to such right the amount of $1.36; (B) after the first such anniversary, but on or prior to the second such anniversary, the Surviving Corporation shall pay in cash with respect to each such right, in addition to the $0.50 payable on the first such anniversary, the amount of $0.93; and (C) after the second such anniversary, but prior to the third such anniversary, the Surviving Corporation shall pay in cash with respect to each such right, in addition to the $0.50 payable on each of the first and second such anniversaries, the amount of $0.50 (the "Residual Merger Consideration"; together with the Initial Merger Consideration, the "Merger Consideration"), in each case, prorated for fractional shares, if any. Any payment made pursuant to this Section 1.5(a) and Section 1.8 hereof will be made net of applicable withholding taxes to the extent such withholding is required by law. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time, the issued and outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of such shares, the Merger Consideration will be correspondingly adjusted on a per share basis to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

          (b)   At the Effective Time, each issued and outstanding share of Company Common Stock that is held of record by Parent or Merger Sub immediately prior to the Effective Time, shall continue to exist from and after the Effective Time as an issued and outstanding share of the Common Stock, $0.01 par value per share, of the Surviving Corporation ("Surviving Corporation Common Stock"), with all the rights, privileges, franchises, immunities and other attributes and characteristics under the MBCA appertaining thereto as appertained thereto immediately prior to the Effective Time, all of which shares of Surviving Corporation Common Stock will constitute the only issued and outstanding shares of capital stock of the Surviving Corporation immediately after the Effective Time (other than the 100 shares referenced in Section 1.5(c) hereof).

          (c)   At the Effective Time, all units of limited liability company membership interest in Merger Sub that are issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, Merger Sub or any other person, be converted into and become the right to receive, in the aggregate, 100 newly issued shares of Surviving Corporation Common Stock. From and after the Effective Time, each outstanding certificate of interest, if any, representing such units will be deemed for all purposes to evidence ownership of the proportional quotum of such newly issued shares of Surviving Corporation Common Stock; the holder of any such units, whether or not so certificated, shall be entitled, from and after the Effective Time, to receive from the Surviving Corporation a duly executed stock certificate or certificates evidencing the holder's ownership of the corresponding number of newly issued shares of Surviving Corporation Common Stock, determined in accordance with the provisions of this Section 1.5(c), provided that, the Surviving Corporation shall be required to deliver such a stock certificate or certificates to the holder of any such units as formerly were so certificated only upon delivery by said holder to the Surviving Corporation of all of the certificates of interest evidencing the holder's ownership of such units.

        Section 1.6    Dissenters' Rights.

          (a)   Notwithstanding Section 1.5 hereof, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, if any, which are held of record or beneficially owned by a person who has properly exercised and preserved and perfected dissenters' rights with respect to such shares pursuant to Sections 302A.471 and 302A.473 of the MBCA and has not withdrawn or lost such rights ("Dissenting Shares"), will not be converted into or represent the right to receive the Merger Consideration for such shares, but instead will be treated in accordance with the provisions of Sections 302A.471 and 302A.473 of the MBCA unless and until such person effectively withdraws or loses such person's right to payment under Section 302A.473 of the MBCA (through failure to preserve or protect such right, or otherwise). If, after the Effective Time, any such person shall effectively withdraw or lose such right (through failure to preserve or protect such right, or otherwise), then each such Dissenting Share held of record or beneficially owned by such person will thereupon be treated as if it had been converted, at the Effective Time, into the right to receive the Merger Consideration, without interest.

          (b)   Each person holding of record or beneficially owning Dissenting Shares who becomes entitled, pursuant to the provisions of Sections 302A.471 and 302A.473 of the MBCA, to payment of the fair value of such Dissenting Shares shall receive payment therefor (plus interest determined in accordance with Section 302A.473 of the MBCA) from the Surviving Corporation, and/or from the Disbursing Agent referred to in Section 1.8 hereof on behalf of the Surviving Corporation, pursuant to such provisions.

          (c)   The Company shall give Parent prompt notice upon receipt by the Company at any time prior to the Effective Time of any notice of intent to demand the fair value of any shares of Company Common Stock under Section 302A.473 of the MBCA, and any withdrawal of any such notice of intent to demand such fair value. The Company agrees that it will not, except with the prior written consent of Parent, negotiate, voluntarily make any payment with respect to, or settle or offer to settle, any such demand at any time prior to the Effective Time.

        Section 1.7    Stock Options.    The Company will, promptly on or after the date of this Agreement, take all such actions as it is permitted or required to take under the terms of its stock option plans to cancel, prior to the Effective Time, all outstanding options (collectively, the "Stock Options" and, individually, a "Stock Option") to purchase shares of Company Common Stock heretofore granted under any employee or nonemployee director stock option plan by the Company, and to pay, promptly, and in any event within ten days, after the date the Merger is effective, in cancellation of each such Stock Option (whether or not such Stock Option is then exercisable) to the optionee cash in the amount, if any, by which $2.61 exceeds the per share exercise price of such Stock Option, multiplied by the number of shares of Company Common Stock then subject to such Stock Option (the "Stock Option Settlement Amount"), but subject to all required tax withholdings by the Company. Each holder of a then outstanding Stock Option that the Company does not have a right to cancel pursuant to the terms of the applicable stock option plan or agreement (if any), upon execution of a cancellation agreement (a "Stock Option Cancellation Agreement") with the Company, which the Company shall use reasonable efforts to obtain from each such holder prior to or promptly after the consummation of the Merger, shall have the right to receive in cancellation of such Stock Option (whether or not such Stock Option is then exercisable) a cash payment from the Company promptly, and in any event within ten days, after the later of the consummation of the Merger or the execution of a Stock Option Cancellation Agreement, in an amount equal to the Stock Option Settlement Amount, without interest, but subject to all required tax withholdings by the Company. Each Stock Option that is subject to a Stock Option Cancellation Agreement shall be canceled upon payment to the optionee of the Stock Option Settlement Amount for such Stock Option. The Company hereby represents to Parent and Merger Sub that the Committee appointed pursuant to Section 2 of each of the Company's 1993 Stock Option Plan and 2002 Stock Option Plan (collectively, the "Stock Option Plans") has determined that the Merger is an Event as defined in Section 8 of each such Plan.

        Section 1.8    Payment For Shares.

          (a)   Prior to the Effective Time, Parent will designate Wells Fargo Bank or any other bank or trust company located in the United States having capital and surplus exceeding $500,000,000 that is reasonably satisfactory to the Company (the "Disbursing Agent") to receive cash in an amount equal to the product of (i) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares), and (ii) the amount of the Initial Merger Consideration (such amount being hereinafter referred to as the "Exchange Fund").

          (b)   (i) At the Closing (as defined in Section 2.1 hereof, and employed consistently throughout this Agreement), Merger Sub shall irrevocably deposit with the Disbursing Agent the full amount of the Exchange Fund. At or before the Effective Time, Parent will deliver irrevocable written instructions to the Disbursing Agent in form and substance reasonably satisfactory to the Company to make, out of the Exchange Fund, the payments of the Initial Merger Consideration in accordance with Section 1.8(c) hereof. Such irrevocable instructions may authorize the Disbursing Agent to invest amounts in the Exchange Fund as Parent directs, provided that all such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest rating from either Moody's Investors Service, Inc. or Standard & Poor's Corporation, or in certificates of deposit, bank repurchase agreements or bankers' acceptances issued by commercial banks with capital and surplus exceeding $500,000,000 (collectively, "Permitted Investments"); provided, however, that the maturities of Permitted Investments will be such as to permit the Disbursing Agent to make prompt payments to persons entitled thereto pursuant to this Section 1.8. The Exchange Fund will not be used for any other purpose except as expressly provided in this Agreement. Any net profit resulting from, or interest or income produced by, the Permitted Investments will remain in the Exchange Fund. Parent and the Surviving Corporation jointly and severally agree to cause the Exchange Fund to be promptly replenished to the extent of any net losses incurred as a result of the Permitted Investments.

          (ii)   In addition, if after the Effective Time any person holding of record or beneficially owning Dissenting Shares shall become entitled to receive payment for such Dissenting Shares pursuant to Sections 302A.471 and 302A.473 of the MBCA, Parent will deliver irrevocable written instructions to the Disbursing Agent to pay either to such person or to the Surviving Corporation the amount to which such person is entitled pursuant thereto, provided that the payment from the Exchange Fund with respect to any Dissenting Share will not exceed the Initial Merger Consideration, and provided further that such instructions will, if sums are to be paid to the Surviving Corporation, be accompanied by a certificate of the Surviving Corporation that any sums so paid will be remitted by the Surviving Corporation to the shareholder or beneficial owner entitled thereto in accordance with Section 302A.473 of the MBCA.

          (iii)  Any amount remaining in the Exchange Fund one year after the Closing Date may be refunded to the Surviving Corporation, at its option; provided, however, that Parent and the Surviving Corporation (subject to applicable abandoned property, escheat and similar laws) will jointly and severally continue to be liable for any payments required to be made thereafter to holders of Dissenting Shares pursuant to Section 1.5(a) hereof or Section 302A.473 of the MBCA.

          (c)   As soon as practicable after the Effective Time, the Disbursing Agent will mail to each holder of record of a stock certificate or certificates which, immediately prior to the Effective Time, represented issued and outstanding shares of Company Common Stock (other than Dissenting Shares and Excluded Shares) a letter of transmittal in form reasonably acceptable to the Surviving Corporation (a "Letter of Transmittal"), for execution and return by such holder to the Disbursing Agent, accompanied by instructions for use in effecting the surrender of such stock certificate or certificates in exchange for (i) the Initial Merger Consideration for each of such holder's issued and outstanding shares of Company Common Stock pursuant to Section 1.5(a) hereof, and (ii) a Certificate of Deferred Payment Right evidencing the holder's right pursuant to Section 1.5(a) hereof to receive the Residual Merger Consideration with respect to each such share from the Surviving Corporation, in the form prepared by the Company and delivered to the Disbursing Agent (each, a "DPR Certificate"). The Disbursing Agent, as soon as reasonably practicable following receipt of any such stock certificate or certificates together with a duly executed Letter of Transmittal and any other items specified in the Letter of Transmittal, will pay by cashier's check of the Disbursing Agent to the person(s) entitled thereto (subject to any required withholding of taxes by the Surviving Corporation) the amount (rounded up or down to the nearest whole $.01, for which purpose $.005 shall be rounded up to the nearest whole $.01) resulting from multiplying (A) the number of shares of Company Common Stock represented by the stock certificate or certificates so surrendered (including fractional shares) by (B) the amount of the Initial Merger Consideration, and will deliver to the holder concurrently with such cashier's check the applicable DPR Certificate addressed to such holder and executed by the Surviving Corporation. No interest will be paid or accrued on the cash payable upon the surrender of any such stock certificate or certificates.

          (d)   In the event any such stock certificate or certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such stock certificate or certificates to have been lost, stolen or destroyed, the amount to which such person would have been entitled under Section 1.8(c) hereof but for failure to deliver such stock certificate or certificates to the Disbursing Agent will nevertheless be paid to such person; provided, however, that the Surviving Corporation may, in its sole discretion and as a condition precedent to such payment, require such person to give the Surviving Corporation a written indemnity agreement in form and substance reasonably satisfactory to the Surviving Corporation and, if reasonably deemed advisable by the Surviving Corporation, a bond in such sum as it may reasonably determine as indemnity against any claim that may be had against the Surviving Corporation or Parent with respect to the stock certificate or certificates alleged to have been lost, stolen or destroyed.

        Section 1.9    No Further Rights or Transfers.    At the Effective Time, all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares, will be canceled and cease to exist eo instante, and each holder of a stock certificate or certificates that represented shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) will cease to have any rights as a shareholder of the Company with respect to the shares of Company Common Stock represented by such stock certificate or certificates, except for (i) the right to surrender such stock certificate or certificates in exchange for the payment of the Initial Merger Consideration as provided pursuant to Section 1.5(a) hereof and the issuance and delivery to such holder of a DPR Certificate obliging the Surviving Corporation to pay to such holder the Residual Merger Consideration with respect to all such shares or, (ii) the right to preserve and perfect such holder's right to receive payment for such holder's shares pursuant to Section 302A.473 of the MBCA and Section 1.6 hereof if such holder has validly exercised and not withdrawn or lost such right. No transfer of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time will be made on the stock transfer books of the Surviving Corporation in connection with the Merger.

        Section 1.10    Additional Actions.    If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub or the Company or otherwise to effectuate the purposes of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Merger Sub or the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub or the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to effectuate the purposes of this Agreement.

ARTICLE 2
THE CLOSING

        Section 2.1    Generally.    Subject to the provisions of Articles 6 and 7 hereof, the closing (the "Closing") of the transactions contemplated hereby will occur on August 27, 2004, or at such other time and date as the Company and Parent may mutually agree upon (the "Closing Date"). The Closing will be held at the offices of the Company located at 6171 McLeod Drive, Las Vegas, Nevada, or at such other place as the Company and Parent may mutually agree.

        Section 2.2    Deliveries at the Closing.    Subject to the provisions of Articles 6 and 7 hereof, at the Closing:

          (a)   The Company and Merger Sub will cause the Articles of Merger to be filed as provided in Section 1.2 hereof and will take any and all other lawful actions and do any and all other lawful things necessary or desirable to cause the Merger to become effective; and

          (b)   Subject to the right of the Surviving Corporation to receive a refund of amounts remaining in the Exchange Fund one year after the Closing Date under Section 1.8 hereof, Merger Sub will irrevocably deposit with the Disbursing Agent the full amount of the Exchange Fund.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth on the Company Disclosure Schedule appended to this Agreement (the "Company Disclosure Schedule"), the Company hereby represents and warrants to Parent and Merger Sub as follows:

        Section 3.1    Organization and Qualification; Subsidiaries.

          (a)   Each of the Company and its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. The Company has heretofore delivered to Parent accurate and complete copies of the Articles of Incorporation and Bylaws (or similar governing documents), as currently in effect, of the Company and each of its subsidiaries. Neither the Company nor any of its subsidiaries is in violation of its Articles of Incorporation or Bylaws (or similar governing documents).

          (b)   Each of the Company and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Company Material Adverse Effect. The term "Company Material Adverse Effect" shall, for the purposes of this Agreement, mean any change or effect that, individually or in the aggregate, is or is reasonably likely to be materially adverse to the business, assets, operations, results of operations, prospects or financial condition of the Company and its subsidiaries, taken as a whole, other than any changes or effects arising out of (i) general economic conditions, (ii) the financial markets or (iii) the entering into or the public disclosure of this Agreement or the transactions contemplated hereby.

        Section 3.2    Capitalization of the Company and its Subsidiaries.

          (a)   The authorized capital stock of the Company consists of (i) 2,000,000 shares of preferred stock, $0.01 par value per share, none of which are issued and outstanding as of the date hereof; and (ii) 20,000,000 shares of common stock, $0.01 par value per share, 3,812,222 of which are issued and outstanding as of the date hereof. All of the outstanding shares of Company Common Stock have been validly issued and are fully paid, nonassessable and free of preemptive rights. Except as set forth supra or as set forth in Section 3.2 of the Company Disclosure Schedule, as of the date hereof, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) no options, warrants or other rights to acquire from the Company and, no obligations of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company and (iv) no equity equivalent interests in the ownership or earnings of the Company or its subsidiaries (collectively "Company Securities"). Section 3.2 of the Company Disclosure Schedule identifies, as of the date hereof, the holder of each outstanding Stock Option issued pursuant to the Stock Option Plans, the number of shares of Company Common Stock issuable upon the exercise of each such Stock Option and the exercise price and expiration date thereof and, except as set forth in Section 3.2 of the Company Disclosure Schedule, no options currently outstanding have been granted other than pursuant to the Stock Option Plans. As of the date hereof, except as set forth in Section 3.2 of the Company Disclosure Schedule, there are no outstanding obligations of the Company or its subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or Company Securities. Except as set forth in Section 3.2 of the Company Disclosure Schedule, there are no shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting or registration of any shares of capital stock of the Company.

          (b)   Except as set forth in Section 3.2 of the Company Disclosure Schedule, all of the outstanding capital stock of the Company's subsidiaries is owned by the Company, or one of its subsidiaries, directly or indirectly, free and clear of any Lien (as defined infra) or any restriction on the right to vote or sell the same (except as may be provided as a matter of law). All of the outstanding shares of capital stock of the Company's subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and were issued free of preemptive rights in compliance with applicable corporate and securities laws. There are no securities of the Company's subsidiaries convertible into or exchangeable for, no options, warrants or other rights to acquire from the Company or its subsidiaries and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance, purchase or sale, directly or indirectly, by the Company or any of its subsidiaries of, any capital stock or other ownership interests in or any other securities of any subsidiary of the Company. There are no outstanding contractual obligations of the Company's subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any subsidiary of the Company. For purposes of this Agreement, "Lien" means, with respect to any asset (including, without limitation, any security), any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

          (c)   The Company Common Stock constitutes the only class of equity securities of the Company or its subsidiaries registered or required to be registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        Section 3.3    Authority Relative to this Agreement; Enforceability.    The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been unanimously recommended by the Special Committee and duly and validly authorized by a unanimous vote of the Board of Directors of the Company, and no other corporate proceedings on the part of the Company or its subsidiaries are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except the obtaining of the Two-Tiered Shareholder Approval of (i) this Agreement, and (ii) the Merger (collectively, the "Merger Voting Items"). The Special Committee is composed exclusively of directors that have no employment or other pecuniary relationship with the Company, other than in their capacity as members of its Board of Directors or any committee thereof. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by each of Parent and Merger Sub, constitutes a valid, legal and binding agreement of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

        Section 3.4    SEC Reports; Financial Statements.    The Company has filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC") for the periods beginning on or after January 1, 1999 (such filings, along with any other filings made by the Company with the SEC pursuant to the Securities Act (as defined infra) or the Exchange Act are hereinafter referred to as "Company SEC Reports"), each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. None of such Company SEC Reports contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Reports have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto), and fairly and accurately present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended, except, in the case of unaudited interim financial statements, for normal year-end audit adjustments and the fact that certain information and notes have been condensed or omitted in accordance with the applicable rules of the SEC. The Company has no material liabilities, whether accrued, absolute, fixed or contingent, which are required by GAAP to be reflected or reserved against or otherwise disclosed in the Company's financial statements, except as reflected or reserved against or otherwise disclosed in the financial statements of the Company contained in the Company SEC Reports or which have arisen in the ordinary course of the Company's business since the date of the latest of such reports, and except for any such liabilities that would not have a Company Material Adverse Effect.

        Section 3.5    Information Supplied.    None of the information contained in or incorporated by reference in the proxy statement (the "Proxy Statement") relating to the meeting of the shareholders of the Company to be called pursuant to Section 5.3(c) hereof (including all adjournments thereof, the "Shareholders Meeting") will, at the date the definitive Proxy Statement is mailed to shareholders of the Company or (as amended or supplemented) at the time of the Shareholders Meeting (and, if adjourned, at the time of each adjourned meeting), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on written information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein. The Proxy Statement insofar as it relates to the Shareholders Meeting will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

        Section 3.6    Consents and Approvals; No Violations.

          (a)   Except as set forth in Section 3.6 of the Company Disclosure Schedule with respect to the gaming industry regulatory agencies referenced therein, and except for filings, permits, authorizations, consents and approvals as required under, and other applicable requirements of, the Exchange Act and state securities or blue sky laws, and the filing of the Articles of Merger as required by the MBCA and Chapter 92A of the NRS, no filing with or notice to, and no permit, authorization, consent or approval of, any court, arbitrator or tribunal, or administrative, regulatory or other governmental body, agency or authority, foreign or domestic (a "Governmental Entity"), is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby.

          (b)   Except as set forth in Section 3.6 of the Company Disclosure Schedule, neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Articles of Incorporation or Bylaws (or similar governing documents) of the Company or any of its subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation, acceleration or Lien) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party, or by which any of them or any of their respective properties or assets may be bound or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii), for violations, breaches or defaults that would not have a Company Material Adverse Effect.

        Section 3.7    Absence of Changes.    Except as set forth in Section 3.7 of the Company Disclosure Schedule, since December 31, 2003, there has not been: (i) any events, changes or effects with respect to the Company or its subsidiaries that would reasonably be expected to have a Company Material Adverse Effect or that are outside the ordinary course of the Company's business; (ii) any declaration, payment or setting aside for payment of any dividend (except to the Company or any subsidiary wholly-owned by the Company) or other distribution by the Company or any of its subsidiaries, or any redemption, purchase or other acquisition, by the Company or any of its subsidiaries, of any shares of capital stock or securities of the Company or any subsidiary of the Company; (iii) any return of any capital or other distribution of assets to shareholders of the Company or any subsidiary of the Company (except to the Company or any subsidiary wholly-owned by the Company); (iv) any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise), by the Company or any of its subsidiaries of any person or business; (v) any material change by the Company to its accounting policies, practices, or methods; (vi) any amendment to the Articles of Incorporation or Bylaws or other organizational documents of the Company or any of its subsidiaries; (vii) any sale or transfer by the Company of any material portion of its assets or of any material asset, except in the ordinary course of its business and consistent with past practice; (viii) any pledge by the Company or any of its subsidiaries of any of its assets or subjection of any of its assets to any Lien, except in the ordinary course of business and consistent with past practice; (ix) any commencement or settlement of material legal proceedings by the Company or any of its subsidiaries; (x) any action taken by a Governmental Entity which affects, in any material respect, the business of the Company, except, in the case of each of the foregoing clauses (i) through (x), as expressly contemplated by this Agreement or as disclosed in the Company SEC Reports.

        Section 3.8    Litigation.    Except as set forth in Section 3.8 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened, against the Company or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity or otherwise. Except as set forth in Section 3.8 of the Company Disclosure Schedule, none of the Company or its subsidiaries is subject to any outstanding order, writ, injunction or decree of any Governmental Entity that would reasonably be expected to have a Company Material Adverse Effect or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

        Section 3.9    Compliance with Applicable Law.    Except as set forth in Section 3.9 of the Company Disclosure Schedule, the Company and its subsidiaries hold all material permits, licenses, findings of suitability, authorizations, variances, exemptions, orders and approvals as required from all Governmental Entities, and have filed all material required notifications, registrations and listings with all Governmental Entities, all of which are in full force and effect (the "Company Permits"), except for failures to hold such permits, licenses, findings of suitability, authorizations, variances, exemptions, orders and approvals and failures to have filed such notifications, registrations and listings, which would not reasonably be expected to have a Company Material Adverse Effect. The Company and its subsidiaries are in compliance in all material respects with the terms of the Company Permits. The Company has not received any notice from any Governmental Entity that the businesses of the Company and its subsidiaries are being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for violations or possible violations which are not material to the Company's business. To the knowledge of the Company, no investigation or review by any Governmental Entity with respect to the businesses of the Company or its subsidiaries is pending or threatened nor has any Governmental Entity indicated to the Company an intention to conduct the same.

        Section 3.10    Brokers.    Other than The Seidler Companies, Inc. ("TSC"), the financial advisor retained by the Company in connection with the transactions contemplated by this Agreement, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

        Section 3.11    Taxes.

          (a)   For purposes of this Agreement, a "Tax" or, collectively, "Taxes" means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, gains, franchise, withholding, payroll, recapture, employment, excise, unemployment insurance, social security, business license, business organization, stamp, environmental and property taxes, together with all interest, penalties and additions imposed with respect to such amounts. For purposes of this Agreement, "Taxes" also includes any obligations under any agreements or arrangements with any other person with respect to Taxes of such other person (including pursuant to U.S. Treasury Regulations § 1.1502-6 or comparable provisions of state, local or foreign Tax law) and including any liability for Taxes of any predecessor entity.

          (b)   The Company and each of its subsidiaries have (i) filed all federal, state, local and foreign Tax returns and reports required to be filed by them prior to the date of this Agreement (taking into account all applicable extensions), (ii) paid or accrued all Taxes due and payable, and (iii) paid or accrued all Taxes for which a notice of assessment or collection has been received (other than amounts being contested in good faith by appropriate proceedings), except, in the case of clauses (i), (ii) and (iii), for any such filings, payments or accruals that do not have, and are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. There are no audits pending or known by the Company to be contemplated with respect to the Company's Tax returns as of the date of this Agreement. Neither the Internal Revenue Service nor any other taxing authority has asserted any claim for Taxes, or to the knowledge of the Company, is threatening to assert any claims for Taxes, which claims, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect. The Company and each of its subsidiaries have withheld or collected and paid over to the appropriate governmental authorities (or are properly holding for such payment) all Taxes required by law to be withheld or collected, except for amounts that do not have, or are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries has made an election under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), except for any such elections that are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. There are no Liens for Taxes upon the assets of the Company or any of its subsidiaries (other than Liens for Taxes that are not yet due or that are being contested in good faith by appropriate proceedings), except for Liens that do not have, and are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse

  Effect. No extension of a statute of limitations relating to any Taxes is in effect with respect to the Company and its subsidiaries as of the date of this Agreement.

          (c)   Neither the Company nor any of its subsidiaries has been a member of an affiliated group of corporations filing a consolidated federal income Tax return (or a group of corporations filing a consolidated, combined or unitary income Tax return under comparable provisions of state, local or foreign tax law) for any taxable period, other than a group the common parent of which was the Company or any subsidiary of the Company.

          (d)   Neither the Company nor any of its subsidiaries has any obligation except with respect to the Company and its subsidiaries under any agreement or arrangement with any other person with respect to Taxes of such other person (including pursuant to U.S. Treasury Regulations § 1.1502-6 or comparable provisions of state, local or foreign tax law), including with respect to any liability for Taxes of any predecessor entity, except for obligations that do not have, and are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

          (e)   Neither the Company nor any of its subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

        Section 3.12    Required Shareholder Vote.    The Two-Tiered Shareholder Approval is the only approval by the Company's shareholders required under applicable law, including, without limitation, the MBCA, for the adoption and approval of the Merger Voting Items.

        Section 3.13    No Existing Discussions.    As of the date of this Agreement, neither the Company nor any of its affiliates is engaged, directly or indirectly, in any discussions or negotiations with any party (other than Parent or Merger Sub) with respect to a Takeover Proposal (as defined in Section 5.2(a) hereof).

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB

        Except as set forth on the Parent Disclosure Schedule appended to this Agreement (the "Parent Disclosure Schedule"), Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company as follows:

        Section 4.1    Organization.

          (a)   Each of Parent and Merger Sub is duly organized, validly existing and in good standing as a limited liability company under the laws of the State of Nevada and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Parent and Merger Sub has heretofore delivered to the Company accurate and complete copies of its Articles of Organization and Operating Agreement (if any) as currently in effect.

          (b)   Each of Parent and Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Parent Material Adverse Effect. The term "Parent Material Adverse Effect" shall, for the purposes of this Agreement, mean any change or effect that, individually or in the aggregate, is or is reasonably likely to be materially adverse to the business, assets, operations, results of operations, prospects or financial condition of Parent and Merger Sub, taken as a whole, other than any changes or effects arising out of (i) general economic conditions, (ii) the financial markets or (iii) the entering into or the public disclosure of this Agreement or the transactions contemplated hereby.

        Section 4.2    Authority Relative to this Agreement; Enforceability.    Each of Parent and Merger Sub has all necessary power and authority as a limited liability company to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by the unanimous vote of its respective managers and members and no other limited liability company proceedings on the part of either Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes the valid, legal and binding agreement of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

        Section 4.3    Information Supplied.    None of the information supplied by Parent or Merger Sub in writing for inclusion in the Proxy Statement will, at the time that the definitive Proxy Statement is mailed to the shareholders of the Company or (as amended or supplemented) at the time of the Shareholders Meeting (and, if adjourned, at the time of each adjourned meeting), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        Section 4.4    Consents and Approvals; No Violations.

          (a)   Except as set forth in Section 4.4 of the Parent Disclosure Schedule with respect to the gaming industry regulatory agencies referenced therein, and except for such filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act and state securities or blue sky laws, and the filing of the Articles of Merger as required by the MBCA and Chapter 92A of the NRS, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by either of Parent or Merger Sub of this Agreement or the consummation by either of Parent or Merger Sub of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notices would not have a Parent Material Adverse Effect.

          (b)   Neither the execution, delivery and performance of this Agreement by either Parent or Merger Sub nor the consummation by either Parent or Merger Sub of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Articles of Organization or Operating Agreement (if any) of either Parent or Merger Sub, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which either Parent or Merger Sub is a party or by which either of them or any of their respective properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to either of Parent or Merger Sub or any of their respective properties or assets, except, in the case of (ii) or (iii), for violations, breaches or defaults that would not have a Parent Material Adverse Effect.

        Section 4.5    Financing.    Parent has received a written financing commitment, a copy of which has previously been delivered to the Company, in the amount of $5.5 million from Cochran Road, LLC (the "Financing Commitment"), and shall have sufficient funds available to pay the Initial Merger Consideration as of the Effective Time. As of the Effective Time, Merger Sub shall, as the result of one or more capital contributions made to it by Parent, have liquid assets and net worth in an amount equal to not less than the amount of the Exchange Fund.

        Section 4.6    No Litigation.    There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of either Parent or Merger Sub, threatened, against either Parent or Merger Sub or any of their properties or assets before any Governmental Entity or otherwise which would reasonably be expected to have a Parent Material Adverse Effect or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. Neither Parent nor Merger Sub is subject to any outstanding order, writ, injunction or decree of any Governmental Entity that could reasonably be expected to have a Parent Material Adverse Effect or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

        Section 4.7    Brokers.    Other than Libra Securities, LLC, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of either Parent or Merger Sub.

        Section 4.8    Beneficial Ownership of Shares.    Except as set forth in Section 4.8 of the Parent Disclosure Schedule and Section 3.2 of the Company Disclosure Schedule, as of the date hereof, none of Parent, Merger Sub, Johan P. Finley, Lona M. B. Finley and Peter D. Cleary or any of their respective affiliates beneficially owns (as defined in Rule 13d-3 promulgated under the Exchange Act) any outstanding shares of Company Common Stock, or any securities convertible into or exchangeable for shares of Company Common Stock.

        Section 4.9    Ownership of Parent and Merger Sub; Holding of Excluded Shares.    As of the date hereof, Parent is the sole owner of all of the issued and outstanding equity interests in Merger Sub, and The Finley Family Trust, dated July 10, 2001, of which Johan P. Finley and Lona M.B. Finley are the sole settlors, beneficiaries and trustees (the "Trust"), is the owner of 25%, and Johan P. Finley is the owner of 75%, of the issued and outstanding equity interests in Parent. From and after the date hereof and prior to the Closing, Parent will be the sole holder of an equity interest in Merger Sub, and no person other than Johan P. Finley, the Trust and Peter D. Cleary will hold an equity interest in Parent, or rights convertible into or exchangeable for an equity interest in Parent (other than Jess M. Ravich, with respect to a debt instrument to be issued to him by Johan P. Finley that is exchangeable into equity interests in Parent owned by Mr. Finley upon the satisfaction of certain conditions, including, without limitation, the obtaining by Mr. Ravich of all required approvals from applicable gaming regulatory authorities). Prior to the Closing, Johan P. Finley and Lona M. B. Finley shall have transferred to Parent all of the issued and outstanding shares of Company Common Stock beneficially owned or held of record by them on the date of this Agreement, other than 60,200 shares of Company Common Stock held of record by them in the capacity of custodian or trustee for their minor children.

        Section 4.10    No Prior Activities of Merger Sub.    Except for obligations incurred in connection with its formation, organization and financing or the negotiation and documentation of this Agreement and the documents referenced herein and the consummation of the transactions contemplated hereby, Merger Sub has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any other person.

ARTICLE 5
COVENANTS

        Section 5.1    Conduct of Business.

          (a)    Conduct of Business by the Company.    Except as expressly set forth in this Agreement or as consented to in writing by Parent, during the period from the date of this Agreement to the Effective Time, or until the earlier termination of this Agreement pursuant to the terms of Article 7 hereof, the Company shall use, and shall cause its subsidiaries to use, reasonable commercial efforts to carry on their respective businesses in the usual, regular and ordinary course, consistent with past practice and in compliance in all material respects with all applicable laws and regulations, and to preserve their current relationships with customers, vendors and lenders.

          (b)    Negative Covenants.    Without limiting the generality of the foregoing, and except as expressly set forth in this Agreement or as consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed), between the date of this Agreement and the Effective Time, or until the earlier termination of this Agreement pursuant to the terms of Article 7 hereof, the Company shall not, and shall not permit any of its subsidiaries to:

            (i)  amend its Articles of Incorporation or Bylaws (or other similar governing instruments);

           (ii)  authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including, without limitation, any stock options or stock appreciation rights), except for the issuance and sale of shares of Company Common Stock pursuant to options previously granted;

          (iii)  split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to shareholders in their capacity as such, or redeem or otherwise acquire any of its securities or any securities of any of its subsidiaries;

          (iv)  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than with respect to the Merger);

           (v)  alter, through merger, liquidation, reorganization, restructuring or any other fashion, the corporate structure or ownership of any subsidiary, except that the Company may establish one or more subsidiary companies to facilitate financing in the ordinary course of business;

          (vi)  (A) incur or assume any long-term or short-term debt (including, without limitation, obligations under conditional sale or title retention agreements, obligations assumed as deferred purchase price, capitalized lease obligations, obligations under swap or hedging agreements, performance bonds or letters of credit) or issue any debt securities, except in the ordinary course of business consistent with past practice; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business consistent with past practice; (C) other than in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to or investments in any other person (including, without limitation, subsidiaries of the Company and employees and customers of the Company); (D) pledge or otherwise encumber shares of capital stock of the Company or its subsidiaries; (E) mortgage or pledge any of its material assets, tangible or intangible, or create any material Lien thereupon (other than tax Liens for taxes not yet due), other than in the ordinary course of business consistent with past practice; or (F) forgive any material debts owing to the Company or its subsidiaries;

         (vii)  except as set forth in Section 5.1 of the Company Disclosure Schedule or as may be required by law, enter into, adopt, amend (except for immaterial or ministerial matters) or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee, or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); provided, however, that this paragraph shall not prevent the Company or its subsidiaries from entering into or terminating and settling employment agreements, severance agreements or other compensation arrangements with employees in the ordinary course of business and consistent with past practice;

        (viii)  except as set forth in Section 5.1 of the Company Disclosure Schedule, acquire, sell, lease or dispose of any material amount of assets in any single transaction or series of related transactions, other than in the ordinary course of business consistent with past practice;

          (ix)  except as may be required as a result of a change in law or in GAAP, change any of the accounting principles or practices used by it;

           (x)  except as set forth in Section 5.1 of the Company Disclosure Schedule, (A) acquire or agree to acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (B) enter into any contract or agreement, other than in the ordinary course of business consistent with past practice, that would be material to the Company and its subsidiaries, taken as a whole; or (C) authorize any new capital expenditure or expenditures, other than in the ordinary course of business consistent with past practice, provided that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;

          (xi)  settle or compromise any pending or threatened suit, action or claim (A) that relates to the transactions contemplated hereby or (B) the settlement or compromise of which would result in payments by the Company and its subsidiaries in the aggregate of $1,000,000 or more;

         (xii)  adopt a shareholder rights plan or any similar plan or instrument or take any similar action that would have the effect of impairing or delaying the consummation of the Merger;

        (xiii)  pay, discharge, or satisfy any material claim, liability, or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business consistent with past practice, or fail to pay or otherwise satisfy (except if being contested in good faith) any material accounts payable, liabilities, or obligations when due and payable;

        (xiv)  pay or incur any obligation to pay any fee relating to the Merger to a broker, finder or investment banker, other than TSC; or

         (xv)  agree in writing or otherwise to take any of the actions described in this Section 5.1(b).

        Section 5.2    Other Potential Acquirors.

          (a)   During the period commencing with the date of this Agreement and ending with the Effective Time or earlier termination of this Agreement in accordance with the provisions of Article 7 hereof, the Company shall not, and shall not permit any of its subsidiaries to, nor authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries ("Representatives") to, directly or indirectly: (i) solicit, initiate, or encourage the submission of, any Takeover Proposal (as defined infra) or any inquiries with respect thereto, or take any other action to facilitate the making of, or that reasonably may be expected to lead to the making of, any Takeover Proposal, (ii) engage in negotiations or discussions with, or furnish any information or data to, or afford access to the properties, books or records of the Company or its subsidiaries to, any third party relating to an actual or potential Takeover Proposal, or (iii) enter into any agreement with respect to any Takeover Proposal or recommend any Takeover Proposal. For purposes of this Agreement, "Takeover Proposal" means any written proposal or offer (whether or not delivered to the Company's shareholders generally) for a merger, consolidation, recapitalization, liquidation, dissolution or similar transaction, purchase of substantial assets, tender offer or other business combination involving the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement, or any proposal or offer to acquire in any manner, directly or indirectly, a substantial equity interest in, or a substantial portion of the assets or business of, the Company or any of its subsidiaries, other than pursuant to the transactions contemplated by this Agreement.

          (b)   Notwithstanding anything to the contrary contained in Section 5.2(a) hereof or otherwise in this Agreement, and so long as the Company is otherwise in compliance with the provisions of Section 5.2(a) hereof, if the Company and its Board of Directors or the Special Committee prior to the Shareholders Meeting determine in good faith after discussion with their respective counsel that a specific unsolicited Takeover Proposal would likely result in a Superior Proposal (as defined in Section 5.2(d) hereof), and the Board of Directors or the Special Committee determines in good faith that the failure to participate in discussions or negotiations with or to furnish information to the Potential Acquiror (as defined infra), would be inconsistent with the Board of Directors' fiduciary duties to the Company's shareholders under applicable law, then the Company and its Board of Directors or Special Committee: (i) may participate in discussions or negotiations (including, as a part thereof, making any counterproposal they deem appropriate) with and furnish information to any third party making such Takeover Proposal (a "Potential Acquiror"), and (ii) may take and disclose to the Company's shareholders a position with respect to any tender or exchange offer by a third party in connection with such Takeover Proposal, and amend or withdraw such position, pursuant to the requirements of Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

          (c)   Any non-public information furnished by the Company to a Potential Acquiror pursuant to Section 5.2(b) hereof shall be furnished pursuant to a confidentiality agreement in form and substance reasonably acceptable to the Company.

          (d)   Neither the Board of Directors of the Company nor the Special Committee shall approve or recommend, or propose to approve or recommend, or enter into any agreement (other than a confidentiality agreement meeting the requirements of paragraph (c) supra) with respect to, any Takeover Proposal unless the Board and the Special Committee determine in good faith, after receiving advice from their financial advisor(s), that such Takeover Proposal would, if completed in accordance with its terms, result in a Superior Proposal. For purposes of this Agreement, "Superior Proposal" means a written Takeover Proposal made by a third party: (i) which the Board of Directors of the Company and the Special Committee determine, based on such matters as they reasonably deem pertinent, including, without limitation, the likelihood of consummation, the relevant trading markets, and the liquidity of any securities offered in connection with the Takeover Proposal, is superior as compared with the Merger from a financial point of view, and (ii) with respect to which, if the Takeover Proposal (x) is subject to a financing condition or (y) involves consideration that is not entirely cash or does not permit shareholders to receive the payment of the offered consideration in respect of all shares at the same time (unless there is a cash payment at closing of at least $2.61 per share), the Company's Board of Directors and the Special Committee have been furnished with the written opinion of the financial advisor to the Special Committee that (in the case of clause (x)) the Takeover Proposal is readily financeable and

  (in the case of clause (y)) the Takeover Proposal provides a higher value per share, from a financial point of view, than the consideration per share to be paid to the Company's shareholders pursuant to the Merger. Notwithstanding anything to the contrary in this Section 5.2, no Takeover Proposal otherwise satisfying the criteria of a Superior Proposal shall be deemed to be a Superior Proposal if the Potential Acquiror or, in the case of an entity, any of its owners or key executives (collectively, "Unlicensed Persons"), does not possess, at the time said Takeover Proposal is made to the Company, all required regulatory licenses and approvals, including, without limitation, gaming industry licenses and approvals from all gaming regulators in all jurisdictions in which the Company and/or its affiliates then conduct business, necessary in order for said Potential Acquiror to lawfully conduct a business similar to that then conducted by the Company in each such jurisdiction, unless the Special Committee affirmatively determines, prior to the Company's entering into any agreement (other than a confidentiality agreement meeting the requirements of paragraph (c) supra) with the Potential Acquiror with respect to said Takeover Proposal, that it is significantly more probable than not that all such applicable licenses and approvals will be obtained by all of the Unlicensed Persons prior to September 1, 2004.

          (e)   Except as provided in this Section 5.2, neither the Board of Directors of the Company, nor the Special Committee, shall (x) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the Board of Directors' approval or recommendation of the Merger or this Agreement, (y) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement (other than a confidentiality agreement in connection with a potential Superior Proposal which is entered into by the Company in accordance with Section 5.2(c) hereof) relating to any Takeover Proposal, or (z) approve or recommend, or propose to approve or recommend, any Takeover Proposal. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, in response to a Superior Proposal which was not solicited on or subsequent to the date of this Agreement by the Company, any of its subsidiaries or any of the Representatives, and which did not otherwise result from a breach of Section 5.2(a) hereof, the Board of Directors of the Company may, subject to the immediately following two sentences, terminate this Agreement pursuant to and subject to the terms of Section 7.1(g) hereof and, concurrently with such termination, cause the Company to enter into an agreement with a Potential Acquiror with respect to a Superior Proposal (a "Superior Proposal Agreement"), but only if the Board of Directors of the Company determines, after consultation with its counsel, that failure to terminate this Agreement and accept the Superior Proposal would be inconsistent with the fiduciary duties of the members of such Board of Directors to the Company's shareholders under applicable law. Such actions may be taken by the Company's Board of Directors only if it has delivered to Parent prior to or on the date of the Shareholders Meeting written notice of the intent of the Company's Board of Directors to take the actions referred to in the preceding sentence, together with a copy of the related Superior Proposal Agreement and a description of any terms of the Takeover Proposal not contained therein. The Company's Board of Directors shall not terminate this Agreement and enter into a Superior Proposal Agreement pursuant to this Section 5.2(e) until the end of the third business day following delivery of such notice to Parent, after which, the Company's Board of Directors, taking into account such matters as they deem pertinent (including, without limitation, the likelihood of consummation, the relevant trading markets, and the liquidity of any securities offered in connection with the Takeover Proposal, as well as any indications from Parent that it will make an alternative proposal), may proceed with such Superior Proposal and enter into a Superior Proposal Agreement with the Potential Acquiror in connection therewith.

          (f)    The Company promptly, and in any event within 48 hours, shall advise Parent orally and in writing of the submission of any Takeover Proposal, the identity of the person making any such Takeover Proposal and the material terms of any such Takeover Proposal; provided, however, that Parent shall not interfere with the Company, the Board of Directors of the Company or the

  Special Committee with respect to any such Takeover Proposal (including any deliberations related to any such Takeover Proposal or any matter related thereto). The Company shall keep Parent fully informed of the status and material terms of any such Takeover Proposal.

        Section 5.3    Preparation of Proxy Statement; Shareholders Meeting.

          (a)   As promptly as reasonably practicable after the execution of this Agreement, the Company shall file the Proxy Statement with the SEC. The Company shall obtain and furnish the information required to be included in the Proxy Statement and shall respond promptly to any comments made by the SEC with respect to the preliminary Proxy Statement and cause the definitive Proxy Statement and form of proxy to be mailed to the Company's shareholders at the earliest practicable date, subject to the provisions of Section 5.3(c) hereof. Parent shall be responsible for preparing the first draft of the Proxy Statement and delivering it to the Company not later than April 25, 2004, shall otherwise cooperate in the preparation of the Proxy Statement and shall furnish the Company with all information relating to it and Merger Sub for inclusion in the Proxy Statement as the Company may reasonably request. The Company agrees, as to information with respect to the Company, its officers, directors, shareholders and subsidiaries contained in the Proxy Statement, and Parent agrees, as to information with respect to Parent and Merger Sub and their managers, members and officers contained in the Proxy Statement, that such information, at the date the definitive Proxy Statement is mailed to the shareholders of the Company and (as amended or supplemented) at the time of the Shareholders Meeting (and, if adjourned, at the time of each adjourned meeting), will not be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. Parent and its counsel shall be given the opportunity to review the Proxy Statement and all amendments and supplements thereto prior to their being filed with the SEC, and the Company shall not make any such filing without consulting with Parent and including such modifications as Parent reasonably requests. The Company will advise Parent, promptly after it receives notice thereof, of the time when the Proxy Statement has been cleared by the SEC or any request by the SEC for an amendment of the Proxy Statement or comments from the SEC thereon and proposed responses thereto or requests by the SEC for additional information, and Company shall timely furnish copies thereof to Parent. The Company, on the one hand, and Parent, on the other hand, agree to promptly correct any information provided by said party for use in the Proxy Statement, if and to the extent that it shall have become materially false or misleading, and the Company further agrees to take all steps reasonably necessary to cause the Proxy Statement as so corrected to be filed promptly with the SEC and to use all reasonable efforts to cause the definitive Proxy Statement to be disseminated to the Company's shareholders, in each case, as and to the extent required by applicable laws, rules and regulations.

          (b)   Parent and its affiliates (to the extent required by law) shall prepare, together with the Company, a Rule 13E-3 Transaction Statement on Schedule 13E-3 (together with all supplements and amendments thereto, the "Schedule 13E-3") with respect to the transactions contemplated by this Agreement, and shall cause the Schedule 13E-3 to be filed with the SEC concurrently with the filing of the Proxy Statement. The Company shall promptly furnish to Parent all information concerning the Company as may reasonably be requested by Parent in connection with the preparation of the Schedule 13E-3. The Company shall promptly supplement, update and correct any information provided by it for use in the Schedule 13E-3, if and to the extent that such information is or shall have become incomplete, false or misleading. In any such event, Parent shall take all reasonable steps necessary to cause the Schedule 13E-3 as so supplemented, updated or corrected to be filed with the SEC and Parent and Company shall take all reasonable steps to cause same to be disseminated to the holders of Company Common Stock, in each case, as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given an opportunity to review and comment on the Schedule 13E-3 and each supplement, amendment or response to comments by the staff of the SEC with respect thereto prior to its being filed with or delivered to the SEC and Parent shall consider any such comments in good faith. Parent agrees to provide the Company and its counsel with copies of any comments that Parent or its counsel may receive from the staff of the SEC concerning the Schedule 13E-3 promptly after receipt thereof.

          (c)   As soon as reasonably practicable following the clearance of comments from the staff of the SEC regarding the Proxy Statement, the Company shall call and hold the Shareholders Meeting, which shall be the Company's Annual Shareholders Meeting for 2004, for the purpose of obtaining the Two-Tiered Shareholder Approval of the Merger Voting Items, and transacting such other Company business as is appropriate for the Company's 2004 Annual Shareholders Meeting. The notice of the Shareholders Meeting mailed to the Company's shareholders shall be accompanied by a copy of the definitive Proxy Statement, and shall be mailed to the Company's shareholders not less than twenty days prior to the date of the Shareholders Meeting. The Company, through its Board of Directors, shall recommend to its shareholders approval of the Merger Voting Items, provided, however, that the Company's Board of Directors may withdraw, modify or amend its recommendation if it shall determine in the reasonable and customary exercise of its fiduciary duties to the Company's shareholders under applicable law that such recommendation should not be made. After the delivery to the Company's shareholders of copies of the definitive Proxy Statement, the Company shall use its reasonable best efforts to solicit proxies from its shareholders in connection with the Shareholders Meeting, and otherwise to secure the vote or consent of its shareholders in favor of each of the Merger Voting Items, in each case, conformably with applicable laws, rules and regulations, unless the Company's Board of Directors shall determine in good faith, in the reasonable and customary exercise of its fiduciary duties to the Company's shareholders under applicable law, that such solicitation should not be made. In the event that the Shareholders Meeting is adjourned one or more times, references in this paragraph and elsewhere in this Agreement to "the Shareholders Meeting" shall be deemed to apply, mutatis mutandis, to each adjourned meeting.

        Section 5.4    Access to Information; Confidentiality.    Upon request by Parent and permission granted by the Company, which shall not be unreasonably withheld or delayed, the Company shall, and shall cause its subsidiaries to, afford Parent and its lenders and other investors, and the officers, employees, managers, accountants, counsel, financial advisors and other representatives of Parent and its lenders and other investors, reasonable access, during normal business hours during the period prior to the Effective Time, and in a manner reasonably designed to minimize disruption to the operations of the Company and its subsidiaries, to all their respective personnel, properties, books, contracts, agreements, commitments, Tax returns and records and, during such period, the Company shall, and shall cause each of its subsidiaries to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. Except as required by law, Parent will hold, and will cause its lenders and other investors and their respective officers, employees, managers, accountants, counsel, financial advisers and other representatives and affiliates to hold, as confidential any such information disclosed by the Company or its subsidiaries pursuant to this Section 5.4 as is non-public. Such access shall be terminated upon termination of this Agreement in accordance with the provisions of Article 7 hereof.

        Section 5.5    Reasonable Efforts; Notification.

          (a)   Each of the Company and Parent agrees (and shall cause their respective subsidiaries) to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including, without limitation: (i) the securing of all Governmental Approvals (as defined in Section 5.12 hereof) in accordance with the provisions of Section 5.12 hereof, (ii) the obtaining of all necessary actions or nonactions, licenses, consents, approvals or waivers from third parties other than Governmental Entities, (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully effectuate the purposes of, this Agreement and (iv) the defending of any lawsuits or other legal proceedings, judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including the exerting of all reasonable efforts necessary to lift, rescind or mitigate the effect of any injunction or restraining order or other order adversely affecting the ability of any party hereto to consummate the transactions contemplated hereby. Parent hereby agrees to use its commercially reasonable best efforts to complete the financing contemplated by, and on substantially the terms set forth in, the Financing Commitment. In the event that such financing is or becomes unavailable, Parent shall exert reasonable efforts to obtain alternative financing on substantially the same terms set forth in the Financing Commitment or on other commercially reasonable terms.

          (b)   The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any Material Respect (as defined in Section 8.3(c) hereof and employed consistently throughout this Agreement), (ii) the failure by it to comply with or satisfy in any Material Respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, or (iii) the occurrence of an event or events which, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect, or Parent Material Adverse Effect, as applicable. The Company shall give prompt written notice to Parent (i) of the commencement of, or, to the extent the Company has knowledge thereof, the threat of, any litigation involving or affecting the Company or any subsidiary, or any of their respective properties or assets, or, to the Company's knowledge, any employee, agent, director or officer of the Company or any subsidiary, in his or her capacity as such, which, if pending on the date hereof, would have been required to have been disclosed by the Company in or pursuant to this Agreement and (ii) of any material development in connection with any litigation disclosed by the Company in or pursuant to this Agreement or in the Company SEC Reports. Each of Parent and the Company hereby represents that, as of the date hereof, it does not have any actual knowledge of a breach of the representations and warranties being made by such other party in or pursuant to this Agreement.

        Section 5.6    Stock Options.    Each Stock Option outstanding pursuant to the Stock Option Plans or otherwise, whether or not then exercisable, shall be canceled as of the Effective Time and thereafter only entitle the holder thereof, upon surrender thereof, to receive the amount specified in Section 1.7 hereof, which cancellation shall be in accordance with the terms of the Stock Option and the applicable Stock Option Plan. Prior to the Effective Time, the Company shall mail to each person who is a holder of outstanding Stock Options granted pursuant to the Stock Option Plans or otherwise a letter in a form reasonably acceptable to Parent which describes the treatment of and payment for such options pursuant to Section 1.7 hereof and this Section 5.6 and provides instructions for use by the optionee in obtaining payment for such options hereunder.

        Section 5.7    Takeover Statutes; Inconsistent Actions.    If any "fair price," "moratorium," "control share," "business combination," "shareholder protection" or similar or other anti-takeover statute or regulation (including, without limitation, Sections 302A.671, 302A.673 and 302A.675 of the MBCA) shall become applicable to the Merger or any of the other transactions contemplated hereby, as impediments to the consummation thereof, the Company and the Board of Directors of the Company shall grant such approvals and use their reasonable best efforts to take all such actions so that the Merger and the other transactions contemplated hereby may be consummated on the terms contemplated hereby and otherwise eliminate to the extent practicable the effects of such statute or regulation on the Merger and the other transactions contemplated hereby.

        Section 5.8    Indemnification; Exculpation.

          (a)   All rights to indemnification, expense advancement and exculpation existing in favor of any present or former director or officer of the Company or any of its subsidiaries (each, an "Indemnified Person"), as provided in the Articles of Incorporation, Bylaws or similar organizational documents of the Company or any of its subsidiaries or by law as in effect on the date hereof, will survive the Merger for a period of four (4) years after the Effective Time (or, in the event any relevant claim is asserted or made within such four-year period, until final disposition of such claim) with respect to matters occurring at or prior to the Effective Time (including actions with respect to the consummation of the transactions contemplated by this Agreement), and no action taken by the Surviving Corporation or any other person during such period will be deemed to diminish the obligations of the Surviving Corporation set forth in this Section 5.8(a). Parent hereby guarantees the payment and performance of the Surviving Corporation's obligations set forth in this Section 5.8(a). Each Indemnified Person is intended to be a third party beneficiary of this Section 5.8(a) and may specifically enforce its terms. This Section 5.8(a) shall not limit or otherwise adversely affect any rights any Indemnified Person may have under any separate agreement with the Company or under the Company's Articles of Incorporation or Bylaws.

          (b)   The obligations of Parent and the Surviving Corporation contained in this Section 5.8 shall be binding on the respective successors and assigns of Parent and the Surviving Corporation. If Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or organization of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.8.

        Section 5.9    Fees and Expenses.    Except as expressly provided in Section 7.5 and Section 8.12 hereof, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. The Company shall not pay any such costs and expenses as may be incurred by any individual shareholder of the Company in his, her or its capacity as such.

        Section 5.10    Public Announcements.    Parent and Merger Sub, on the one hand, and the Company, on the other hand, will not issue any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, without first obtaining the prior consent of the other party; provided, however, that in the event of any press release that may be required by applicable law, court process, or by obligations pursuant to any listing agreement with the NASDAQ SmallCap Market, the parties will exert reasonable best efforts to consult with each other before issuing, and to provide each other an advance opportunity to review and comment upon, any such press release or other public statement.

        Section 5.11    Officer and Director Insurance.    Prior to the Effective Time, the Company shall procure appropriate "tail insurance coverage" to cover the Company's current officers and directors for claims based on conduct occurring prior to the Effective Time, but made after such time, which coverage shall be substantially similar to the officer and director liability coverage currently maintained by the Company. The Surviving Corporation shall maintain such coverage for a period of not less than four (4) years following the Effective Date or, in the event such coverage is not available for such four-year period, such maximum lesser period as is available, but not for less than three years. The Surviving Corporation shall take no action that would lead to the termination or modification of such coverage prior to the expiration of such tail period. Notwithstanding the foregoing, in the event that the aggregate amount of the annual premiums for the coverage otherwise required pursuant to this Section 5.11 exceeds 175% of the amount of the annual premium paid as of the date hereof by the Company for such coverage or equivalent coverage, the Surviving Corporation shall use all reasonable efforts to maintain the most advantageous policies of tail insurance coverage obtainable for annual premiums equal in aggregate to no more than 175% of the amount of the annual premium paid as of the date hereof by the Company for such coverage.

        Section 5.12    Governmental Approvals.    Each of Parent and the Company shall exert reasonable efforts to promptly prepare and file all necessary documentation to effect all applications, notices, petitions and filings, in order to obtain as promptly as practicable all permits, registrations, licenses, findings of suitability, consents, variances, exemptions, orders, approvals and authorizations of all Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (the "Governmental Approvals"), and shall file initial applications and documents related to all such Governmental Approvals within such time as is necessary for such Governmental Approvals to be granted on or before the Closing Date, and shall act reasonably and promptly thereafter in responding to additional requests made by the applicable Governmental Entities in connection therewith.

        Section 5.13    Voting Agreement.    Parent hereby agrees that at the Shareholders Meeting, and at any other meeting of the Company's shareholders, however called, and in any action by consent of the shareholders of the Company, occurring prior to the Effective Time, it shall, and shall cause its affiliates that own any Company Common Stock to, vote, (i) in favor of the Merger Voting Items, and (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination between the Company and any person or entity, other than the Merger, or any action or agreement that would result in the breach of any covenant, representation or warranty or any other obligation or agreement of the Company under this Agreement, or which would result in any of the conditions to the Company's obligations under this Agreement not being fulfilled, provided that, notwithstanding the foregoing, Parent and its affiliates that own any Company Common Stock shall be entitled to vote in favor of a Superior Proposal.

        Section 5.14    Indemnification by Company.    The Company shall indemnify Parent and Merger Sub, and each of their current and former managers, members, officers, directors, employees, agents and representatives (individually, an "Indemnitee," and, collectively, the "Indemnitees"), to the fullest extent permitted by applicable law, but only with respect to any actual out-of-pocket costs or expenses, including judgment awards and amounts paid in settlement, incurred by an Indemnitee directly in connection with the defense of any claim asserted against an Indemnitee which is directly based on an allegation that an Indemnitee has induced or acted in concert with the Company or any of its directors to act contrary to or in violation of any duty under applicable law, to which the Company and any of its directors are subject, to the extent, but only to the extent, such allegation directly relates to the negotiation, execution, delivery or performance of this Agreement by the parties hereto (an "Indemnifiable Matter"). Promptly after receipt by an Indemnitee of notice of the assertion of any claim or the commencement of any action against such Indemnitee in respect to which indemnity or reimbursement may be sought under this Section 5.14 (an "Assertion"), such Indemnitee shall notify the Company in writing of the Assertion, but the failure to so notify shall not relieve the Company of any liability it may have to such Indemnitee hereunder except to the extent that such failure shall have actually prejudiced the Company in defending against such Assertion. In the event that following receipt of notice from the Indemnitee, the Company notifies the Indemnitee that the Company desires to defend the Indemnitee against such Assertion, the Company shall have the right to defend the Indemnitee by appropriate proceedings and shall have the sole power to direct and control such defense. If any Indemnitee desires to participate in any such defense it may do so at its sole cost and expense; provided that if the defendants in any such action shall include the Company and/or its officers or directors as well as an Indemnitee and such Indemnitee shall have received the written advice of counsel that there exist defenses available to such Indemnitee that are materially different from those available to the Company and/or such officers or directors, the Indemnitee shall have the right to select one separate counsel (and one local counsel in such jurisdictions as are necessary) reasonably acceptable to the Company to participate in the defense of such action on its behalf, at the expense of the Company. If any Indemnitee retains such counsel, then, to the extent permitted by law, the Company shall periodically advance to such Indemnitee its reasonable legal and other out-of-pocket expenses relating to the Indemnifiable Matter (including the reasonable cost of any investigation and preparation incurred in connection therewith). No Indemnitee shall settle any Assertion without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed), nor shall the Company settle any Assertion in which an Indemnitee is named as a defendant without either (i) the written consent of all Indemnitees against whom such Assertion was made (which consents shall not be unreasonably withheld or delayed), or (ii) obtaining an unconditional general release from the party making the Assertion for all Indemnitees as a condition of such settlement. The provisions of this Section 5.14 are intended for the benefit of, and shall be enforceable by, the respective Indemnitees.

        Section 5.15    Retention of Proxy Solicitation Firm.    The Company hereby agrees to retain, promptly after the filing of the preliminary Proxy Statement with the SEC, Integrated Corporate Relations, Inc., or a national proxy solicitation/shareholder relations firm of comparable stature, to assist the Company in the solicitation of proxies to be voted at the Shareholders Meeting.

ARTICLE 6
CONDITIONS PRECEDENT

        Section 6.1    Conditions to Each Party's Obligations to Effect the Merger.    The respective obligation of each party hereto to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a)   Shareholder Approval.    The Two-Tiered Shareholder Approval shall have been obtained with respect to each of the Merger Voting Items.

          (b)   No Injunctions or Restraints.    No litigation brought by a Governmental Entity shall be pending, and no litigation shall be threatened by any Governmental Entity, which seeks to enjoin or prohibit the consummation of the Merger, and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

          (c)   Consents and Approvals.    All licenses, permits, consents, approvals, waivers, findings of suitability, authorizations, qualifications and orders of, and all declarations, registrations and filings with, all Governmental Entities and other third parties as are required in connection with the Merger and the consummation of the transactions contemplated hereby, including, without limitation, the Governmental Approvals, shall have been obtained or made, as applicable, by the Company or Parent and shall be in full force and effect.

        Section 6.2    Additional Conditions to Obligations of Parent and Merger Sub.    The obligations of Parent and Merger Sub to effect the Merger and to consummate the other transactions contemplated hereby are also subject to the following conditions, any of which may be waived in the sole and absolute discretion of Parent:

          (a)   Representations and Warranties.    The representations and warranties of the Company set forth in this Agreement shall be true and correct in all Material Respects as of the date of this Agreement, and shall be true and correct in all Material Respects as of the Closing Date as though made on and as of the Closing Date (provided that those representations and warranties which address matters only as of a particular date shall remain true and correct in all Material Respects as of such date), and Parent shall have received a certificate of an executive officer of the Company to that effect.

          (b)   Agreements and Covenants.    The Company shall have performed or complied in all Material Respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Parent shall have received a certificate of an executive officer of the Company to that effect.

          (c)   Certificates and Other Deliveries.    The Company shall have delivered, or caused to be delivered, to Parent (i) a certificate of good standing from the Secretary of State of the State of Minnesota and of comparable authority in other jurisdictions in which the Company and its subsidiaries are incorporated or qualified to do business stating that each is a validly existing corporation in good standing therein; (ii) duly adopted resolutions of the Board of Directors of the Company and the Special Committee unanimously approving the execution, delivery and performance by the Company of this Agreement and the instruments contemplated hereby, certified by the Secretary of the Company; (iii) a report of the inspector(s) of election of the Shareholder Meeting certifying that each of the Merger Voting Items has been approved by the Two-Tiered Shareholder Approval and (iv) a true and complete copy of the Articles of Incorporation or comparable governing instruments, as amended, of the Company and its subsidiaries certified by the Secretary of State of the state of incorporation or comparable authority in other jurisdictions, and a true and complete copy of the Bylaws or comparable governing instruments, as amended, of the Company and its subsidiaries certified by the Secretary of the Company and its subsidiaries, as applicable.

          (d)   No Company Material Adverse Effect.    From the date of this Agreement through and including the Effective Time, no event or events shall have occurred which, individually or in the aggregate, have a Company Material Adverse Effect.

          (e)   Dissenting Shares.    Written notices of intent to demand the fair value of their shares of Company Common Stock, pursuant to Section 302A.473 of the MBCA, shall not have been filed with the Company for more than five percent (5%) of the shares of Company Common Stock outstanding on the date of the Shareholder Meeting.

        Section 6.3    Additional Conditions to Obligations of the Company.    The obligations of the Company to effect the Merger and to consummate the other transactions contemplated hereby are also subject to the following conditions, any of which may be waived in the sole and absolute discretion of the Company:

          (a)   Representations and Warranties.    The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all Material Respects as of the date of this Agreement, and shall be true and correct in all Material Respects as of the Closing Date as though made on and as of the Closing Date (provided that those representations and warranties which address matters only as of a particular date shall remain true and correct in all Material Respects as of such date), and the Company shall have received a certificate of the Manager of Parent to that effect.

          (b)   Agreements and Covenants.    Parent and Merger Sub shall have performed or complied in all Material Respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Company shall have received a certificate of the Manager of Parent to that effect.

          (c)   Opinion of Financial Advisor.    The Special Committee shall have received an opinion of TSC to the effect that, as of the date of execution of this Agreement, the Merger Consideration to be received by the Company's shareholders (other than the holders of the Excluded Shares) is fair to such shareholders from a financial point of view.

ARTICLE 7
TERMINATION, AMENDMENT AND WAIVER

        Section 7.1    Termination.    This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Shareholders Meeting:

          (a)   by mutual written consent of the Company and Parent, if the Board of Directors of the Company and the Manager of Parent so determine for any reason;

          (b)   by Parent (provided that neither Parent nor Merger Sub is then in Material Breach (as defined infra in this Section 7.1 and employed consistently throughout this Agreement) of any representation, warranty, covenant or agreement contained herein), upon a Material Breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, continuing (except in the case of the covenants of the Company in Section 5.2(a) hereof, for which no cure period shall be permitted) for thirty (30) days following notice to the Company by Parent of such Material Breach and of a nature such that the conditions set forth in Section 6.2(a) or 6.2(b), as the case may be, would be incapable of being satisfied by the then scheduled Outside Date (as defined infra in this Section 7.1 and employed consistently throughout this Agreement);

          (c)   by the Company (provided that the Company is not then in Material Breach of any representation, warranty, covenant or agreement contained herein), upon a Material Breach of any representation, warranty, covenant or agreement on the part of either Parent or Merger Sub set forth in this Agreement, continuing (except for the representations and warranties of Parent and Merger Sub contained in Section 4.5 hereof, for which no cure period shall be permitted) for thirty (30) days following notice to Parent by Company of such Material Breach and of a nature such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case may be, would be incapable of being satisfied by the then scheduled Outside Date;

          (d)   by either Parent or the Company, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

          (e)   by either Parent or the Company, if the Merger shall not have occurred by October 31, 2004 (including as may be extended pursuant to the provisions of this subsection (e), the "Outside Date"), unless the failure to consummate the Merger is the result of a breach of any covenant or agreement set forth in this Agreement or a Material Breach of any representation or warranty set forth in this Agreement by the party seeking to terminate this Agreement, provided that either Parent or the Company may extend the Outside Date, but no more than three times in the aggregate, and each time by no more than one month, but in no event beyond January 31, 2005, by providing written notice of such extension to the other party between three (3) and five (5) business days prior to the next scheduled Outside Date, if (i) the Merger shall not have been consummated by such date because the requisite Governmental Approvals required under Section 6.1(c) of this Agreement have not been obtained and are still being pursued, and (ii) the party requesting such extension has satisfied all the conditions to Closing required to be satisfied by it and has not violated any of its obligations under this Agreement in a manner that was the cause of or resulted in the failure of the Merger to occur on or before the Outside Date; upon any such extension, the right of Parent or the Company to terminate this Agreement pursuant to this paragraph (e) shall be suspended until the next scheduled Outside Date;

          (f)    by Parent, if the Board of Directors of the Company (i) withdraws or modifies adversely its recommendation of the Merger following the receipt by the Company of a Takeover Proposal, or (ii) recommends a Takeover Proposal to the Company's shareholders, provided that any disclosure that the Board of Directors of the Company is compelled to make with respect to the receipt of a Takeover Proposal in order to comply with its fiduciary duties or the requirements of Rules 14d-9 or 14e-2 promulgated under the Exchange Act shall not constitute the withdrawal or an adverse modification of such Board's recommendation, so long as the Company has otherwise complied in all Material Respects with Section 5.2 hereof;

          (g)   by the Company, if, as the result of a Superior Proposal, the Board of Directors of the Company determines, in its good faith judgment and in the exercise of its fiduciary duties to the Company's shareholders under applicable law, that the failure to terminate this Agreement and accept such Superior Proposal would be inconsistent with such fiduciary duties, and the Company has otherwise complied in all material respects with Section 5.2 hereof; or

          (h)   by Parent, if prior to the Shareholders Meeting, any other person (including a syndicate or group as described in Section 13(d)(3) of the Exchange Act) acquires more than 20% of the issued and outstanding shares of Company Common Stock at an average value per share in excess of $2.61.

        For purposes of Sections 7.1(b), (c) and (e) hereof, "Material Breach" shall mean, with respect to any representation, warranty, covenant or agreement contained herein, a breach or violation thereof in any Material Respect.

        Section 7.2    Effect of Termination.    In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers, directors or managers, except as set forth in the penultimate sentence of Section 5.4, Section 5.9, Section 5.14, Section 7.5 and Article 8, all of which shall survive such termination, and except to the extent that such termination results from the willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

        Section 7.3    Amendment.    This Agreement may be amended by the parties at any time before or after approval hereof by the shareholders of the Company; provided, however, that after such shareholder approval there shall not be made any amendment that by law requires further approval by the shareholders of the Company without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

        Section 7.4    Extension; Waiver.    At any time prior to the Effective Time, a party may, subject to the provisions of Section 7.3 hereof, (a) extend the time for or waive the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing, signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

        Section 7.5    Termination Fee; Expense Reimbursement.

          (a)   The Company agrees that in order to compensate Parent and Merger Sub for the direct and substantial damages suffered by them in the event of termination of this Agreement under certain circumstances, which damages cannot be determined with reasonable certainty, the Company shall pay to Parent a termination fee on the following terms and conditions (the "Termination Fee"): (i) if this Agreement is terminated by the Company pursuant to Section 7.1(g), or by Parent pursuant to Section 7.1(f) or Section 7.1(h), the Company shall pay to Parent, concurrently with such termination, a Termination Fee in an amount equal to the sum of (x) $500,000 and (y) the amount of Parent's and Merger Sub's reasonable professional and advisory fees and other out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement and the financing thereof, and not previously paid by the Company as contemplated by Section 8.12 hereof; and (ii) if this Agreement is terminated by either the Company or Parent pursuant to any other clause of Section 7.1, the Company shall pay to Parent, concurrently with such termination, a Termination Fee equal to the amount, up to an aggregate maximum of $500,000, of Parent's and Merger Sub's reasonable professional and advisory fees and other out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement and the financing thereof, and not previously paid by the Company as contemplated by Section 8.12 hereof.

          (b)   All payments under this Section 7.5 shall be made by wire transfer of immediately available funds to an account designated by Parent to the Company.

          (c)   The Company acknowledges that the agreements contained in this Section 7.5 are an integral part of the transactions contemplated by this Agreement, and that without these agreements Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails to promptly pay to Parent any amounts owing pursuant to this Section 7.5 when due, the Company shall in addition thereto pay to Parent all costs and expenses (including fees and disbursements of counsel) incurred in collecting such amounts, together with interest on such amounts (or any unpaid portion thereof) from the date such payment was required to be made until the date such payment is received by Parent at the prime rate as in effect from time to time during such period as published in the Wall Street Journal. Payment of the Termination Fee described in this Section 7.5 shall constitute the sole and exclusive remedy of Parent and Merger Sub against the Company for any damages suffered or incurred by either of them in connection with a termination of this Agreement, except for a termination due to the Company's willful breach of its obligations under this Agreement. It is specifically agreed by all the parties hereto that the amount to be paid to Parent pursuant to this Section 7.5 represents reasonable liquidated damages and is not a penalty.

ARTICLE 8
GENERAL PROVISIONS

        Section 8.1    Nonsurvival of Representations and Warranties.    Except as provided in Section 7.2 hereof in connection with the termination of this Agreement, none of the representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the termination of this Agreement or the Effective Time, as applicable. Notwithstanding the foregoing, this Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

        Section 8.2    Notices.    All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (with proof of delivery) or transmitted by facsimile (with machine confirmation) to the parties addressed as follows (or at such other address for a party as shall be specified by like notice), effective, respectively, on (i) the date of personal delivery, (ii) the date so delivered by overnight courier, or (iii) the date so transmitted by facsimile:

          (a)   if to Parent or Merger Sub, to:

    PDS
    Holding Co.

      6171 McLeod Drive
      Las Vegas, Nevada 89120-4048
      Attention: Johan P. Finley
      Facsimile: (702) 740-8696

      with a copy to:

      Bryan Cave LLP
      120 Broadway, Suite 300
      Santa Monica, CA 90401-2386
      Facsimile: (310) 576-2200
      Attention: Brian A. Sullivan, Esq.

    (b)
    if to the Company, to:

      PDS Gaming Corporation
      6171 McLeod Drive
      Las Vegas, Nevada 89120-4048
      Attention: Chairman, Special Committee of the Board of Directors
      Facsimile: (702) 740-8696

      with a copy to:

      Dorsey & Whitney LLP
      50 South Sixth Street, Suite 1500
      Minneapolis, Minnesota 55402-1498
      Attention: Jack Kramer, Esq.
      Facsimile: (612) 340-2868

        Section 8.3    Definitions.    For purposes of this Agreement:

          (a)   an "affiliate" of any person means another person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

          (b)   "knowledge" means actual awareness of a fact, event, circumstance or occurrence, or such awareness thereof as would be reasonable to impute to an executive officer of a comparable company with comparable responsibilities by virtue of such responsibilities, by any of the executive officers of the Company or Parent, as the case may be;

          (c)   "Material Respect" shall mean (i) when used in connection with a representation, warranty, covenant, agreement or condition to be complied with or satisfied by the Company or Parent or Merger Sub, as the case may be, that is qualified by materiality or by Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, any respect (taking into account such qualifications as to materiality or Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be); and (ii) when used in connection with a representation, warranty, covenant, agreement or condition to be complied with or satisfied by the Company or Parent or Merger Sub, as the case may be, which is not so qualified by materiality or by Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, any material respect;

          (d)   "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and

          (e)   a person is a "subsidiary," with respect to any other person, if the second person owns, directly or indirectly, an amount of the voting securities or other voting interests of the first person which is sufficient to elect at least a majority of the first person's board of directors or other governing body or, if there are no such voting interests, more than 50% of the equity interests of the first person.

        Section 8.4    Interpretation.    When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section of, or a Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" and "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The use in this Agreement of the masculine, feminine or neuter gender, or the singular or plural number, shall not limit the scope of any provision of this Agreement. In the event that any party hereto effects, after the date hereof, a change in its form of legal organization, including, without limitation, the Parent Conversion (as defined in Section 8.8 hereof), each reference herein to said party shall be deemed to refer as applicable to said party in each of its successive forms of legal organization, and each reference herein to the governing body (or members thereof), an ownership class or a specific officership of said party shall, if literally inapposite at any point in time as the result of a change in said party's form of legal organization after the date hereof (as so changed, the "Successor"), be deemed to refer, as applicable, to the governing body (or members thereof), ownership class or specific officership of the Successor most nearly corresponding to the referenced governing body, ownership class or specific officership of said party.

        Section 8.5    Counterparts; Facsimile Delivery.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered personally or by facsimile to the other parties.

        Section 8.6    Entire Agreement; No Third-Party Beneficiaries.    This Agreement, including the Company Disclosure Schedule and the Parent Disclosure Schedule, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and, except for the provisions of Article 1 and Sections 5.6, 5.8, 5.11 and 5.14, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

        Section 8.7    Governing Law.    This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

        Section 8.8    Assignment; Corporate Conversion of Parent.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties; provided that, without any such consent, (i) Parent or Merger Sub may assign its rights under this Agreement to a wholly-owned direct or indirect subsidiary of Parent or Merger Sub, so long as the assignor remains liable for all obligations of the assignor and such wholly-owned direct or indirect subsidiary of assignor under this Agreement, and (ii) Parent may effect a conversion from a Nevada limited liability company to a Nevada corporation pursuant to Section 92A.105 of the NRS. The Company acknowledges that it has been advised by Parent that Parent intends to effect such a conversion from a Nevada limited liability company to a Nevada corporation prior to the Closing Date (the "Parent Conversion"). Subject to the forepart of this Section 8.8, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        Section 8.9    Enforcement.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the District of Nevada or in any Nevada state court located in the County of Clark, this being in addition to any other remedy to which they may be entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the District of Nevada or any

Nevada state court in the event any dispute between or among the parties arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of Nevada.

        Section 8.10    Personal Liability.    This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect shareholder of the Company or member of Parent or Merger Sub, or any officer, director, employee, partner, manager, agent, representative, trustee or investor of any party hereto or any affiliate thereof.

        Section 8.11    Severability.    If any term or provision of this Agreement or the application thereof to any party or set of circumstances shall in any jurisdiction and to any extent, be finally held invalid or unenforceable, such term or provision shall only be ineffective as to such jurisdiction, and only to the extent of such invalidity or unenforceability, without invalidating or rendering unenforceable any other terms or provisions of this Agreement or under any other circumstances, and the parties shall then negotiate in good faith a substitute term or provision which comes as close as possible to the invalidated or unenforceable term or provision, and which puts each party in a position as nearly comparable as possible to the position it would have been in but for the finding of invalidity or unenforceability, while remaining valid and enforceable.

        Section 8.12    Periodic Payment of Expenses.    At the request of Parent made from time to time, the Company shall pay to or on behalf of Parent and Merger Sub the amount of the reasonable professional and advisory fees and other out-of-pocket expenses incurred by Parent and Merger Sub in connection with the transactions contemplated by this Agreement and the financing thereof, subject to the limitations set forth in Section 7.5(a)(ii) hereof, as and when such expenses are incurred, promptly after submission to the Special Committee of documentation suitably evidencing the nature and amount of such expenses.

[REST OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement and Plan of Merger to be signed by their respective representatives thereunto duly authorized, all as of the date first written above.

"COMPANY"
PDS GAMING CORPORATION, a Minnesota corporation
By:	/s/ JAMES L. MORRELL James L. Morrell Chairman, Special Committee of the Board of Directors
"PARENT"
PDS HOLDING CO., LLC, a Nevada limited liability company
By:	/s/ JOHAN P. FINLEY Johan P. Finley Manager
"MERGER SUB"
PDS ACQUISITION SUB, LLC a Nevada limited liability company
By:	/s/ JOHAN P. FINLEY Johan P. Finley Manager

AGREEMENT AND PLAN OF MERGER

COMPANY DISCLOSURE SCHEDULE

SECTION 3.2

        See subjoined list of outstanding Stock Options issued pursuant to the Stock Option Plans, which is current as of the date of the Agreement and Plan of Merger.

        See Section 4.8 of the Parent Disclosure Schedule for additional information concerning stock options of certain beneficial owners.

PDS GAMING CORPORATION
STOCK OPTION PLAN SUMMARY
Period Ended 4/13/04

Grant Date	Expiration Date	Holder of Stock Option	Type	Price Per Share	Unexercised Options
4/26/94	04/26/04	JOEL KOONCE	NQ	$5.00	10,000
9/7/95	09/07/05	PETER CLEARY	NQ	$2.50	50,000
11/1/95	11/01/05	PETER CLEARY	NQ	$1.63	4,000
11/1/95	11/01/05	LONA FINLEY	NQ	$1.79	7,500
3/5/1996	03/05/06	JAMES MORRELL	NQ	$2.50	10,000
8/4/1997	08/04/07	JAMES LLOYD	ISO	$4.38	1,000
11/3/1997	11/03/07	TIMOTHY JONES	ISO	$7.63	1,000
12/8/1997	12/08/07	ROMEO LAUGUICO	ISO	$7.75	1,000
1/19/1998	01/19/08	BETTY ANDERSON	ISO	$6.25	1,000
2/2/1998	02/02/08	WILLIE APOSTOL	ISO	$5.88	1,000
2/9/1998	02/09/08	JESUS BONALES	ISO	$6.88	1,000
2/16/1998	02/16/08	TIMOTHY JONES	ISO	$6.75	500
3/23/1998	03/23/08	DANIEL GALLARDO	ISO	$7.75	1,000
5/14/1998	05/14/08	PETER CLEARY	ISO	$9.13	15,000
5/14/1998	05/14/08	JOEL KOONCE	NQ	$9.13	5,000
5/14/1998	05/14/08	JIM MORRELL	NQ	$9.13	5,000
9/8/1998	09/08/08	JOYCE BELVEAL	ISO	$5.50	1,000
2/1/1999	02/01/09	JOHAN FINLEY	ISO	$2.89	25,000
2/1/1999	02/01/09	PATRENA RAMEY	ISO	$2.63	6,000
5/14/1999	05/14/09	JOEL KOONCE	NQ	$2.94	5,000
5/14/1999	05/14/09	JIM MORRELL	NQ	$2.94	5,000
6/30/1999	06/30/09	PETER CLEARY	NQ	$4.37	25,000
6/30/1999	06/30/09	PETER CLEARY	ISO	$4.37	50,000
8/4/1999	08/04/09	MELISSA SWEITZER	ISO	$4.63	2,000
11/22/1999	11/22/09	TONDA MCKEAN	ISO	$1.63	1,000
2/1/2000	02/01/10	JOHAN FINLEY	ISO	$1.75	25,000
4/10/2000	04/10/10	GINA GARNER	ISO	$1.41	6,000
5/12/2000	05/12/10	JAMES MORRELL	NQ	$1.34	5,000
5/12/2000	05/12/10	JOEL KOONCE	NQ	$1.34	5,000
6/29/2000	06/29/10	PATRICK CRUZEN	NQ	$1.22	10,000
9/5/2000	09/05/10	EVELYN MURPHY	ISO	$1.69	2,000
11/20/2000	11/20/10	STAN BANKS	ISO	$2.00	10,000
2/1/2001	02/01/11	JOHAN FINLEY	ISO	$2.13	25,000
2/14/2001	02/14/11	DENNIS SIZEMORE	ISO	$2.06	10,000
2/19/2001	02/19/11	LESLIE BROWNING	ISO	$1.88	2,000

5/11/2001	05/11/11	JOEL KOONCE	NQ	$3.85	5,000
5/11/2001	05/11/11	JAMES MORRELL	NQ	$3.85	5,000
5/11/2001	05/11/11	PATRICK CRUZEN	NQ	$3.85	5,000
5/30/2001	05/30/11	CLAUDIA K. CORMIER	ISO	$3.35	15,000
7/16/2001	07/16/11	SIMON BURGESS	ISO	$3.65	7,800
8/1/2001	08/01/11	RICK LAMAN	ISO	$3.15	40,000
9/10/2001	09/10/11	MIGUEL G. GARCIA	ISO	$4.11	1,000
12/17/2001	12/17/11	TINA HELJULA	ISO	$2.75	2,000
2/1/2002	02/01/12	JOHAN FINLEY	ISO	$4.60	25,000
2/28/2002	02/28/12	LONA FINLEY	ISO	$4.16	7,500
2/28/2002	02/28/12	PETER CLEARY	ISO	$3.78	10,000
5/10/2002	05/10/12	JAMES MORRELL	NQ	$1.75	5,000
5/10/2002	05/10/12	JOEL KOONCE	NQ	$1.75	5,000
5/10/2002	05/10/12	PATRICK CRUZEN	NQ	$1.75	5,000
5/29/2002	05/29/12	MELISSA SWEITZER	ISO	$1.82	4,000
6/6/2002	06/06/12	TIM JONES	ISO	$1.20	1,200
6/6/2002	06/06/12	JIM LLOYD	ISO	$1.20	1,000
6/6/2002	06/06/12	ROMEO LAUGUICO	ISO	$1.20	1,000
6/6/2002	06/06/12	MIGUEL G. GARCIA	ISO	$1.20	1,000
12/16/2002	12/16/12	JEFF WILLIAMSON	ISO	$1.51	2,500
12/29/2003	12/29/13	JAMES MORRELL	NQ	$1.93	5,000
12/29/2003	12/29/13	JOEL KOONCE	NQ	$1.93	5,000
12/29/2003	12/29/13	PATRICK CRUZEN	NQ	$1.93	5,000

					498,000

AGREEMENT AND PLAN OF MERGER

COMPANY DISCLOSURE SCHEDULE

SECTION 3.6

Gaming Industry Regulatory Agencies

Barona Gaming Commission
Cabazon Band of Mission Indians Gaming Commission
California Gambling Control Commission
Colorado Division of Gaming
Cherokee Tribal Gaming Commission
Department of Justice, U.S. (Johnson Act Registration Only)
Dry Creek Gaming Commission
Hopland Gaming Commission
Illinois Gaming Board
Indiana Gaming Commission
Iowa Racing and Gaming Commission
Middletown Rancheria Gaming Commission
Minnesota Department of Public Safety
Mississippi Gaming Commission
Nevada State Gaming Control Board and Nevada Gaming Commission
New Jersey Division of Gaming Enforcement and Casino Control Commission
New Mexico Gaming Control Board
Paskenta Band of Nomlaki Indians
Picayune Rancheria Tribal Gaming Commission
Pueblo of Sandia Gaming Commission
Sac & Fox Tribe of the Mississippi in Iowa Gaming Commission

See Section 3.9 of the Company Disclosure Schedule for additional information.

AGREEMENT AND PLAN OF MERGER

COMPANY DISCLOSURE SCHEDULE

SECTION 3.7

        Nothing to disclose.

AGREEMENT AND PLAN OF MERGER

COMPANY DISCLOSURE SCHEDULE

SECTION 3.8

        Nothing to disclose.

AGREEMENT AND PLAN OF MERGER

COMPANY DISCLOSURE SCHEDULE

SECTION 3.9

        The Company has filed in the normal course an application with the Colorado Division of Gaming to renew its Limited Gaming License/Mfg.Distributor Type 2, which expires on May 20, 2004 unless renewed. Documents and other information will be provided in connection with the transactions contemplated by the Agreement and Plan of Merger (the "Going Private Transaction"), including a request for approval of change of ownership. That request will be reviewed as part of the license renewal process.

        The Company has filed in the normal course an application with the Mississippi Gaming Commission to renew the Manufacturer/Distributor License held by PDS Gaming Corporation-Mississippi, which expires on November 20, 2004 unless renewed. That application has been supplemented with an application for approval of the Going Private Transaction. The Mississippi Gaming Commission's approval of the Going Private Transaction is required before the Going Private Transaction can be consummated and will be integral to the license renewal process.

        The Company has filed an application with the Nevada State Gaming Control Board for approval of the Going Private Transaction. Approval by the Nevada gaming authorities is required before the Going Private Transaction can be consummated.

        The Company has filed in the normal course an application with the New Jersey Casino Control Commission to renew its Casino Service Industry License. That filing effectively continues the license until the renewal has been determined. If the renewal application had not been filed, the license would have expired on October 31, 2004. The substance of the Going Private Transaction will be reviewed as part of the license renewal process.

AGREEMENT AND PLAN OF MERGER

COMPANY DISCLOSURE SCHEDULE

SECTION 5.1

        Nothing to disclose.

AGREEMENT AND PLAN OF MERGER

PARENT DISCLOSURE SCHEDULE

SECTION 4.4

Gaming Industry Regulatory Agencies

Barona Gaming Commission
Cabazon Band of Mission Indians Gaming Commission
California Gambling Control Commission
Colorado Division of Gaming
Cherokee Tribal Gaming Commission
Department of Justice, U.S. (Johnson Act Registration Only)
Dry Creek Gaming Commission
Hopland Gaming Commission
Illinois Gaming Board
Indiana Gaming Commission
Iowa Racing and Gaming Commission
Middletown Rancheria Gaming Commission
Minnesota Department of Public Safety
Mississippi Gaming Commission
Nevada State Gaming Control Board and Nevada Gaming Commission
New Jersey Division of Gaming Enforcement and Casino Control Commission
New Mexico Gaming Control Board
Paskenta Band of Nomlaki Indians
Picayune Rancheria Tribal Gaming Commission
Pueblo of Sandia Gaming Commission
Sac & Fox Tribe of the Mississippi in Iowa Gaming Commission

See Sections 3.6 and 3.9 of the Company Disclosure Schedule for related information.

AGREEMENT AND PLAN OF MERGER

PARENT DISCLOSURE SCHEDULE

SECTION 4.8

        See Section 3.2 of the Company Disclosure Schedule for additional information concerning stock options held by the following individuals.

Johan P. Finley

        Mr. Finley beneficially owns 954,786 shares of Common Stock. That number includes 11,200 shares held as co-trustee for a minor child also claimed by Mr. Finley's spouse, Lona M.B. Finley, as co-trustee. It also includes 50,000 shares of Common Stock issuable to Mr. Finley upon exercise of options that are currently exercisable or that will become exercisable within 60 days of March 5, 2004. It does not include the shares held by Lona M.B. Finley, as shown below.

Lona M.B. Finley

        Mrs. Finley beneficially owns 278,786 shares of Common Stock. That number includes 49,000 shares held by Mrs. Finley as custodian for her minor children and 11,200 held as co-trustee for a minor child also claimed by her spouse, Johan Finley. It also includes 10,500 shares of Common Stock issuable to Mrs. Finley upon exercise of options that are currently exercisable or that will become exercisable within 60 days of March 5, 2004. It does not include the shares held by Johan Finley, as shown above.

Peter D. Cleary

        Mr. Cleary beneficially owns 151,207 shares of Common Stock. That number includes 133,000 shares of Common Stock issuable to Mr. Cleary upon exercise of options that are currently exercisable or that will become exercisable within 60 days of March 5, 2004.

ANNEX B

The Seidler Companies
Incorporated

April 14, 2004

The Special Committee of
PDS Gaming Corporation
6171 McLeod Drive
Las Vegas, NV 89119

Dear Special Committee Members:

        We understand that PDS Gaming Corporation ("PDS" or the "Company") has negotiated an Agreement and Plan of Merger (the "Agreement") with a management buyout group consisting of Johan P. Finley, Lona Finley and Peter D. Cleary (the "Management Group" or the "Acquirer") in which the Management Group has offered to acquire all of the approximately 69% of PDS' common shares outstanding not already owned by the Management Group for $1.25 per share in cash and $1.50 per share in deferred cash payments (the "Merger Consideration"). The Agreement describes in detail the terms of the Merger.

        You have requested our opinion (the "Opinion") with respect to the fairness, from a financial point of view, of the Merger Consideration to the shareholders of the Company. In connection with this Opinion, we have made such reviews, analyses and inquiries, as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.
reviewed and analyzed certain historical and projected financial information on PDS;

2.
discussed with PDS management the operations, financial condition, future prospects and business plans of the Company;

3.
reviewed the Agreement;

4.
reviewed certain publicly available information of companies and business combinations of companies engaged in the business we believe to be generally comparable to that of PDS (the "Comparables"); and

5.
conducted a series of financial analyses using valuation techniques typically employed to determine the fairness of a merger or acquisition

        Our engagement and the Opinion expressed herein are for the benefit of the Special Committee of the Board of Directors of PDS (the "Committee"), and our Opinion is rendered in connection with the Committee's consideration of the Merger. This Opinion may not be used for any other purpose, nor may it be reproduced, disseminated, quoted or referred to at any time, in whole or in part, in any manner or for any purpose, without our prior written consent; provided, however, that this Opinion in its entirety and a description of the underlying analyses may be included in a proxy statement distributed to the Company's shareholders, in conjunction with the Merger, provided that any such inclusion or description shall be subject to our prior review and approval. Notwithstanding the foregoing, this Opinion is not intended and does not constitute a recommendation to any PDS shareholder as to whether such shareholder should vote to approve the Merger.

515 South Figueroa Street    •    Suite 1100    •    Los Angeles, California 90071-3328     •    (213) 683-4500
Member: New York Stock Exchange, Inc.

        We have assumed and relied upon the accuracy and completeness of the information supplied to us with respect to the Company for purposes of this Opinion and have neither attempted to verify independently nor assumed any responsibility for verifying any of such information, and we do not assume any responsibility with respect to it. We also have relied upon and assumed, without independent verification, that the financial information publicly available or privately provided to us has been reasonably prepared and reflects the best currently available estimates of the assets, financial condition, business and prospects of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial data publicly available or made available to us. We also have assumed that the Company does not become subject to any event, including any change in business strategy or operating plans from those contemplated by the information supplied to us, or enters into any transaction that would materially and adversely affect the Company's operating results. If the assumptions, judgments or estimates made by the Company or other information reviewed by us were incorrect, unreasonable or inaccurate, our conclusions could be materially affected.

        We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. In arriving at this Opinion, we have not performed any appraisals or valuations of specific assets or liabilities of the Company and have not been furnished with any such appraisals or valuations, and express no opinion regarding the liquidation value of the Company.

        We specifically call to your attention that we did not consider certain matters in arriving at our opinion. First, we did not rely on the projected financial information provided to us by the Company's management other than for purposes of enhancing our understanding of the Company and as initial data points in constructing our own analyses of the Company. Our own analysis of the Company, our subsequent discussions with management of the Company regarding more current anticipated operating results, the fact that the projections were not deemed reliable enough to form the basis for any guidance to the public regarding future operating performance, and our comparison during the course of our engagement of the Company's actual operating results for completed periods with the substantially higher anticipated results reflected in certain projections were among the reasons we did not rely on the projected financial information. Second, we did not consider the effect on shareholders of the Company of certain aspects of the nontransferable deferred cash payment of $1.50 per share, particularly the tax effect thereof or the likelihood that the payments would be made as scheduled, in advance of the scheduled payments, or at all. Our analysis of the Company was made at the time of rendering our opinion and does not address the Company's future operating performance or financial condition. In addition, the shareholders of the Company differ in terms of tax status, with certain shareholders being individuals, trusts, partnerships, limited liability companies, business corporations, financial institutions, broker-dealers, tax- exempt organizations, insurance companies, and other entities and have widely varying cost bases in and holding periods for their stock in the Company.

        We have not been requested to analyze, and we did not analyze or evaluate, and this Opinion does not address the Company's underlying business decision to engage in the Merger, the relative merits of the Merger as compared to other business strategies that might be available to the Company, or the effects of any other transaction in which the company might engage.

        Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this Opinion. Events occurring after the date hereof could materially affect the assumptions used in preparing this Opinion; however, we do not have any obligation to update, revise or reaffirm this Opinion based on events or circumstances occurring after the date hereof. We have assumed that the Merger will be completed in accordance with the terms of the Agreement.

        We are an investment banking firm and a member of the New York Stock Exchange, which has been in the business of assisting companies, including rendering opinions as to the fairness of business combinations, since 1969. For our services in rendering this Opinion, the Company will pay us a fee for our services and reimburse us for certain expenses, no portion of which is conditioned upon our Opinion or upon the completion of the Merger. In addition, the Company has agreed to indemnify us against certain liabilities arising from our role as financial advisor and out of the rendering of our Opinion.

        Based upon, and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the shareholders of the Company.

Very truly yours,
THE SEIDLER COMPANIES INCORPORATED
By:	Ronald L. Miller, Jr. Managing Director Investment Banking

ANNEX C

SECTIONS 302A.471 AND 302A.473

OF THE MINNESOTA BUSINESS

CORPORATION ACT

302A.471 Rights of dissenting shareholders.

        Subdivision 1.    Actions creating rights. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:

          (a)   Unless otherwise provided in the articles, an amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

            (1)   Alters or abolishes a preferential right of the shares;

            (2)   Creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

            (3)   Alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

            (4)   Excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section; or

            (5)   Eliminates the right to obtain payment under this subdivision;

          (b)   A sale, lease, transfer, or other disposition of property and assets of the corporation that requires shareholder approval under section 302A.661, subdivision 2, but not including a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

          (c)   A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a constituent organization, except as provided in subdivision 3, and except for a plan of merger adopted under section 302A.626;

          (d)   A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, except as provided in subdivision 3;

          (e)   A plan of conversion adopted by the corporation; or

          (f)    Any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

        Subd. 2. Beneficial owners.    (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

          (b)   A beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

        Subd. 3. Rights not to apply.    (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of (1) the surviving corporation in a merger with respect to shares of the shareholder that are not entitled to be voted on the merger and are not canceled or exchanged in the merger or (2) the corporation whose shares will be acquired by the acquiring corporation in a plan of exchange with respect to shares of the shareholder that are not entitled to be voted on the plan of exchange and are not exchanged in the plan of exchange.

          (b)   If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters' rights.

          (c)   Notwithstanding subdivision 1, the right to obtain payment under this section, other than in connection with a plan of merger adopted under section 302A.621, is limited in accordance with the following provisions:

            (1)   The right to obtain payment under this section is not available for the holders of shares of any class or series of shares that is listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

            (2)   The applicability of clause (1) is determined as of:

              (i)    the record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action described in subdivision 1; or

              (ii)   the day before the effective date of corporate action described in subdivision 1 if there is no meeting of shareholders.

            (3)   Clause (1) is not applicable, and the right to obtain payment under this section is available pursuant to subdivision 1, for the holders of any class or series of shares who are required by the terms of the corporate action described in subdivision 1 to accept for such shares anything other than shares, or cash in lieu of fractional shares, of any class or any series of shares of the corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in clause (1) at the time the corporate action becomes effective.

        Subd. 4. Other rights.    The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473 Procedures for asserting dissenters' rights.

        Subdivision 1.    Definitions. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

          (b)   "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

          (c)   "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

          (d)   "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section 549.09 for interest on verdicts and judgments.

        Subd. 2. Notice of action.    If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

        Subd. 3. Notice of dissent.    If the proposed action must be approved by the shareholders and the corporation holds a shareholder meeting, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

        Subd. 4. Notice of procedure; deposit of shares.    (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to (i) all shareholders who have complied with subdivision 3, (ii) all shareholders who did not sign or consent to a written action that gave effect to the action creating the right to obtain payment under section 302A.471, and (iii) all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

            (1)   The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

            (2)   Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

            (3)   A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

            (4)   A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

          (b)   In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

        Subd. 5. Payment; return of shares.    (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

            (1)   The corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

            (2)   An estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

            (3)   A copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

          (b)   The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

          (c)   If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

        Subd. 6. Supplemental payment; demand.    If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

        Subd. 7. Petition; determination.    If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

        Subd. 8. Costs; fees; expenses.    (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

          (b)   If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

          (c)   The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

PDS GAMING CORPORATION

PDS Gaming Corporation	proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Johan P. Finley and Lona M. B. Finley, and each of them, as his true and lawful agents and proxies, with full power of substitution in each, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all of the shares of common stock of PDS Gaming Corporation held of record by the undersigned as of the close of business on August 13, 2004, at the Special Meeting of Shareholders to be held on September 23, 2004, at 3:00 p.m., local time, at the Alexis Park Hotel, 375 E. Harmon Avenue, Las Vegas, Nevada, and any adjournment or postponement thereof, with the same effect as if the undersigned were present and voting such shares, on all matters as further described in the accompanying Proxy Statement.

        The undersigned acknowledges receipt of the Notice of Special Meeting of Shareholders dated August 24, 2004 and the accompanying Proxy Statement.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF THIS PROXY IS EXECUTED BUT NO SPECIFICATION IS MADE AS TO THE PROPOSAL, WITH RESPECT TO SUCH PROPOSAL THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE APPROVAL OF THE AGREEMENT AND PLAN OF MERGER AND THE MERGER CONTEMPLATED THEREBY. THE PROXIES, IN THEIR DISCRETION, ARE AUTHORIZED TO VOTE UPON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING.

By executing this proxy, the undersigned hereby revokes all prior proxies.

(Continued, and to be signed and dated, on the reverse side.)

Address Change/Comments (Mark the corresponding box on the reverse side)

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE—TOLL FREE—1-800-560-1965—QUICK *** EASY *** IMMEDIATE

•
Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week until 11:59 p.m. (CT) on the day prior to special meeting day.

•
Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions the Voice provides you.

VOTE BY INTERNET—http://www.eproxy.com/pdsg/—QUICK *** EASY *** IMMEDIATE

•
Use the Internet to vote your proxy 24 hours a day, 7 days a week until 11:59 p.m. (CT) on the day prior to special meeting day.

•
Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote by Phone or Internet, please do not mail your Proxy Card

V    Please detach here    V

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSAL.

1.	To approve and adopt the Agreement and Plan of Merger, dated as of April 14, 2004, among PDS Gaming Corporation, PDS Holding Co., Inc. and PDS Acquisition Sub, LLC, and approve the merger contemplated thereby.	☐ For	☐ Against	☐ Abstain

Please Mark, Sign, Date and Return this Proxy Card Promptly Using the Enclosed Envelope.

Address Change? Mark Box Indicate changes below:	☐	MARK HERE IF YOU PLAN TO ATTEND THE MEETING:	☐	Date

Signature(s) in Box
Please sign exactly as name appears on this proxy card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

QuickLinks

A MERGER PROPOSAL
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
PROXY STATEMENT SPECIAL MEETING OF SHAREHOLDERS
TABLE OF CONTENTS
SUMMARY TERM SHEET
QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING
THE PARTIES
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
INFORMATION CONCERNING THE SPECIAL MEETING
SPECIAL FACTORS
COMPANY SELECTED CONSOLIDATED FINANCIAL INFORMATION
PDSH FINANCIAL INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
THE MERGER AND THE MERGER AGREEMENT
DISSENTERS' RIGHTS
REGULATORY APPROVALS
INDEPENDENT AUDITORS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION BY REFERENCE
OTHER MATTERS
INFORMATION ABOUT SHAREHOLDER PROPOSALS
  ANNEX A
AGREEMENT AND PLAN OF MERGER
RECITALS
ARTICLE 1 THE MERGER
ARTICLE 2 THE CLOSING
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
ARTICLE 5 COVENANTS
AGREEMENT AND PLAN OF MERGER COMPANY DISCLOSURE SCHEDULE SECTION 3.2
AGREEMENT AND PLAN OF MERGER COMPANY DISCLOSURE SCHEDULE SECTION 3.6
AGREEMENT AND PLAN OF MERGER COMPANY DISCLOSURE SCHEDULE SECTION 3.7
AGREEMENT AND PLAN OF MERGER COMPANY DISCLOSURE SCHEDULE SECTION 3.8
AGREEMENT AND PLAN OF MERGER COMPANY DISCLOSURE SCHEDULE SECTION 3.9
AGREEMENT AND PLAN OF MERGER COMPANY DISCLOSURE SCHEDULE SECTION 5.1
AGREEMENT AND PLAN OF MERGER PARENT DISCLOSURE SCHEDULE SECTION 4.4
AGREEMENT AND PLAN OF MERGER PARENT DISCLOSURE SCHEDULE SECTION 4.8
  ANNEX B
  ANNEX C
SECTIONS 302A.471 AND 302A.473 OF THE MINNESOTA BUSINESS CORPORATION ACT